Form 10-KT, Exhibit 13
period 1998-03-31
ETS INTERNATIONAL INC
filed 1998-07-02
CIK 822367

ETS INTERNATIONAL, INC.

        ----------------------------------------------------------------




                                      1998


                                     ANNUAL


                                     REPORT


                                       TO


                                  SHAREHOLDERS





   7400 Beaufont Springs Drive, Suite 415, Richmond, VA 23225 - (804) 272-6600

1998 ANNUAL REPORT
-----------------------------------------------------------------------------



                                TABLE OF CONTENTS


Message to Shareholders......................................................1
Company Profile..............................................................3
Market Information...........................................................4
Selected Financial Data......................................................5
Management's Discussion and Analysis of  Financial Condition
         and Results of Operations...........................................5
Independent Auditors' Report................................................11
Consolidated Balance Sheets.................................................12
Consolidated Statements of Income (Loss)....................................14
Consolidated Statements of Stockholders' Equity (Deficit)...................15
Consolidated Statements of Cash Flows.......................................16
Notes to Consolidated Financial Statements..................................18
Directors and Officers......................................................40
Shareholder  Information....................................................41







                           FORWARD LOOKING STATEMENTS

         This Annual Report includes certain forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products and similar matters. None of the Company's statements about the future are guarantees of future results or outcomes. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties that could significantly affect the operations, performance, development and results of the Company's business include, but are not limited to, the following: (i) changes in legislative enforcement and direction; (ii) unusually bad or extreme weather conditions; (iii) unanticipated delays in contract execution; (iv) project delays or changes in project costs; (v) unanticipated changes in operating expenses and capital expenditures; (vi) sudden loss of key personnel; (vii) abrupt changes in competition or the political or economic climate; and (viii) abrupt changes in market opportunities.

                             MESSAGE TO SHAREHOLDERS




Dear Shareholders:

         ETS International ("ETSI") had a very difficult fiscal 1998 and is capital deficient. This was a result primarily of its investing heavily in an attempt to commercialize the patented Limestone Emission Control ("LEC") system on an international level and failing to raise additional funds with which to go forward in a weak environmental marketplace. By mid-year, it was clear that the environmental technology development strategy pursued by your Company was no longer viable. The financial position has deteriorated to the point that ETSI common stock was delisted from trading on the American Stock Exchange in March 1998 and the future continued operation of your Company is at risk. From a financial perspective, fiscal year 1998, ended two months early on March 31, produced $12,644,431 in revenues and a net loss of $4,807,351, or $0.31 per share. The losses were attributable primarily to write-offs associated with ETSI's environmental subsidiaries and, to a lesser extent, the impact of weather-related delays on construction projects. The losses resulted in negative working capital of $3,069,250, which placed your Company in default on its borrowings. Further, it is possible that a contract to build three LEC units on behalf of China Steel Corporation ("CSC") at its facility in Taiwan, was under-priced and could have a very negative impact on ETSI going forward.

         I agreed to join your Company as President and Chief Executive Officer on January 20, 1998. I subsequently became Chairman upon the resignation of John McKenna on February 2, 1998. I accepted the challenges by way of a six-month contract with the commitment to attempt to stabilize the financial condition of ETSI, sell off unprofitable businesses and develop a strategy for the future, intended to enhance shareholder value.
In that regard, the following steps have been taken:

          o arrangements were successfully made for your Company's common stock to trade on the OTC Bulletin Board under the symbol "ETSI";

          o your Company has adopted a newly disciplined and singular focus on the installation and rehabilitation of subsurface pipelines for the transmission of water, waste and natural gas;

          o all remaining environmental subsidiary assets (including patents) and certain liabilities were transferred in March 1998 to a new company, formed by John McKenna and other former Company executives, for approximately $1,900,000 plus fifty percent of any future royalties associated with the LEC. ETSI has as yet not been able to successfully transfer the contract with CSC, but entered into an agreement with another company formed by the former executives to manage the CSC Contract and assume responsibility for any liabilities associated with the CSC Contract. Still, in the event this new company defaults on its obligations, CSC could hold your Company liable. Negotiations are presently underway with CSC seeking transfer of the CSC Contract in its entirety to the new company. There can be no assurance that these negotiations will be successful. ETSI's environmental laboratory subsidiary's assets were sold in October 1997 in exchange for a $1,000,000 promissory note, which is secured by the buyer's stock and the purchased equipment;

          o in an effort to reduce future overhead costs, your Company closed its Roanoke corporate headquarters office, terminated certain corporate executive positions and consolidated its operations in Richmond, Virginia, where ETSI's construction subsidiary is based;

          o your Company's Richmond, Virginia-based construction subsidiary sold its septic and plumbing services division in April 1998 for $700,000, consisting of cash, a promissory note and the assumption of certain liabilities. The construction subsidiary has since been awarded the largest contract in its history for approximately $4,000,000 for pipeline work to be performed on behalf of the City of Petersburg, Virginia. In addition, Motorola Corporation awarded the subsidiary a contract to perform approximately $1,000,000 of pipeline work, and the subsidiary's authorized backlog was approximately $12,000,000 at May 31, 1998;

          o your Company's debt financing was restructured with its primary lender with the annual interest rate reduced to ten percent, and attempts to obtain new debt and equity financing  are  underway.  Management  is  negotiating  with certain promissory note holders to convert debt of approximately $4,000,000 to preferred stock and to obtain a line of credit from a bank. Management's success in these regards will, to a large extent, depend upon whether ETSI is able to accomplish the transfer of the CSC Contract to a third party, of which there can be no assurance; and

         o an independent Management Advisory Committee (the "MAC") was created with retired Chief of Naval Operations, Admiral Elmo
                  R. Zumwalt, Jr., being the first to join and serve as its Chairman. Other advisors slated to join the MAC (contingent upon ETSI being re-capitalized as described above) include Mr. Charles Bowsher, recently retired Controller General of the United States General Accounting Office; and Mr. Charles DiBona, recently retired President of the American Petroleum Institute. Additional advisors will be recruited to join the MAC and provide the seasoned guidance helpful in defining and achieving your Company's goals.

         While there are no guarantees, management is working to stabilize and expand ETSI's existing infrastructure-related operations in Virginia and further expand operations to adjacent southeastern states. ETSI's small eighteen-month old Florida subsidiary, which deploys trenchless technologies for pipeline rehabilitation, continues to lose money and is being closely monitored. If profitability is not achieved by the Florida subsidiary relatively soon, it may be divested. Expansion via mergers with profitable companies performing compatible operations throughout the United States and sharing the goal of becoming a consolidated industry leader in the installation and rehabilitation of subsurface pipelines for the transmission of water, waste and natural gas, would be a natural progression for ETSI. These opportunities will be carefully evaluated if they arise.

         I believe that a new name for your Company will better reflect its focus on the delivery of infrastructure- related pipeline installation and rehabilitation services and deployment of trenchless technologies. I urge you to approve management's request to change your Company's name from ETSI to "InfraCorps Inc."

         Management has considerable work ahead and success cannot be assured. In the near term, we intend to focus attention on the further restructuring of your Company's Board of Directors, attempting to strengthen the management team with senior-level executives who possess construction industry experience, and implementing cost reductions in ETSI's operations and corporate activities. In addition, we will be pursuing strategic opportunities that would help stabilize and strengthen your Company's core business as outlined in this report.

         I will keep you informed of our progress during this next fiscal year. I am cautiously optimistic that we can secure a stable financial base for your Company with the goals of increasing shareholder value and providing a platform for future profitable growth. Your continued support and patience will be greatly appreciated.

Sincerely,


s/James B. Quarles
James B. Quarles
Chairman and President
June 1998

                                 COMPANY PROFILE

         ETS International, Inc. ("ETSI"), a Virginia corporation formed in 1987, is a technology-based firm that historically has provided both environmental and construction products and services. During the second half of fiscal 1998, ETSI made a determination to focus on its construction lines of business and to de-emphasize its environmental products and services. Specifically, ETSI is directing its efforts to the development and growth of its existing underground infrastructure products and services related to the installation and rehabilitation of subsurface pipelines using trenchless technologies. Trenchless technology involves the installation and rehabilitation of underground pipelines with minimal surface disruption. Some of the methods used are pipe relining, manhole construction and "pipe bursting."

         As part of its refocusing effort, ETSI undertook a major management reorganization, sold substantially all of the assets of its two environmental related subsidiaries, relocated its corporate headquarters to Richmond, Virginia, where ETSI's construction subsidiary is based, changed the names of certain of its subsidiaries to reflect ETSI's emphasis on infrastructure and, subject to shareholder approval, intends to change the name of ETSI to InfraCorps Inc. ETSI also changed its fiscal year-end from May 31 to March 31.

         ETSI operates its infrastructure business through two wholly-owned affiliates: InfraCorps of Virginia, Inc. (formerly ETS Water and Waste Management, Inc.) ("ETSW") and InfraCorps of Florida, Inc. (formerly ETS Liner, Inc.) ("ETSL"), a subsidiary of ETSW. In connection with its restructuring, ETSI during fiscal 1998 sold substantially all of the assets of IC Subsidiary, Inc. (formerly ETS, Inc.) ("ETS") and ETS Analytical Services, Inc. ("ETSAS"), as described below. As a result of these sales, neither ETS nor ETSAS, which are wholly-owned subsidiaries of ETSI, currently is engaged in active business operations.

         On March 6, 1998, the common stock of ETSI was delisted from the Emerging Company Marketplace (the "EMC") of the American Stock Exchange ("AMEX"). This action became necessary because ETSI was unable to achieve compliance with the EMC's financial guidelines for continued listing. The common stock of ETSI presently is quoted on the OTC Bulletin Board under the symbol ETSI.

         InfraCorps of Virginia, Inc. (formerly ETS Water and Waste Management, Inc.) ("ETSW"), a Virginia corporation headquartered in Richmond, Virginia, is ETSI's construction subsidiary. ETSW was formed as a result of ETSI's acquisition on June 1, 1994, of Stamie E. Lyttle Company, Inc., Lyttle Utilities, Inc. and LPS Corporation. The three firms, the history of which dates back to 1947, were consolidated into one corporation, ETSW. ETSW, along with its subsidiary, InfraCorps of Florida, Inc. (formerly ETS Liner, Inc.) ("ETSL"), a Virginia corporation headquartered in Orlando, Florida, utilizes trenchless technologies to install and rehabilitate subsurface pipelines. ETSI's infrastructure customers include municipalities, government agencies, Fortune 500 companies and developers. ETSW, through its Service Division, also designed and installed septic and irrigation systems and provided related repair and maintenance services. As part of ETSI's effort to focus on the infrastructure business, ETSI, in April 1998, sold the Service Division of ETSW to a new corporation formed by Coleman S. Lyttle, a director of ETSI and President of ETSW.

         IC Subsidiary, Inc. (formerly ETS, Inc.) ("ETS"), a Virginia corporation, was ETSI's environmental products and services subsidiary. On March 12, 1998, ETSI completed the sale of substantially all of the assets of ETS to ETS Acquisition, Inc. In connection with the sale, ETSI sold a portion of its assets and liabilities relating to the Limestone Emission Control ("LEC") technology, including patents and licenses, to Christel Clear Technologies, Inc. ("CCTI"). Both ETS Acquisition and CCTI are newly formed entities owned by John
D. McKenna, Arthur B. Nunn, III and John C. Mycock (the "Buyers"), former executive officers and former directors of ETSI. Related to this transaction, ETSI also entered into a management agreement with Air Technologies, Inc. ("ATI"), another newly formed entity owned by the Buyers, pursuant to which ATI provides services with respect to ETSI's contract to supply to China Steel Corporation sulfur dioxide removal systems utilizing the LEC technology (the "CSC Contract"). ATI and CCTI have agreed to use their best efforts to have the CSC Contract assigned without recourse from ETSI to ATI. Negotiations in this regard are presently underway with China Steel

Corporation. If these negotiations are not successful, ETSI will continue to be subject to potential liabilities and losses in connection with the environmental technology being developed in connection with the CSC Contract.

         ETS Analytical Services, Inc. ("ETSAS"), a Virginia corporation, operated as the environmental analytical laboratory subsidiary of ETSI. In October 1997, ETSI sold substantially all of the assets of ETSAS to Q Enterprises, Inc., a company owned by James B. Quarles, a former employee and Senior Vice President of ETSI. Mr. Quarles has since become President and Chief Executive Officer of ETSI and sold his interest in Q Enterprises, Inc.

         ETSI's principal executive offices are located at 7400 Beaufont Springs Drive, Suite 415, Richmond, Virginia 23225, and its telephone number is (804) 272-6600.


                               MARKET INFORMATION

         Prior to March 6, 1998, the Common Stock of ETSI was listed and registered on the Emerging Company Marketplace ("EMC") of the American Stock Exchange ("AMEX") under the symbol "ETS.EC." On March 6, 1998, the Common Stock of ETSI was delisted from the AMEX-EMC because ETSI was unable to achieve compliance with the EMC's financial guidelines for continued listing. The Common Stock of ETSI currently trades in the over-the-counter market and is quoted under the symbol ETSI on the OTC Bulletin Board, an electronic quotation and trade reporting service of the National Association of Securities Dealers.

         The table below sets forth for each of the fiscal years during ETSI's last two fiscal years the range of the high and low bid information for ETSI Common Stock. Such information reflects inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.


                                                             High         Low
                                                             ----         ---
Fiscal 1997
Quarter ended August 31, 1996......................       $    1.19   $    0.69
Quarter ended November 30, 1996....................       $    1.00   $    0.69
Quarter ended February 28, 1997....................       $    1.06   $    0.63
Quarter ended May 31, 1997.........................       $    0.81   $    0.50

Fiscal 1998
Quarter ended August 31, 1997......................       $    0.75   $    0.75
Quarter ended November 30, 1997....................       $    0.50   $    0.50
Quarter ended February 28, 1998....................       $   0.375   $   0.375
One month ended March 31, 1998.....................       $   0.125   $   0.125

         On June 12, 1998, the latest bid price for ETSI Common Stock reported on the OTC Bulletin Board was $.07 per share.

         As of March 31, 1998, there were approximately 1,400 holders of record of ETSI's outstanding Common Stock.

         No dividends have been declared or paid by ETSI, and it is anticipated that for the foreseeable future any profits will be reinvested in the business of ETSI.

                                                  SELECTED FINANCIAL DATA
                                           as of and for the years ended May 31
                         except for 1998 which is as of and for the 10 month period ended March 31

                                              1998            1997            1996           1995            1994
                                              ----            ----            ----           ----            ----
Total revenue                             $ 12,644,431    $ 18,518,127    $ 14,042,804   $ 13,172,142    $ 11,541,183
Gross profit                                 1,965,883       3,120,945         878,772      1,960,245       1,211,856
Operating income (loss)                       (781,453)        914,997      (1,182,574)       272,210        (519,888)
Income (loss) from continuing
  operations                                (1,536,104)        650,815      (1,370,844)       112,115        (542,434)
Income (loss) from discontinued
  operations                                (1,879,374)       (502,380)       (627,947)       390,551        (158,958)
Loss on disposal of discontinued
  operations                                (1,391,873)              -               -              -               -
Net income (loss)                           (4,807,351)        148,435     (1,998,791)        502,666        (701,392)
Total assets                                 8,550,871      12,111,437       9,651,799      9,397,411       7,672,962
Long term debt, net of current portion         907,896       1,063,831       1,260,133        867,817       1,002,234
Total stockholders' equity (deficit)          (713,619)      2,969,523       1,305,089      3,068,464       2,436,151
Income (loss) from continuing
  operations per common share:
     Basic                                       (0.10)           0.05           (0.11)          0.01           (0.05)
     Diluted                                     (0.10)           0.05           (0.11)          0.01           (0.05)
Income (loss) from discontinued
  operations per common share:
     Basic                                       (0.12)          (0.04)          (0.05)          0.03           (0.01)
     Diluted                                     (0.12)          (0.04)          (0.05)          0.03           (0.01)
Loss on disposal of discontinued
  operations per common share:
     Basic                                       (0.09)              -               -              -               -
     Diluted                                     (0.09)              -               -              -               -
Net Income (loss) per common share:
     Basic                                       (0.31)           0.01           (0.16)          0.04           (0.06)
     Diluted                                     (.031)           0.01           (0.16)          0.04           (0.06)

         Total revenue, gross profit, operating income (loss), and income (loss) from continuing operations includes infrastructure operations, but excludes environmental operations, which are included in income (loss) from discontinued operations. Total revenues from the environmental operations were $2,640,195, $5,607,133, $6,496,457, $6,739,764 and $5,548,926 for the ten-month period ended
March 31, 1998 and years ended May 31, 1997, 1996, 1995 and 1994, respectively.


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

         On January 20, 1998, ETSI announced a management reorganization, pursuant to which James B. Quarles was elected President and Chief Executive Officer of ETSI and was appointed to its Board of Directors. Navin D. Sheth, the Chief Operating Officer of ETSW, a wholly owned subsidiary of ETSI, was appointed Chief Financial Officer of ETSI. John D. McKenna resigned as President and Chief Executive Officer of ETSI on that date. Further, in connection with on-going negotiations to purchase substantially all the assets of ETSI's wholly owned environmental subsidiary, ETS, John D. McKenna, Arthur B. Nunn, III and John C. Mycock resigned from ETSI's Board of Directors effective February 2, 1998. These resignations were not the result of a disagreement on any matter relating to ETSI's operations, policies or practices. In light of these resignations, James B. Quarles was elected Chairman of the Board, in addition to his position as President and Chief Executive Officer.

         The management reorganization reflects ETSI's intention to focus on its infrastructure lines of business and to de-emphasize its environmental products and services. New management believes that the environmental services aspect of ETSI historically has been a break-even business, providing little value to shareholders, while attempts to commercialize the environmental technologies aspect of ETSI have been a drain on ETSI's limited capital resources. Management believes that ETSI should focus on one line of business -- the installation and rehabilitation of subsurface pipelines for the transmission of water, waste and natural gas -- and is seeking to position ETSI to take advantage of perceived growth opportunities within that industry segment. There can, however, be no assurance that the Company's refocusing efforts will be successful.

         ETSI is seeking shareholder approval at its Annual Meeting of Shareholders, to be held on August 17, 1998, to formally change its name to InfraCorps Inc. Pending shareholder approval of the formal name change, the Company has filed a fictitious name certificate to conduct business in Virginia as InfraCorps Inc. On April 9, 1998, the Company relocated its headquarters to Richmond, Virginia, where its construction subsidiary, ETSW, is based. Effective May 22, 1998, ETSI changed the names of its wholly owned subsidiaries, ETSW and ETS, to InfraCorps of Virginia, Inc. and IC Subsidiary, Inc., respectively. The name of ETSL was changed to InfraCorps of Florida, Inc. effective May 21, 1998.

         On October 31, 1997, ETSI sold substantially all of the assets and certain liabilities of ETSAS to Q Enterprises, Inc., a company owned by James B. Quarles, a former employee and Senior Vice President of ETSI. Mr. Quarles has since become President and Chief Executive Officer of ETSI and sold his interest in Q Enterprises, Inc. Since the risks of ownership were not transferred to Q Enterprises, Inc., no sale was recognized for accounting purposes. Accordingly, the assets and liabilities transferred to Q Enterprises, Inc. are shown in the noncurrent sections of the balance sheet and are designated as "assets of business transferred under contractual arrangements" and "liabilities of business transferred under contractual arrangements." ETSI received an 8.5% promissory note in the amount of $1,000,000 with payments amortized over 30 years with a balloon payment after 10 years. As payments of principal and interest are received, they are being recorded as a reduction to "assets of business transferred under contractual arrangements" until such time as ETSI determines a sale can be recorded for accounting purposes. At March 31, 1998, "assets of business transferred under contractual arrangements" of $267,666 are stated net of a valuation allowance of $858,000. The conversion of these assets to cash is dependent on the future profitable operations of Q Enterprises, Inc. A loss on disposal of these discontinued environmental operations of $878,326 was recorded.

         On March 6, 1998, ETSI Common Stock was removed from listing and registration on the AMEX-EMC because ETSI was unable to achieve compliance with the EMC continued listing guidelines. ETSI's Common Stock currently is quoted on the OTC Bulletin Board under the symbol ETSI. See "Market Information."

         On March 12, 1998, substantially all of the assets of ETS were sold to ETS Acquisition, Inc., a newly formed firm based in Roanoke, Virginia. In connection with this sale, ETSI sold a portion of its assets and business relating to the LEC technology, including patents and licenses, to CCTI, a newly formed firm based in Roanoke, Virginia. The total purchase price was approximately $1,896,000 for all of the aforementioned. The purchase price was paid in cash, stock of ETSI, assumption of certain liabilities of ETS, delivery of a 30-day note bearing 8 1/2% interest and delivery of a 10-year note bearing 8 1/2% interest, and ETSI will receive 50% of all royalties received by CCTI in connection with the license of the LEC technology. While there is no indication that the LEC will be resold by CCTI, the agreement further provides that ETSI will receive 50% of the net sales price from a resale of the LEC technology on or before March 12, 1999, and 25% of the net sales price from a resale after March 12, 1999 but on or before March 12, 2000. A loss on disposal of these discontinued environmental operations of $513,547 was recorded.

         In connection with the foregoing transaction, ETSI entered into a Management Agreement with ATI, a newly formed firm based in Roanoke, Virginia, to provide management services with respect to ETSI's contract with China Steel Corporation. ETS Acquisition, Inc., CCTI and ATI are owned by John D. McKenna, Arthur B. Nunn, III and John C. Mycock, three former executive officers of ETSI and former members of ETSI's Board of Directors.

         ATI and CCTI have agreed to accept responsibility for any potential liabilities associated with the CSC Contract and to provide their best efforts to have the CSC Contract assigned without recourse from ETSI to ATI. However, although negotiations are underway with China Steel Corporation, ETSI has not yet been successful in obtaining assignment of the CSC Contract. Accordingly, ETSI still has potential liability under the CSC Contract which could have a material negative impact on ETSI's business operations. Potential issues have been brought to current management's attention regarding the budget to meet certain of the performance specifications of the CSC Contract and the overall viability of the LEC technology for wide-scale commercialization. If the LEC technology does not meet contract specifications, China Steel Corporation may seek to impose financial penalties or attempt to recover damages or obtain other relief under the CSC Contract, including drawing down on the $600,000 performance bond posted by ETSI.

Result of Operations

         On April 6, 1998, the Board of Directors changed the fiscal year-end of the Company from May 31 to March 31. Accordingly, the March 31, 1998 operating results of ETSI are for a ten-month period; therefore the Company will compare its results of operations for the ten-month period ended March 31, 1998 with its results of operations for the ten-month period ended March 31, 1997. See Note 16 of Notes to Consolidated Financial Statements for unaudited results of operations for the ten-month period ended March 31, 1997.

Ten Months Ended March 31, 1998 compared to Ten Months Ended March 31, 1997

         Revenues for the ten-month period ended March 31, 1998 were $12,644,431 from continuing infrastructure operations compared to $14,219,865 for the ten-month period ended March 31, 1997, for a 11% decrease. This decrease mainly was due to lower billings resulting from the unseasonably wet weather experienced during the last four months of fiscal 1998.

         Cost of goods and services was $10,678,548 or 84.5% of total revenues for the ten-month period ended March 31, 1998, compared to $11,834,222 or 83.2% of the total revenues for the same period ended March 31, 1997. Gross profit for the current ten-month period was $1,965,883 or 15.5% of total revenues compared to $2,385,643 or 16.8% of total revenues for the ten months ended March 31, 1997. These decreases were due primarily to the unseasonably wet weather, which increased downtime and the cost of completing projects.

         Selling, general and administrative expenses for the ten-month period ended March 31, 1998 were $2,747,336 or 21.7% of revenues compared to $2,246,981 or 15.8% of revenues for the same period ended March 31, 1997. The increase in selling, general and administrative expenses primarily was due to higher costs associated with attempts to increase sales in the "pipe bursting" division and additional costs incurred to relocate ETSL to Orlando, Florida.

         Interest income from certificates of deposits for the ten-month period ended March 31, 1998 was $19,842 compared to $15,729 for the same period in 1997. Interest expense for the ten-month period ended March 31, 1998 was $758,566 as compared to $166,856 for the same period last year. The increase is due to increased loans outstanding of approximately $1.2 million and interest costs associated with ETSI's convertible debentures. Gain (loss) on sale of equipment was ($14,264) for the current ten-month period compared to $101,037 for the same period last year.

         Loss from continuing operations for the ten-month period ended March 31, 1998 was $1,536,104 compared to profit of $89,299 for the same period last year. Such loss reflects lower revenues, increased selling, general and administrative expenses and increased interest expense during fiscal 1998.

         Loss from discontinued operations was $1,879,374 for the ten-month period ended March 31, 1998 compared to $566,793 for the same period in 1997. These discontinued operations were the analytical laboratory and environmental services. The environmental operations had revenues of $2,640,195 for the ten-month period. Increased competition among analytical laboratories created tight margins and lower revenues. As such, the analytical laboratory was unable to show a profit. The commercialization of the LEC technology caused a drain on the profits of the environmental services operations. As a result, ETSI considered the environmental services operations no longer viable and disposed of these operations. Loss on disposal of discontinued operations was $1,391,873, with a loss of $878,326 having been incurred on the sale of the assets of ETSAS and a loss of $513,547 having been incurred on the sale of the assets of ETS.

Fiscal Year ended May 31, 1997 Compared to Fiscal Year ended May 31, 1996

         Revenues from infrastructure services for the fiscal year ended May 31, 1997 ("fiscal 1997") were $18,518,127 compared to revenues of $14,042,804 for the fiscal year ended May 31, 1996 ("fiscal 1996"), representing a 31.9% increase. ETSI showed a substantial increase in revenues for fiscal 1997 as a result of an increase in the construction division, which experienced greater activity in the Richmond, Virginia area. The service area revenues in fiscal 1997 remained about the same, while the irrigation business was lower in fiscal 1997 due to a changed focus from residential irrigation to commercial irrigation. The major area of improvement in fiscal 1997 was the rehabilitation of subsurface pipelines, where the market appeared to be getting stronger.

         Cost of goods and services were $15,397,182 or 83.1% of total revenues for fiscal 1997 compared to $13,164,032 or 93.7% of total revenues for fiscal 1996. This decrease in cost as a percentage of revenues in fiscal 1997 was the result of increased efforts to cut costs and sell contracts that are more profitable.

         Gross profits in fiscal 1997 were $3,120,945 or 16.9% of revenues compared to $878,772 or 6.3% of revenues in fiscal 1996. This increase in gross profits reflected the increase in sales and the lower cost of those sales.

         Selling, general and administrative expenses for fiscal 1997 were $2,205,948 or 11.9% of revenues compared to $2,061,346 or 14.6% of fiscal 1996 revenues. This decrease in cost as a percentage of revenues was largely the result of ETSI's cost control efforts.

         Interest income from savings on deposit for fiscal 1997 was $20,024 compared to $21,107 for fiscal 1996. Interest expense for fiscal 1997 was $385,969, compared to interest expense of $213,934 for fiscal 1996. The increase in expense in fiscal 1997 was due to higher interest costs associated with ETSI's convertible debentures. Gain (loss) on sale of equipment was $101,037 for fiscal 1997 compared to ($1,925) for fiscal 1996.

         Loss from discontinued operations for fiscal 1997 was $502,380 compared to $627,947 for fiscal 1996. This decrease in fiscal 1997 was due to an effort to control costs of the environmental operations, plus the reimbursement of approximately $225,000 of costs expended for engineering services as a result of audits completed by the EPA.

         Net income for fiscal 1997 was $148,435 compared to a loss of $1,998,791 for fiscal 1996. In fiscal 1997, the construction company experienced a substantial increase in contract revenues of $4,475,323, which resulted in income from continuing operations of $650,815. This amount was sufficient to offset the substantial loss of $502,380 experienced by the environmental operations in fiscal 1997. In fiscal 1996, the construction company experienced a net loss of $1,370,844, and the environmental operations experienced a net loss of $627,947.

Liquidity And Capital Resources As of March 31, 1998

         ETSI is capital deficient, having invested heavily in its attempts to commercialize the LEC system on an international level and having failed to raise additional funds with which to go forward in a weak environmental marketplace. ETSI experienced a substantial loss of $4,807,351 for the ten-months ended March 31, 1998. Stockholders' deficit at March 31, 1998 was $713,619, which represents a decrease of $3,683,142 from stockholders' equity of $2,969,523 at May 31, 1997. ETSI's current liabilities of $7,734,434 exceeded its current assets of $4,665,184 by $3,069,250 at March 31, 1998.

         During fiscal 1998, ETSI concluded that it was in the Company's best interest to de-emphasize its environmental products and services and to focus on its construction operations, particularly with respect to the installation and rehabilitation of subsurface pipelines for the transmission of water, waste and natural gas. Management currently is negotiating with certain note holders to convert debt of approximately $4,000,000 to preferred stock and to obtain a line of credit from a bank. Management's success in these regards will, to a large extent, depend upon whether ETSI is able to accomplish the assignment without recourse of the CSC Contract to ATI. While negotiations with China Steel Corporation are on-going, there can be no assurance that such negotiations will be successful or that ETSI will find sufficient sources of outside capital to support its future operations. See Note 19 of Notes to Consolidated Financial Statements.

         Effective May 1, 1998, ETSI restructured its credit facility with Thomas W. Marmon, a former director and a large shareholder of ETSI. The new note for the credit facility, which in part is a renewal of the previous note, permits total aggregate borrowings by ETSI of up to $3.5 million. The new note provides for monthly interest payments at a rate of 10% until the credit facility's maturity at May 1, 1999 and 12% thereafter and is subject to call by the holder upon sixty days written notice. At March 31, 1998, the principal amount outstanding on the credit facility was approximately $3.1 million (which included unpaid interest of $210,000 as part of principal). The new note is secured by the assets of ETSI and its subsidiaries. Mr. Marmon resigned as a director of ETSI as of April 13, 1998, in order to eliminate concerns regarding his conflict of interest in certain circumstances. Mr. Marmon's resignation is not the result of a disagreement with ETSI on any matter relating to ETSI's operations, policies or practices.

         On April 28, 1998, ETSI sold the Service Division of ETSW (e.g., septic system installation and repair, irrigation, plumbing, jacuzzi service contracts and incidental concrete manufacturing/concrete products) to a new corporation formed by Coleman S. Lyttle, a director of ETSI and President of ETSW, for a total purchase price of $700,000, payable as follows: $350,000 cash at closing, assumption of certain indebtness of ETSW and notes payable to ETSW in the aggregate amount of $250,000.

         Net cash used in operating activities for the ten months ended March 31, 1998 consisted mainly of the net loss of $4,807,351. There was a general decrease in assets and liabilities due to the sales of ETS and ETSAS.

         Net cash used in investing activities during the ten months ended March 31, 1998 primarily represents purchases of new "pipe bursting" equipment for ETSI's infrastructure operation in Florida, the cost of which was offset by proceeds received from the sale of discontinued operations during the same period. Cash provided by financing during the ten months ended March 31, 1998 came from loans from shareholders of $1,410,000, an increase of $775,542 in loans from affiliates, and proceeds from long-term debt of $645,036.

         New orders received for the ten-month period ended March 31, 1998 totaled $12,883,266 as compared to $14,917,207 for the same period in 1997. The new orders for the ten-month period ended March 31, 1998 were down, reflecting the slow period in the second quarter of fiscal 1998. Backlog at March 31, 1998 was $5,527,124, compared to $4,770,106 at March 31, 1997.

         Subsequent to the fiscal 1998 year-end, ETSW was awarded a $4,000,000 contract for pipeline work to be performed on behalf of the City of Petersburg, Virginia. In addition, Motorola Corporation awarded ETSW a contract to perform approximately $1,000,000 of pipeline work. ETSW's authorized backlog was approximately $12,000,000 at May 31, 1998.

Year 2000

         ETSI has contacted its software vendors about upgrading its computer systems and applications to be Year 2000 compliant. ETSI expects conversion and testing to be completed during fiscal 1999. There were no expenditures during fiscal year 1998 related to the Year 2000 upgrades and, based on estimates provided by software vendors, the cost of making the systems and applications Year 2000 compliant are not currently expected to be significant to the consolidated financial statements.

Recent Accounting Developments

         Recently, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income, and Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information. These statements are effective for fiscal years beginning after December 15, 1997. The Company does not anticipate that the adoption of these statements will have a material effect on its financial position or results of operations.

                          INDEPENDENT AUDITORS' REPORT








The Board of Directors and Stockholders
ETS International, Inc. and subsidiaries:


We have audited the accompanying consolidated balance sheets of ETS International, Inc. and subsidiaries as of March 31, 1998 and May 31, 1997, and the related consolidated statements of income (loss), stockholders' equity (deficit) and cash flows for the ten-month period ended March 31, 1998 and years ended May 31, 1997 and 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ETS International, Inc. and subsidiaries as of March 31, 1998 and May 31, 1997, and the results of their operations and their cash flows for the ten-month period ended March 31, 1998 and years ended May 31, 1997 and 1996, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 19 to the consolidated financial statements, the Company has suffered losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in note 19. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                             s/ KPMG Peat Marwick LLP

Roanoke, Virginia
May 8, 1998




ETS INTERNATIONAL, INC. AND SUBSIDIARIES

Consolidated Balance Sheets


March 31, 1998 and May 31, 1997

============== =================================================================== ================ =============
                                                                                       March 31,          May 31,
Assets                                                                                      1998             1997
-------------- ------------------------------------------------------------------- ---------------- -------------
Current assets:
Cash and cash equivalents                                                        $       206,750           94,734
Accounts receivable:
     Trade (net of allowance of $50,000  in 1998 and
     $119,424 in 1997)                                                                 2,540,810        4,809,128
     U.S. Government agencies                                                                  -           79,661
     Other                                                                                78,936          151,341
---------------------------------------------------------------------------------- ---------------- -------------
                                                                                       2,619,746        5,040,130

     Costs and estimated earnings in excess of billings on
     uncompleted contracts                                                               563,924        1,325,954
     Notes receivable                                                                    200,000                -
     Notes receivable from employees                                                           -           64,694
     Inventories                                                                         931,590          771,788
     Prepaid expenses                                                                    143,174          516,974
---------------------------------------------------------------------------------- ---------------- -------------
Total current assets                                                                   4,665,184        7,814,274


Property, plant and equipment:
     Furniture and fixtures                                                              345,857          984,463
     Laboratory equipment                                                                      -        2,829,277
     Tools and equipment                                                               4,027,556        3,138,372
     Vehicles                                                                          1,373,657        1,845,518
     Leasehold improvements                                                              340,282          788,051
---------------------------------------------------------------------------------- ---------------- -------------
                                                                                       6,087,352        9,585,681
     Less accumulated depreciation and amortization                                    3,475,318        6,505,254
---------------------------------------------------------------------------------- ---------------- -------------
Property, plant and equipment, net                                                     2,612,034        3,080,427


Other assets:
     Restricted cash                                                                     600,000                -
     Goodwill (net of accumulated amortization of $28,091)                                     -          227,155
     Notes receivable from employees                                                     151,040          151,040
     Prepublication costs (net of accumulated amortization
         of $322,646)                                                                          -          208,890
     Cash surrender value of life insurance (net of outstanding
         loan of $156,339 in 1998)                                                         6,693          142,728
     Patents granted (net of accumulated amortization of
         $33,190)                                                                              -           77,546
     Patents pending                                                                           -           65,905
     Assets under contractual arrangements (net of valuation
         allowance of $858,000)                                                          267,666                -
     Other                                                                               248,254          343,472
---------------------------------------------------------------------------------- ---------------- -------------

                                                                                       1,273,653        1,216,736
-------------- ------------------------------------------------------------------- ---------------- -------------

                                                                                 $     8,550,871       12,111,437
============== =================================================================== ================ =============

See accompanying notes to consolidated financial statements.


                                                            12




==============================================================================================================
                                                                                     March 31,         May 31,
Liabilities and Stockholders' Equity (Deficit)                                            1998            1997
--------------------------------------------------------------------------------------------------------------

Current liabilities:
Bank overdraft                                                                   $     173,493          44,560
Note payable to bank                                                                    89,062          89,837
Notes payable to stockholders                                                        3,410,000       2,000,000
Notes payable to affiliates                                                            966,159         289,159
Current portion of long-term debt                                                      480,543         493,012
Accounts payable                                                                     1,846,539       3,198,194
Accrued expenses and other liabilities                                                 768,638         431,467
Common stock to be repurchased (including interest of
$22,142), 269,565 shares; issued and outstanding                                             -         409,642
--------------------------------------------------------------------------------------------------------------
Total current liabilities                                                            7,734,434       6,955,871

Long-term debt                                                                         907,896         861,673
Notes payable to affiliates                                                                  -         201,458
Deferred gain on sale/leaseback                                                        481,821         735,412
Liabilities under contractual arrangements                                             140,339               -
--------------------------------------------------------------------------------------------------------------

Total liabilities                                                                    9,264,490       8,754,414
--------------------------------------------------------------------------------------------------------------

Common stock subject to repurchase agreement, 269,565
shares; issued and outstanding                                                               -         387,500

Stockholders' equity (deficit):
Preferred stock, no par value; authorized 5,000,000 shares;
none issued and outstanding                                                                  -               -
Common stock, no par value; authorized 30,000,000 shares;
issued and outstanding 16,492,043 and 14,215,823
at March 31, 1998 and May 31, 1997, respectively                                     6,126,338       5,002,129
Accumulated deficit                                                                 (6,646,845)     (1,839,494)
     Less notes receivable from officers                                              (193,112)       (193,112)
--------------------------------------------------------------------------------------------------------------
Total stockholders' equity (deficit)                                                  (713,619)      2,969,523







Commitments and contingencies
--------------------------------------------------------------------------------------------------------------

                                                                                 $   8,550,871      12,111,437
==============================================================================================================



                                                            13








ETS INTERNATIONAL, INC. AND
SUBSIDIARIES

Consolidated Statements of Income (Loss)

Ten-month Period Ended March 31, 1998 and Years Ended May 31, 1997 and 1996

================================================================= ================= =================================

                                                                            1998             1997                1996
----------------------------------------------------------------- ----------------- ---------------------------------

Contract revenues                                                 $   12,644,431       18,518,127          14,042,804

Cost of goods and services                                            10,678,548       15,397,182          13,164,032
Selling, general and administrative expenses                           2,747,336        2,205,948           2,061,346
----------------------------------------------------------------- ----------------- ---------------------------------
                                                                        (781,453)         914,997          (1,182,574)

Interest income                                                           19,842           20,024              21,107
Interest expense                                                        (758,566)        (385,969)           (213,934)
Gain (loss) on sale of equipment                                         (14,264)         101,037              (1,925)
Other, net                                                               (1,663)              726               6,482
----------------------------------------------------------------- ----------------- ---------------------------------

Income (loss) from continuing operations
    before income taxes                                               (1,536,104)         650,815          (1,370,844)

Income tax expense (benefit)                                                   -                -                   -
----------------------------------------------------------------- ----------------- ---------------------------------
Income (loss) from continuing operations                              (1,536,104)         650,815          (1,370,844)

Loss from discontinued operations                                     (1,879,374)        (502,380)           (627,947)
Loss on disposal of discontinued operations                           (1,391,873)               -                   -
----------------------------------------------------------------- ----------------- ---------------------------------

Net income (loss)                                                 $   (4,807,351)         148,435          (1,998,791)
================================================================= ================= =================================

Income (loss) from continuing operations per common share:
Basic                                                                      (0.10)            0.05               (0.11)
Diluted                                                                    (0.10)            0.05               (0.11)

Loss from discontinued operations per common share:
Basic                                                                      (0.12)           (0.04)              (0.05)
Diluted                                                                    (0.12)           (0.04)              (0.05)

Loss on disposal of discontinued operations per common share:
Basic                                                                      (0.09)               -                   -
Diluted                                                                    (0.09)               -                   -

Net income (loss) per common share:
Basic                                                             $        (0.31)            0.01               (0.16)
Diluted                                                                    (0.31)            0.01               (0.16)

Average shares of common stock used for above computations:
Basic                                                                 15,644,998       13,232,108          12,479,167
Diluted                                                               15,644,998       13,279,039          12,479,167

================================================================= ================= =================================

See accompanying notes to consolidated financial statements.


                                                            14





ETS INTERNATIONAL, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders' Equity (Deficit)

Ten-month Period Ended March 31, 1998 and Years Ended May 31, 1997 and 1996

================================================================================== ================ =============== ===============

                                                                                                                           Retained
                                                                                                                           Earnings
                                                                                           Common Stock                (Accumulated
                                                                                   -----------------------------
                                                                                          Shares          Amount           Deficit)
---------------------------------------------------------------------------------- ---------------- --------------- ---------------

Balances at May 31, 1995                                                              12,437,416 $     3,318,802             10,862

Issuance of common stock in connection with asset acquisition                             65,617          75,000                  -
Proceeds from exercise of employee stock options                                          77,700          82,433                  -
Addition to notes receivable for accrued interest                                              -               -                  -
Collections on notes receivable                                                                -               -                  -
Net loss                                                                                       -               -         (1,998,791)
---------------------------------------------------------------------------------- ---------------- --------------- ---------------
Balances at May 31, 1996                                                              12,580,733       3,476,235         (1,987,929)

Proceeds from issuance of common stock                                                   461,525         300,000                  -
Proceeds from exercise of vendor options                                                 212,000           1,060                  -
Proceeds from exercise of employee stock options                                           5,014           3,929                  -
Repurchase of common stock                                                               (65,617)        (75,000)                 -
Issuance of common stock and options for services                                         43,500         160,881                  -
Issuance of common stock for payment of note payable to stockholder                      833,333         500,000                  -
Issuance of warrants with convertible debentures to acquire 1,000,000
    shares of common stock                                                                     -         173,334                  -
Discount on issuance of convertible debentures                                                 -         410,914                  -
Conversion of convertible debentures                                                     145,335          50,776                  -
Addition to notes receivable for accrued interest                                              -               -                  -
Net income                                                                                     -               -            148,435
---------------------------------------------------------------------------------- ---------------- --------------- ---------------
Balances at May 31, 1997                                                              14,215,823       5,002,129         (1,839,494)

Proceeds from exercise of employee stock options                                          20,000          10,000                  -
Issuance of warrants and stock options                                                         -          82,999                  -
Common stock received as part of sale of discontinued operations                        (500,000)       (125,000)                 -
Reclassification of common stock subject to repurchase agreement                         269,565         387,500                  -
Conversion of convertible debentures                                                   2,486,655         768,710                  -
Net loss                                                                                       -               -         (4,807,351)
---------------------------------------------------------------------------------- ---------------- --------------- ---------------

Balances at March 31, 1998                                                            16,492,043 $     6,126,338        (6,646,845)
================================================================================== ================ =============== ===============




================================================================================== =============== ================

                                                                                             Notes
                                                                                        Receivable
                                                                                              from

                                                                                          Officers            Total
---------------------------------------------------------------------------------- --------------- ----------------

Balances at May 31, 1995                                                                  (261,200)       3,068,464

Issuance of common stock in connection with asset acquisition                                    -           75,000
Proceeds from exercise of employee stock options                                                 -           82,433
Addition to notes receivable for accrued interest                                           (9,298)          (9,298)
Collections on notes receivable                                                             87,281           87,281
Net loss                                                                                         -       (1,998,791)
---------------------------------------------------------------------------------- --------------- ----------------
Balances at May 31, 1996                                                                  (183,217)       1,305,089

Proceeds from issuance of common stock                                                           -          300,000
Proceeds from exercise of vendor options                                                         -            1,060
Proceeds from exercise of employee stock options                                                 -            3,929
Repurchase of common stock                                                                       -          (75,000)
Issuance of common stock and options for services                                                -          160,881
Issuance of common stock for payment of note payable to stockholder                              -          500,000
Issuance of warrants with convertible debentures to acquire 1,000,000
    shares of common stock                                                                       -          173,334
Discount on issuance of convertible debentures                                                   -          410,914
Conversion of convertible debentures                                                             -           50,776
Addition to notes receivable for accrued interest                                           (9,895)          (9,895)
Net income                                                                                       -          148,435
---------------------------------------------------------------------------------- --------------- ----------------
Balances at May 31, 1997                                                                  (193,112)       2,969,523

Proceeds from exercise of employee stock options                                                 -           10,000
Issuance of warrants and stock options                                                           -           82,999
Common stock received as part of sale of discontinued operations                                 -         (125,000)
Reclassification of common stock subject to repurchase agreement                                 -          387,500
Conversion of convertible debentures                                                             -          768,710
Net loss                                                                                         -       (4,807,351)
---------------------------------------------------------------------------------- --------------- ----------------

Balances at March 31, 1998                                                                (193,112)        (713,619)
================================================================================== =============== ================


See accompanying notes to consolidated financial statements.



                                                15





ETS INTERNATIONAL, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Ten-month Period Ended March 31, 1998 and Years Ended May 31, 1997 and 1996

================================ ============================== ==================== =============== ================
                                                                                1998            1997             1996
-------------------------------- ------------------------------ -------------------- --------------- ----------------

Cash flows from operating activities:
Net income (loss)                                                    $    (4,807,351)        148,435       (1,998,791)

Adjustments to reconcile net income (loss) to net cash
  used in operating activities:
         Loss on disposal of discontinued operations                       1,391,873               -                -
         Depreciation and amortization                                       683,361         830,687          873,214
         Write-down of note receivable                                       204,101               -                -
         Write-off of goodwill and other intangibles, due
             to impairment                                                   145,474               -                -
         Provision for bad debts                                                   -          75,307           56,350
         Amortization of convertible debentures discount                     438,028         139,152                -
         Conversion of accrued interest on convertible
                 debentures to common stock                                   68,710               -                -
         Stock options issued to the president at less
                 than market value                                            44,000               -                -
         Professional services received in exchange for
                 warrants                                                     38,999          29,437                -
         Amortization of deferred gain on sale/leaseback                    (253,591)       (304,308)        (177,512)
         (Gain) loss on sale of equipment                                     14,264        (101,037)          13,474
         Other                                                                     -           7,844                -
         Increase or decrease in operating assets
                 and liabilities:
                 Accounts receivable                                       1,692,623      (1,235,534)        (310,839)
                 Costs and estimated earnings in excess of
                      billings on uncompleted contracts                     (257,444)       (447,606)         153,528
                 Inventories                                                (208,641)       (221,060)           2,095
                 Prepaid expenses                                            260,856        (159,591)           2,235
                 Cash surrender value of life insurance, net                 (20,304)        (26,445)         (20,596)
                 Accounts payable                                           (989,296)        360,808        1,078,599
                 Accrued expenses and other liabilities                      510,584        (193,441)          41,790
                 Customer advances                                           292,465               -                -
                 Other                                                       (19,566)         32,487          (65,000)
--------------------------------------------------------------- -------------------- --------------- ----------------
Net cash used in operating activities                                       (770,855)     (1,064,865)        (351,453)

Cash flows from investing activities:
     Purchases of property, plant and equipment                           (1,209,611)       (820,374)        (334,065)
     Prepublication costs                                                          -        (105,913)               -
     Patent costs incurred                                                         -         (54,345)         (16,417)
     Proceeds from sale of discontinued operations                           200,000               -                -
     Proceeds from sale/leaseback of equipment                                     -               -        1,660,900
     Proceeds from sale of equipment                                          26,750           1,751           36,940
     Decrease in assets under contractual arrangements                         7,689               -                -
     Notes receivable (increase) decrease                                     64,694         (17,047)          83,815
--------------------------------------------------------------- -------------------- --------------- ----------------
Net cash provided by (used in) investing activities                         (910,478)       (995,928)       1,431,173

                                                                                                          (Continued)



                                                16





ETS INTERNATIONAL, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows



======================================================================= ================ =============================

                                                                                 1998            1997             1996
----------------------------------------------------------------------- ---------------- -----------------------------

Cash flows from financing activities:
     Bank overdraft increase (decrease)                                 $    128,933          35,814          (48,520)
     Notes payable to banks decrease                                            (775)       (981,590)        (179,237)
     Notes payable to affiliates increase                                    775,542         140,006           47,466
     Proceeds from notes payable to stockholders                           1,410,000       1,900,000          600,000
     Proceeds from convertible debentures                                          -         750,000                -
     Proceeds from long-term debt                                            645,036         507,382          344,465
     Proceeds from loan against cash surrender value                         156,339               -                -
     Principal payments on long-term debt                                   (344,226)       (547,791)      (1,869,789)
     Proceeds from issuance of common stock                                   10,000         304,993           82,433
     Repurchase of common stock subject to repurchase
         agreement                                                          (387,500)        (75,000)               -
----------------------------------------------------------------------- ---------------- -----------------------------

Net cash provided by (used in) financing activities                        2,393,349       2,033,814       (1,023,182)
----------------------------------------------------------------------- ---------------- -----------------------------
Increase (decrease) in cash and cash equivalents                             712,016         (26,979)          56,538

Cash and cash equivalents at beginning of year                                94,734         121,713           65,175
----------------------------------------------------------------------- ---------------- -----------------------------

Cash and cash equivalents at end of year, including
$600,000 of restricted cash in 1998                                     $    806,750          94,734          121,713
======================================================================= ================ =============================

Supplemental disclosures of cash flow information and noncash investing activities:
    Interest paid on notes payable and long-term debt was $213,137, $392,126 and $382,233 for the years 1998, 1997 and 1996, respectively. Capital lease obligations of $260,394, $94,210 and $88,269 were incurred during 1998, nt. 1997 and 1996, respectively, under leases entered into for vehicles, furniture and fixtures, and laboratory equipme

    During 1998, the Company issued $38,999 of warrants for services, issued common stock options to the President of the Company with an aggregate exercise price of $44,000 below the market price at the date of grant, reclassed $387,500 of common stock subject to repurchase agreement (see note
    8) and converted $768,710, including $68,710 of accrued interest, of convertible debentures to common stock. Also in March 1998, the Company received $125,000 of its common stock as part of the sale of discontinued operations (see note 10).

    During 1997, the Company issued $160,881 of common stock and options for services ($131,440 in prepaid expenses at May 31, 1997), issued $500,000 in common stock in repayment of note payable to stockholder, issued $173,334 of warrants for common stock with convertible debentures, recognized a discount of $410,914 on issuance of convertible debentures and converted 50,776 of convertible debentures to common stock (see note 6).

    During 1996, the Company acquired certain assets (see note 3) in exchange for 604,747 shares of its common stock.

See accompanying notes to consolidated financial statements.

ETS INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

As of March 31, 1998 and May 31, 1997 and Ten-month Period Ended March 31, 1998 and Years Ended May 31, 1997 and 1996

--------------------------------------------------------------------------------


(1)      Significant Accounting Policies

         Currency

         All references to dollars ($) are United States dollars unless otherwise denoted as Canadian (CDN).

         Principles of Consolidation

         The consolidated financial statements include the accounts of ETS International, Inc. and its wholly- owned subsidiaries, ETS, Inc., ETS Analytical Services, Inc. and ETS Water and Waste Management, Inc. ("the Company"). Significant intercompany accounts and transactions have been eliminated in consolidation. During fiscal 1998, substantially all assets and certain liabilities of ETS, Inc. and ETS Analytical Services, Inc. were sold. See note 10 for additional information.

         Change in Fiscal Year

         On April 6, 1998, the Company's fiscal year end was changed from May 31 to March 31. As a result, these consolidated financial statements cover the ten-month transition period from June 1, 1997 to March 31, 1998. The Company's next full year will be from April 1, 1998 to March 31, 1999.

         Cash Equivalents

         The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

         Inventories

         Inventories, consisting of raw materials ($471,166 in 1998 and $351,856 in 1997) and supplies ($460,424 in 1998 and $419,932 in 1997), are stated at the lower of cost (first-in, first-out method) or market.

         Long-term Contracts

         Revenues on uncompleted long-term contracts are recorded using the percentage-of-completion method. Provisions are made for estimated losses at the time the losses are determinable. Revenues related to certain government contracts are subject to adjustments upon audit of costs by the government, with any such adjustments reflected in the accounting period in which determined. For the year ended May 31, 1997, the Company recognized approximately $225,000 in income from adjustments to prior year contracts. Billings are prepared according to specific terms of individual contracts. Contracts will generally provide for periodic payments as work is completed with final amounts due upon completion and acceptance of the project by the customer.
                                                                     (Continued)

ETS INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements



--------------------------------------------------------------------------------


(1)      (Continued)

         Property, Plant and Equipment

         Property, plant and equipment are stated on the basis of cost. Property and equipment under capital leases are stated at the present value of minimum lease payments at the inception of the lease.

         Provisions for depreciation and amortization have been calculated using the straight line method over the following estimated useful lives of the assets:

                   Furniture and fixtures             5 - 10 years
                   Laboratory equipment               5 - 10 years
                   Tools and equipment                5 - 10 years
                   Vehicles                           3 - 5 years
                   Leasehold improvements             5 - 31 years

         Property and equipment under capital leases are amortized on the straight-line basis over the shorter of the lease term or the estimated useful life of the asset. Leasehold improvements are amortized on the straight-line basis over the shorter of the lease term or the estimated useful life of the improvement.

         Patents

         The Company has incurred costs related to patent applications which have been or will be made. Costs related to patents granted are being amortized over a period of 17 years using the straight-line method. Costs relating to patents pending are deferred until the patent is granted.

         Prepublication Costs

         Prepublication costs related to the Company's production of textbooks and other training materials are stated at the lower of cost or market. These deferred costs are amortized over a period of 5 years from publication date using the straight-line method.

         Goodwill

         Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over periods not exceeding 15 years. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operations. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash



                                                                     (Continued)

ETS INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements



--------------------------------------------------------------------------------


(1)      (Continued)

         flows using a discount rate reflecting the Company's average cost of funds. Due to impairment, $104,754 of goodwill was written off in 1998.

         Research and Development

         Research and development costs are charged to operations as incurred.

         Income Taxes

         Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

         Earnings Per Share

         In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, Earnings per Share. Statement 128 establishes new standards for computing and presenting earnings per share (EPS) and applies to entities with publicly held common stock or potential common stock. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Statement 128 was adopted by the Company at February 28, 1998. The Statement requires restatement of prior years EPS data previously presented. Adoption of this Statement did not have a material effect on current or prior years' EPS data presented.








                                                                     (Continued)

ETS INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements



--------------------------------------------------------------------------------


(1)      (Continued)

         Basic earnings per share have been computed on the basis of weighted average number of shares outstanding. Diluted earnings per share included 46,931 shares related to stock options and warrants for the year ended May 31, 1997, due to their dilutive effect. Diluted earnings per share did not include shares related to stock options and warrants for the ten-month period ended March 31, 1998 and for the year ended May 31, 1996 and did not include any shares related to convertible debentures for any of the periods as their effect was antidilutive. See note 11 for information relating to stock options and warrants that could potentially dilute basic earnings per share in the future. See earnings per share information included on consolidated statements of income (loss).

         Stock Options and Warrants

         Prior to June 1, 1996, the Company accounted for its stock options and warrants in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense was recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On June 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (Statement 123), which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, Statement 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income or loss and pro forma net income or loss per common share disclosures for stock option and warrant grants made in 1996 and future years as if the fair-value-based method defined in Statement 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of Statement 123.

         Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

         Reclassifications

         Certain reclassifications have been made to the prior years' consolidated financial statements to conform to classifications used in 1998.




                                                                     (Continued)

ETS INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements



--------------------------------------------------------------------------------


(2)      Restricted Cash

         Included in restricted cash is $600,000 relating to a performance bond relating to the Company's contract with China Steel Corporation (the "China Steel Contract"). The Board of Directors of the Company is continuing to review the financial and other aspects of the Limestone Emission Control ("LEC") technology that is being developed for the China Steel Contract. This review was undertaken after potential issues were brought to current management's attention regarding the budget to meet certain of the performance specifications of the China Steel Contract and the overall viability of the LEC technology for wide-scale commercialization. If the LEC technology does not meet contract specifications, China Steel Corporation may seek to impose financial penalties or attempt to recover damages or obtain other relief under the contract, including drawing down on the $600,000 performance bond posted by the Company.

(3)      Business Combinations

         On February 5, 1996, ETS International, Inc. acquired certain assets of Olympic Industries, Inc. in exchange for 539,130 shares of ETS International, Inc.'s common stock (see note 8). On April 18, 1996, ETS International, Inc. acquired certain laboratory assets of Dewberry and Davis, Inc. in exchange for 65,617 shares of ETS International, Inc. common stock. These acquisitions were accounted for as purchases; accordingly, the results of operations of the acquired entities are included in the consolidated financial statements only from the date of acquisition. Proforma results of operations are not presented because the effect is not material to the consolidated financial statements. The goodwill arising as a result of the excess of the purchase price over the fair value of net assets acquired is being amortized on a straight line basis over periods not exceeding 15 years.

         The following table summarizes these acquisitions:


                                                                         1996
-----------------------------------------------------------------------------

Purchase price (604,747 shares of stock issued
     in 1996)                                                  $      850,000
-----------------------------------------------------------------------------

Accounts receivable                                                     2,000
Equipment                                                             529,200
Franchise fee                                                         200,000
Other assets                                                           72,816
Accounts payable and other liabilities                              (100,000)
-----------------------------------------------------------------------------

Net assets acquired (estimated fair value)                     $      704,016
-----------------------------------------------------------------------------

Excess of purchase price over fair value of net
     assets acquired (goodwill)                                $      145,984
-----------------------------------------------------------------------------


                                                                     (Continued)

ETS INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements



--------------------------------------------------------------------------------


(4)      Business Segment Information

         ETS International, Inc. and its wholly-owned subsidiaries provide environmental (see note 10 for disposal of environmental operations segment) and infrastructure products and services. The Company specializes in toxic emission measurement and control as well as infrastructure design, construction and maintenance.

         The Company currently derives its primary contract revenues from domestic customers.

         For the ten-month period ended March 31, 1998, the Company had infrastructure contract revenues from five customers, each of which accounted for more than 5 percent of contract revenues, aggregating approximately $4,718,000 or 37 percent of contract revenues. At March 31, 1998, four customers had accounts receivable balances which exceeded 5 percent of the trade accounts receivable balance. The accounts receivable balances for these customers totaled $883,854.

         For the year ended May 31, 1997, the Company had infrastructure contract revenues from one customer, which accounted for more than 5 percent of infrastructure contract revenues, aggregating approximately $2,337,000 or 13 percent of contract revenues. At May 31, 1997, one customer had an accounts receivable balance which exceeded 5 percent of trade accounts receivable. The accounts receivable balances of this customer totaled approximately $767,000.

         No single customer accounted for more than 5 percent of infrastructure contract revenues for the year ended May 31, 1996. At May 31, 1996, one customer had an accounts receivable balance which exceeded 5 percent of trade accounts receivable. The accounts receivable balance of this customer was $273,562.

         Information related to the environmental and infrastructure operations follows:

                                         Environmental     Infrastructure   Reclassifications/
                                           Operations          Operations         Eliminations     Consolidated
                                        -----------------------------------------------------------------------
1998:
    Total assets                      $          267,666        8,283,205                    -        8,550,871
    Total liabilities                            440,930        8,823,560                    -        9,264,490
    Contract revenues                          2,640,195       12,644,431           (2,640,195)      12,644,431
    Depreciation and amortization                282,986          400,375                    -          683,361
    Interest income                                    -           19,842                    -           19,842
    Interest expense                             301,678          758,566             (301,678)         758,566
    Loss from continuing
        operations                                     -       (1,536,104)                   -       (1,536,104)
    Loss from discontinued
        operations                            (1,879,374)               -                    -       (1,879,374)
    Loss from disposal of
    discontinued
       discontinued operations                (1,391,873)               -                    -       (1,391,873)
    Net income (loss)                         (3,271,247)      (1,536,104)                   -       (4,807,351)
    Capital expenditures                          27,542        1,182,069                    -        1,209,611

                                                                                                      (Continued)

ETS INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements



--------------------------------------------------------------------------------


(4)      (Continued)

                                             Environmental      Infrastructure  Reclassifications/
                                              Operations            Operations        Eliminations    Consolidated
                                            --------------- ------------------------------------------------------
1997:
    Total assets                           $      4,660,039          7,451,398                   -      12,111,437
    Total liabilities                             3,361,085          5,393,329                   -       8,754,414
    Contract revenues                             5,607,133         18,660,836          (5,749,842)     18,518,127
    Depreciation and amortization                   537,373            293,314                   -         830,687
    Interest income                                       -             20,024                   -          20,024
    Interest expense                                186,860            385,969            (186,860)        385,969
    Income from continuing operations                     -            650,815                   -         650,815
    Loss from discontinued operations              (502,380)                 -                   -        (502,380)
    Net income (loss)                              (502,380)           650,815                   -         148,435
    Capital expenditures                            156,605            663,769                   -         820,374

1996:
    Total assets                                  3,981,132          5,670,667                   -       9,651,799
    Total liabilities                             2,068,784          5,502,926                   -       7,571,710
    Contract revenues                             6,496,457         14,219,339          (6,672,992)     14,042,804
    Depreciation and amortization                   639,357            233,857                   -         873,214
    Interest income                                       -             21,107                   -          21,107
    Interest expense                                178,197            213,934            (178,197)        213,934
    Loss from continuing operations                       -         (1,370,844)                  -      (1,370,844)
    Loss from discontinued operations              (627,947)                 -                   -        (627,947)
    Net income (loss)                              (627,947)        (1,370,844)                  -      (1,998,791)
    Capital expenditures                            107,568            226,497                   -         334,065

(5)      Accounts Receivable

         A summary of the changes in the allowance for doubtful accounts follows:

                                                                           Ten-month
                                                                        Period Ended
                                                                           March 31,        Years Ended May 31,
                                                                                        ---------------------------
                                                                                1998            1997           1996
------------------------------------------------------------------- ---------------- --------------- --------------

Balances, beginning of year                                       $     119,424               95,100         99,500

Provision for bad debts                                                    -                  75,307         56,350
Accounts written off                                                     (69,424)            (50,983)       (60,750)
------------------------------------------------------------------- ---------------- --------------- --------------

Balances, end of year                                             $      50,000              119,424         95,100
------------------------------------------------------------------- ---------------- --------------- --------------

                                                                     (Continued)

ETS INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements



--------------------------------------------------------------------------------


(6)      Note Payable to Bank and Long-term Debt

         Note payable to bank consists of the following:

                                                                                           March 31,        May 31,
                                                                                                1998           1997
-------------------------- ------------------------------------------------------- -------------------- -----------
$100,000 line of credit, due on demand, bearing interest at prime plus 2%, which approximated 10.50% and 10.25% at March 31, 1998
    and May 31, 1997, respectively, secured by certain equipment                     $        89,062         89,837
-------------------------- ------------------------------------------------------- -------------------- -----------
         Long-term debt consists of the following:

                                                                                          March 31,         May 31,
                                                                                               1998            1997
------- ----------------- ----- ------------------------------------------------ --------------------- ------------

7% convertible debentures due February 2002, net of unamortized
    discount of $438,028 at May 31, 1997                                            $             -         261,972

$373,500 term note payable to bank, due October 2002, bearing interest at 9.35%, payable in monthly installments of $7,819
    including interest, secured by equipment                                                349,176               -

$400,000 term note payable to bank, due February 2001, bearing interest at 11%, payable in monthly installments of $10,322
    including interest, secured by certain vehicles                                         308,561         379,851

$190,139 term note payable to finance company, due February 2002, bearing interest at 9.75%, payable in varying monthly installments of $2,330 to
    $6,545 including interest, secured
    by equipment                                                                            190,139               -

$185,806 term note payable to finance company, due December 1999, bearing interest at 19.47%, payable in monthly installments of $6,350 including interest, secured by certain
    vehicles and equipment                                                                  103,133         103,133

$100,000 term note payable to finance company, due February 2001, bearing interest at 12.5%, payable in monthly installments
    of $2,658 including interest, secured by certain vehicles                                56,186          73,906

Installment loans with maturities to 2002, bearing interest at varying interest rates from 8.90% to 9.50%, payable in varying monthly installments of $838 to $1,335 including
    interest, secured by vehicles and equipment                                             112,715         197,312

Capital lease obligations, with maturities to 2001 (see note 7)                             268,529         338,511
-------------------------------------------------------------------------------- --------------------- ------------
                                                                                          1,388,439       1,354,685

    Less current maturities                                                                 480,543         493,012
-------------------------------------------------------------------------------- --------------------- ------------

                                                                                    $       907,896         861,673
------- ----------------- ----- ------------------------------------------------ --------------------- ------------

                                                                     (Continued)

ETS INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements



--------------------------------------------------------------------------------


(6)      (Continued)

         Aggregate debt maturities for each of the next four years ending on March 31 is as follows: 1999, $480,543; 2000, $327,760; 2001, $302,605;
         2002, $179,840 and 2003, $97,691, respectively.

         On February 28, 1997, the Company issued $750,000 of 7 percent convertible debentures due February 27, 2002. The holder of the debentures is entitled to convert them into common stock at his option. The Company may at its option force conversion after one year from February 28, 1997. The Company is not required to pay cash to retire the debentures and the accrued interest. The debentures are convertible into the Company's common stock at the lower of $.76 or 65 percent of the average closing bid price of the common stock for the five trading days immediately preceding the conversion date. Since the conversion rate was lower than the market price of the common stock on the date of issuance, a discount of $403,846 was recognized on the debentures. In addition, 1,000,000 warrants for common stock were issued with the convertible debentures. The fair value of these warrants, $173,334, was recorded as part of the discount. The total discount of $577,180 is being amortized as interest expense using the interest method; $438,028 in 1998 and $139,152 in 1997.

         On May 20, 1997, the Company issued 145,335 shares of common stock upon the conversion of $50,776 of the convertible debentures, including $776 of accrued interest. During 1998, the Company issued 2,486,655 shares of common stock upon the conversion of $768,710 of the convertible debentures, including $68,710 of accrued interest.

(7)      Leases

         Property, plant and equipment included the following amounts of assets under capital lease obligations:

                                                                                       March 31,            May 31,
                                                                                            1998               1997
----------------------------------- -------- ----- ---------------------------- ---------------- ------------------
Furniture and fixtures                                                            $       75,822            221,057
Laboratory equipment                                                                           -            987,960
Tools and equipment                                                                      228,758             94,210
Vehicles                                                                                  31,635             68,727
Leasehold improvements                                                                         -             30,437
------------------------------------------------------------------------------- ---------------- ------------------
                                                                                         336,215          1,402,391
               Less accumulated amortization                                             (48,060)          (823,178)
------------------------------------------------------------------------------- ---------------- ------------------

                                                                                  $      288,155            579,213
----------------------------------- -------- ----- ---------------------------- ---------------- ------------------



                                                                     (Continued)

ETS INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements



--------------------------------------------------------------------------------


(7)      (Continued)

         The capital lease payments were $171,054 in 1998, $243,536 in 1997 and $246,527 in 1996. Lease amortization is included in depreciation expense ($120,035 in 1998, $182,252 in 1997 and $171,125 in 1996).

         Future minimum payments under capital and operating leases are as follows:

                                                                                       Capital            Operating
                                                                                        Leases               Leases
----------------------- ------------------------------------------------------- -------------- ------ -------------
1999                                                                              $     90,382              776,463
2000                                                                                    67,081              521,409
2001                                                                                    65,940              134,381
2002                                                                                    64,768               23,262
2003                                                                                    39,566                    -
----------------------- ------------------------------------------------------- -------------- ------ -------------

                                                                                       327,737    $       1,455,515
                                                                                                      -------------
Less amounts representing interest (rates
    8.5% - 16.5%)                                                                       59,208
------------------------------------------------------------------------------- --------------

Present value of lease payments (including
    $68,647 classified as current)                                                $268,529
------------------------------------------------------------------------------- --------------

         Rent expense for operating leases of approximately $1,001,000, $1,302,000 and $1,407,000 was recognized for the ten-month period ended March 31, 1998 and the years ended May 31, 1997 and 1996, respectively.

         On October 25, 1995, the Company entered into a sale/leaseback agreement which provided for the sale and leaseback of certain equipment. This equipment, with a net book value of $443,668, was sold for $1,660,900 and was leased back to the Company for a 48-month period at $39,015 per month. The resulting gain of $1,217,232 on the sale of equipment is being amortized over the life of the operating lease and has a remaining balance of $481,821 at March 31, 1998.

(8)      Common Stock Subject to Repurchase Agreement

         In connection with the Olympic Industries, Inc. asset acquisition (see note 3), the Company entered into a common stock repurchase agreement (the "repurchase agreement"). Under the repurchase agreement, the Company is obligated to repurchase at the stock price set forth in the Asset Purchase Agreement ($1.43 per share) up to one-half of the issued shares (269,565 shares) on the first anniversary of the acquisition and up to one-half of the issued shares (269,565) on the second anniversary of the acquisition.


                                                                     (Continued)

ETS INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements


--------------------------------------------------------------------------------


(8)      (Continued)

         Accordingly, the 539,130 shares issued in connection with the asset acquisition have been classified as common stock subject to repurchase at their aggregate repurchase price of $775,000. As security for the Company's obligation to repurchase the shares, the Company granted the seller a security interest in the assets purchased. The Company may satisfy its obligation related to the shares (269,565 shares) subject to repurchase on the second anniversary in February 1998 upon the successful registration of the issued shares with the Securities and Exchange Commission (SEC).

         In February 1997, the first anniversary of the acquisition, Olympic Industries, Inc. elected to have the Company repurchase one-half of the issued shares (269,565 shares). Accordingly, this obligation of $409,642 including interest of $22,142 is shown as current. The Company completed the repurchase in fiscal 1998.

         In August 1997, Olympic Industries, Inc. agreed to retain the remaining 269,565 shares and this common stock subject to repurchase of $387,500 was reclassified to stockholders' equity.

(9)      Income Taxes

         The Company is in a net operating loss position, accordingly, no income tax expense (benefit) has been recognized for the ten-month period ended March 31, 1998 and years ended May 31, 1997 and 1996.

         Income tax expense (benefit) differs from the amount computed by applying the statutory corporate tax rate of 34 percent to income
         (loss) including loss from discontinued operations and loss on disposal of discontinued operations before income taxes as follows:

                                                                             Ten-month
                                                                          Period Ended           Years Ended
                                                                             March 31,             May 31,
                                                                                          -------------------------
                                                                                  1998          1997           1996
------- ------------------------------------------------------------ ----------------- ------------- --------------
Expected federal income tax expense (benefit)                           $   (1,634,499)       50,468       (679,588)
Increase (decrease) resulting from:
    State income tax, net of federal income tax impact                        (185,467)        8,588        (75,939)
    Meals and entertainment                                                      8,016        12,897         22,075
    Goodwill amortization not deductible for tax
        purposes                                                                31,886             -              -
    Change in the beginning of the year balance of the
        valuation allowance for deferred tax assets                          1,555,909       (60,482)       736,696
    Adjustment of prior year's tax estimates                                   221,951             -              -
    Other                                                                        2,204       (11,471)        (3,244)
-------------------------------------------------------------------- ----------------- ------------- --------------

Income tax expense (benefit)                                           $             -             -              -
-------------------------------------------------------------------- ----------------- ------------- --------------




                                                                     (Continued)

ETS INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements



--------------------------------------------------------------------------------


(9)      (Continued)

         The significant components of deferred income tax expense (benefit) for the ten-month period ended March 31, 1998 and years ended May 31, 1997 and 1996 are as follows:

                                                                          Ten-month
                                                                       Period Ended            Years Ended
                                                                          March 31,              May 31,
                                                                                       ---------------------------
                                                                               1998           1997            1996
-------------------------------- -------------------------------- ----------------- -------------- ---------------
Deferred tax expense (benefit) exclusive of the
    components listed below                                       $      (1,777,860)        82,395        (727,936)
Expiration of investment tax credit carryforwards                                 -        (21,913)         (8,760)
Increase (decrease) in beginning of the year balance
    of the valuation allowance for deferred tax assets                    1,555,909        (60,482)        736,696
Adjustment of prior year's tax estimates                                    221,951              -               -
----------------------------------------------------------------- ----------------- -------------- ---------------

Deferred income tax expense (benefit)                             $               -              -               -
----------------------------------------------------------------- ----------------- -------------- ---------------

         The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at March 31, 1998 and May 31, 1997 are presented below:

                                                                                     March 31,             May 31,
                                                                                          1998                1997
------- -------------------------------------------------------------------------------------- -------------------
Deferred tax assets:
    Net operating loss and tax credit carryforwards                         $        2,055,813             883,791
    Property, plant and equipment, principally due to
     differences in
    depreciation for financial reporting and tax purposes
        differences in depreciation for financial reporting
        and tax purposes                                                               268,722                   -
    Deferred gain on sale/leaseback transaction due
        to accrual versus cash basis of accounting
        for financial reporting and tax purposes                                       182,899             279,162
    Accrued costs, principally due to accrual for
        financial reporting purposes                                                   180,797              17,140
    Other                                                                               35,682             158,929
---------------------------------------------------------------------------------------------- -------------------
Total gross deferred tax assets                                                      2,723,913           1,339,022

    Less valuation allowance                                                        (2,619,173)         (1,063,264)
---------------------------------------------------------------------------------------------- -------------------

Net deferred tax asset                                                                 104,740             275,758
---------------------------------------------------------------------------------------------- -------------------


                                                                     (Continued)

ETS INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements


--------------------------------------------------------------------------------


(9)      (Continued)

                                                                                      March 31,            May 31,
                                                                                           1998               1997
------- ------ ----------------------- ---------------------------------------- --------------- ------------------
Deferred tax liabilities:
    Accounts receivable and accounts payable,
        principally due to accrual versus cash
        basis of accounting for financial reporting
        and tax purposes                                                          $     104,740            157,110
    Property, plant and equipment, principally due
        to difference in depreciation for financial
        reporting and tax purposes                                                            -            101,801
    Other                                                                                     -             16,847
-------------- ----------------------- ---------------------------------------- --------------- ------------------

Total gross deferred tax liabilities                                                    104,740            275,758
------------------------------------------------------------------------------- --------------- ------------------

Net deferred tax                                                                  $           -                  -
------------------------------------------------------------------------------- --------------- ------------------

         In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable losses and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will not realize the benefits of these deductible differences and loss carryforwards in excess of the amount which can be offset by the reversal of future taxable items.

         At March 31, 1998, the Company has loss carryforwards for income tax purposes of $5,344,137 available to offset future taxable income. If not utilized, these loss carryforwards will expire as follows:


          Expiration
          Date
          ------------------------ ---------- ---- ---------------

          2003                                 $           555,174
          2008                                           1,000,451
          2011                                             582,048
          2012                                             100,841
          2013                                           3,105,673
          ------------------------ ---------- ---- ---------------

                                               $         5,344,187
          ------------------------ ---------- ---- ---------------





                                                                     (Continued)

ETS INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements



--------------------------------------------------------------------------------


 (9)     (Continued)

         In addition, the Company has various tax credit carryforwards of approximately $27,000 which will expire between the years 1998 and 2000.

(10)     Disposal of Environmental Operations Segment

         During the ten-month period ended March 31, 1998, the Company disposed of its environmental operations segment. In October 1997, the Company sold substantially all of the assets and certain liabilities of ETS Analytical Services, Inc. ("ETSAS"), a wholly-owned subsidiary, to Q Enterprises, Inc. ("Q Enterprises"), a company owned by James B. Quarles, a former employee and senior vice president of ETS International, Inc. Mr. Quarles has since become president and chief executive officer of the Company and sold his interest in Q Enterprises. Since the risks of ownership were not transferred to Q Enterprises, no sale was recognized for accounting purposes. Accordingly, the assets and liabilities transferred to Q Enterprises are shown in the noncurrent sections of the balance sheet and are designated as "assets of business transferred under contractual arrangements" and "liabilities of business transferred under contractual arrangements." The Company received an 8.5 percent promissory note in the amount of $1,000,000 with payments amortized over 30 years with a balloon payment after 10 years. As payments of principal and interest are received, they are being recorded as a reduction to "assets of business transferred under contractual arrangements" until such time the Company determines a sale can be recorded for accounting purposes. At March 31, 1998,"Assets of business transferred under contractual arrangements" of $267,666 are stated net of a valuation allowance of 858,000. The conversion of these assets to cash is dependent on the future profitable operations of Q Enterprises. A loss on disposal of these discontinued environmental operations of $878,326 was recorded.

         In March 1998, substantially all of the assets and certain liabilities of ETS, Inc. ("ETS"), a wholly owned subsidiary, were sold to ETS Acquisition, Inc., a newly-formed firm. In connection with this sale, the Company sold a portion of its assets and business relating to the Limestone Emission Control (LEC) technology, including patents and licenses, to Christel Clear Technologies, Inc. ("CCTI"), a newly formed firm. The total purchase price was approximately $1,896,000 for all of the aforementioned. The purchase price was paid in cash, stock of the Company, assumption of certain liabilities of ETS, and delivery of a $200,000 thirty-day note and a $100,000 ten-year note both bearing 8-1/2 percent interest. Also, the Company will receive 50 percent of all royalties received by CCTI in connection with the license of the LEC technology. While there is no indication that the LEC will be resold by CCTI, the agreement further provides that the Company will receive 50 percent of the net sales price from a resale of the LEC technology on or before March 12, 1999, and 25 percent of the net sales price from a resale after March 12, 1999 but on or before March 12, 2000. A loss on disposal of these discontinued environmental operations of $513,547 was recorded.




                                                                     (Continued)

ETS INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements



--------------------------------------------------------------------------------


(10)     (Continued)

         In connection with the sale discussed in the preceding paragraph, the Company entered into a Management Agreement with Air Technologies, Inc. ("ATI"), a newly-formed firm, to provide management services with respect to the Company's contract with China Steel Corporation (the "China Steel Contract"). ATI and CCTI agreed to accept responsibility for any potential liabilities associated with the China Steel Contract and to provide its best effort to have the contract transferred from the Company to ATI. ETS Acquisition, Inc., CCTI and ATI are owned by John D. McKenna, Arthur B. Nunn, III and John C. Mycock, three former executive officers of the Company and former members of the Company's Board of Directors. See note 2 for additional information.

         Also in connection with the disposal of the environmental operations, the Company has allocated interest costs to loss on discontinued operations. Interest costs allocated to discontinued operations includes interest on debt directly attributable to the environmental operations, which was assumed by the buyers, and other consolidated interest not directly attributable to any of the Company's other operations. Other consolidated interest was allocated based on the ratio of net assets sold to the sum of total net assets of the consolidated Company plus consolidated debt not directly attributed to other operations of the Company. Interest costs allocated to discontinued operations were $301,678, $186,860 and $178,197 for the ten-month period ended March 31, 1998 and the years ended May 31, 1997 and 1996, respectively.

(11)     Stock Options and Warrants

         Pursuant to various stock option and stock warrant agreements, the Company has granted nontransferable options and warrants to acquire the Company's common stock to certain officers, directors, investors, vendors and employees of the Company and its subsidiaries. Options and warrants are generally granted at approximate fair market value based on the higher of the most recent ten-day average price of the stock or the last day's closing price of the stock on the date of the grant. Options generally become exercisable over a period not exceeding five years from date of grant and warrants are exercisable upon issuance.

         The aggregate amount of shares under option pursuant to these agreements were as follows:

                                                                     Number                Weighted Average
                                                                    of Shares                Exercise Price
----------------- ---------- -------------------------------------------------- ---------------------------
Options outstanding at May 31, 1995                                   2,278,089       $1.91 CDN and 1.56 US

Granted                                                                 448,000       $1.07 US

Exercised                                                              (77,700)       $1.30 CDN and 1.07 US

Expired                                                               (178,816)       $2.34 CDN and 1.66 US
----------------- ---------- --------------------------------------------------
Options outstanding at May 31, 1996                                   2,469,573       $1.90 CDN and 1.46 US



                                                                     (Continued)

ETS INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements



--------------------------------------------------------------------------------


(11)     (Continued)

                                                                      Number               Weighted Average
                                                                   of Shares                 Exercise Price
----------------- ---------- -------------------------------------------------- ---------------------------
Granted                                                             1,726,000      $ .66 US

Exercised                                                            (217,014)     $ 1.05 CDN and .005 US

Expired                                                              (585,659)     $ 1.50 CDN and .42 US
------------------------------ --------------------- ------- ----------------
Options outstanding at May 31, 1997                                 3,392,900      $ 2.35 CDN and 1.12 US


Granted                                                               850,000      $ .39 US

Exercised                                                             (20,000)     $ .50

Expired                                                              (919,700)     $ 2.35 CDN and $1.04 US
------------------------------ --------------------- ------- ----------------

Options outstanding at March 31, 1998                               3,303,200      $ .95
------------------------------------------------------------ ----------------

Price range - $.27 - $.75 (weighted-average
     remaining contractual life of 3.8 years                        2,069,000      $ .61

Price range $1.00 - $1.81 (weighted-average
     remaining contractual life of 3.2 years)                       1,234,200      $ 1.52
------------------------------------------------------------ ----------------

Exercisable options:
     March 31, 1998                                                 3,190,000      $ .93
     May 31, 1997                                                   2,998,000      $ 1.15
------------------------------------------------------------ ----------------

         In 1998, stock options for 400,000 shares were granted to the president at an exercise price of $.27, which was $.11 per share below the market value on the date of grant. These shares have not been exercised but compensation expense of $44,000 was recorded which represents the difference between the exercise price and the market value on date of grant.

         In 1997, 212,000 options were granted and exercised at $.005. At the time the options were granted, the common stock of the Company had a fair value of $.63. These options were granted in exchange for services. The services were recorded at the difference between the option price and fair value of the common stock.

         The aggregate amount of shares under warrant pursuant to these agreements were as follows:

                                                                                 Number           Weighted Average
                                                                              of Shares             Exercise Price
---------------------------------------------- ------------------------- -----------------------------------------
Warrants outstanding at May 31, 1995                                            141,108                 $ 1.92  US

Expired                                                                        (42,429)                 $ 1.62  US
---------------------------------------------- ------------------------- --------------
Warrants outstanding at May 31, 1996                                             98,679                 $ 2.04  US



                                                                     (Continued)

ETS INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements



--------------------------------------------------------------------------------


(11)     (Continued)

                                                                                Number            Weighted Average
                                                                             of Shares              Exercise Price
--------------------------------- --------------------------------------------------------------------------------
Granted                                                                      1,494,875               $    .84   US

Expired                                                                       (47,679)               $   1.87   US
--------------------------------- ----------------------------------------------------
Warrants outstanding at May 31, 1997                                         1,545,875               $    .88   US

Granted                                                                        225,000               $    .63   US
--------------------------------- ----------------------------------------------------

Warrants outstanding at March 31, 1998                                       1,770,875               $    .85   US
--------------------------------- ----------------------------------------------------


         The per share weighted average fair values of stock options and warrants granted during 1998, 1997 and 1996 were $.16, $.29 and $.18, respectively, on the various dates of grant using the Black-Scholes option pricing model with the following weighted average assumptions:
         1998 - expected dividend yield of 0 percent, risk-free interest rate ranging from 5.50 percent to 6.39 percent, expected volatility of 20 percent and an expected life of 5 years; 1997 - expected dividend yield of 0 percent, risk free interest rate of 6.29 percent, expected volatility of 20 percent and an expected life of 2 to 4 years; 1996 - expected dividend yield of 0 percent, risk-free interest rate of 6.36 percent, expected volatility of 20 percent and an expected life of 4 years.

         The Company uses the intrinsic value method of APB Opinion No. 25 for recognizing stock-based compensation in the financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options and warrants under the provisions of Statement 123, the Company's net income (loss) and net income (loss) per common share would have been as shown in the following table:

                                                                      Ten-month                 Year
                                                                   Period Ended                 Ended
                                                                      March 31,                May 31,
                                                                                   -------------------------------
                                                                           1998            1997               1996
------- ------------ --------------------------------------- --------------------- ---------------- --------------

Net income
(loss):
    As reported                                               $      (4,807,351)        148,435         (1,998,791)
    Pro forma                                                        (4,903,556)       (340,489)        (2,032,923)

Net income (loss) per common share:
    Basic, as reported                                                     (.31)            .01               (.16)
    Basic, pro forma                                                       (.31)           (.03)              (.16)
    Diluted, as reported                                                   (.31)            .01               (.16)
    Diluted, pro forma                                                     (.31)           (.02)              (.16)

------- ------------ --------------------------------------- --------------------- ---------------- --------------


                                                                     (Continued)

ETS INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements



--------------------------------------------------------------------------------


 (11)    (Continued)

         Pro forma net income (loss) reflects only options granted in 1998, 1997 and 1996. Therefore, the full impact of calculating compensation cost for stock options under Statement 123 is not reflected in the pro forma net income (loss) amounts presented above because compensation cost is reflected over the options' vesting periods and compensation cost for options granted prior to June 1, 1995 is not considered.

(12)     Related Party Transactions

         During a portion of fiscal year 1998, the Company occupied office and laboratory space under lease agreements with its former subsidiaries, ETS, Inc. and ETS Analytical Services, Inc. ("ETSAS"). These facilities were leased from entities whose members included former officers and directors of the Company. As a result of the sale of the Company's subsidiaries, ETS, Inc. and ETSAS, these leases were effectively assigned to other parties during fiscal year 1998. The Company also leases the premises of its subsidiary, ETS Water and Waste Management, from an estate in which a current director serves as executor. Rent expense under these operating leases approximated $258,000, $417,000 and $405,000 for 1998, 1997 and 1996, respectively.

         Other accounts receivable consists primarily of advances to officers, directors and other employees. At March 31, 1998 and May 31, 1997, $32,918 and $91,381, respectively, were the result of these advances.

         The Company has notes receivable from officers and employees of $344,152 and $408,846 as of March 31, 1998 and May 31, 1997,
         respectively. The notes bear interest at six percent.

         The Company has notes payable to affiliates of $966,159 and $490,617 as of March 31, 1998 and May 31, 1997, respectively. These affiliates include certain partnerships and individuals whose members are officers and directors of the Company. The notes bear interest at rates between six and twenty percent.

         In March 1997, the Company borrowed $2,000,000 from a stockholder, Thomas W. Marmon. The note is due March 17, 1999; however, the stockholder has the option to accelerate the entire principal and interest owed and demand payment in full upon sixty days notice. Due to this acceleration clause, the entire amount is shown as current at May 31, 1997. The note bears interest at fifteen percent which is payable monthly.









                                                                     (Continued)

ETS INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements



--------------------------------------------------------------------------------


(12)     (Continued)

         The Company, in May 1998, entered into an agreement in principle to restructure its credit facility with Thomas W. Marmon, a former director and a large stockholder of the Company. The new note for the credit facility, which in part is a renewal of the previous note, permits total aggregate borrowing by the Company of up to $3,500,000. The new note will provide for monthly interest payments at a rate of 10 percent until the facility's maturity at May 1, 1999 and 12 percent thereafter. The note is subject to call by the holder upon sixty days written notice. Due to this acceleration clause, the entire amount is shown as current at March 31, 1998. At March 31, 1998, the amount outstanding under the credit facility was $2,860,000, plus accrued interest of $210,000 which is payable on June 1, 1998. The new note is secured by the assets of the Company and its subsidiaries. Mr. Marmon resigned as a director of the Company as of April 13, 1998.

         In addition, the Company had $550,000 of notes payable to two stockholders at March 31, 1998 with due dates in fiscal 1999. Interest is payable monthly at rates ranging from 10 percent to 12 percent per annum.
         The notes are unsecured.

(13)     Fourth Quarter Adjustments

         Significant adjustments to the fourth quarter for the year ended May 31, 1997 included a charge of approximately $75,000 as a provision for bad debts based on specific reviews of customer accounts and a $95,000 charge to correctly state costs and earnings in excess of billings.

(14)     Fair Value of Financial Instruments

         Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments (SFAS 107), requires the Company to disclose estimated fair values of its financial instruments. SFAS 107 defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties.

         The following methods and assumptions were used to estimate the fair value of each class of financial instruments: The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, notes receivable, notes payable and long-term debt approximate fair value. The fair value of notes receivable is estimated by discounting the future cash flows at rates the Company would currently receive for similar notes receivable. The fair values of notes payable and long-term debt is estimated by discounting the future cash flows of each instrument at rates currently offered to the Company for similar debt instruments of comparable maturities by the Company's bank.





                                                                     (Continued)

ETS INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements



--------------------------------------------------------------------------------


(15)     Contingencies

         The Company does not receive hazardous waste during the normal course of business. Until the Company's environmental operations were sold in fiscal 1998, it received environmental samples for analysis; and, occasionally, in the process of analysis, small quantities of hazardous waste were generated. Such waste was stored in designated areas, lab packed for disposal, picked up by licensed hazardous waste contractors and transported to licensed disposal facilities. In addition to its laboratory activities, the Company was engaged in field testing. It was the Company's intention to conduct its operations in an effective, safe and prudent manner, and to ensure against potential risks. The Company carries workers' compensation insurance for its employees and insurance for any personal liability and injury which could occur to nonemployees and/or the property of others.

         The Company is involved from time to time in litigation and environmental matters; however, it is the opinion of management that there are no litigation or environmental matters currently existing which would have a material impact on the financial position or results of operations of the Company.

         See notes 2 and 10 for contingencies related to the China Steel
         Contract.

(16)     Comparable Prior Period Income Statement Information (Unaudited)

         As described in note 1, on April 6, 1998, the Company changed its fiscal year from May 31 to March 31. Comparable results of operations for the ten-month period ended March 31, 1997 follows:

Contract revenues                                                                            $         14,219,865
----------------------------------- -----------------------------------------------------------------------------
Cost of goods and services                                                                             11,834,222
Selling, general and administrative expenses                                                            2,246,981
-----------------------------------------------------------------------------------------------------------------
                                                                                                          138,662

Interest income                                                                                            15,729
Interest expense                                                                                         (166,856)
Gain on sale of equipment                                                                                 101,037
Other, net                                                                                                    727
---------------------------- ------ -----------------------------------------------------------------------------
Income from continuing operations before income taxes                                                      89,299

Income tax expense                                                                                              -
----------------------------------- -----------------------------------------------------------------------------
Income from continuing operations                                                                          89,299

Loss from discontinued operations                                                                        (566,793)
-----------------------------------------------------------------------------------------------------------------

Net loss                                                                                       $         (477,494)
-----------------------------------------------------------------------------------------------------------------



                                                                     (Continued)

ETS INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements



--------------------------------------------------------------------------------


(17)     Future Accounting Considerations

         In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income. Statement 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. Statement 130 was issued to address concerns over the practice of reporting elements of comprehensive income directly in equity.

         This Statement requires all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed in equal prominence with the other financial statements. It does not require a specific format for that financial statement but requires that an enterprise display an amount representing total comprehensive income for the period in that financial statement. Enterprises are required to classify items of "other comprehensive income" by their nature in the financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. It does not require per share amounts of comprehensive income to be disclosed.

         Statement 130 is effective for fiscal years beginning after December 15, 1997. Earlier application is permitted. Comparative financial statements provided for earlier periods are required to be reclassified to reflect the provisions of this statement. Publicly traded enterprises that issue condensed financial statements for interim periods are required to report a total for comprehensive income in those financial statements.

         Adoption of Statement 130 on April 1, 1998 will not have any effect on the Company's consolidated financial position, results of operation or liquidity.

         In June 1997, the FASB issued Statement No. 131, Disclosures about Segments of an Enterprise and Related Information. Statement 131 establishes standards for the way public business enterprises are to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Statement 131 is effective for financial statements for periods beginning after December 15, 1997. It is not anticipated that Statement 131 will have a material effect on current or prior period disclosures presented by the Company.







                                                                     (Continued)

ETS INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements



--------------------------------------------------------------------------------


(18)     Sale of Service Division of ETS Water and Waste Management, Inc.
         ("ETSW")

         On April 28, 1998, the Company sold the Service Division of ETSW (e.g., septic system installation and repair, irrigation, plumbing, jacuzzi service contracts and incidental concrete manufacturing/concrete products) to a new corporation formed by Coleman S. Lyttle, a director of the Company and President of ETSW, for a total purchase price of $700,000, paid as follows: $350,000 cash at closing, assumption of $100,000 of indebtedness of ETSW and notes payable to ETSW in the aggregate amount of $250,000. Mr. Lyttle will continue to serve as a director of the Company and as President of ETSW after the purchase.

(19)     Management's Plans

         The Company experienced a substantial loss of $4,807,351 for the ten-month period ended March 31, 1998. Stockholders' deficit at March 31, 1998 was $713,619 which represents a decrease of $3,683,142 from stockholders' equity of $2,969,523 at May 31, 1997. The Company's current liabilities of $7,734,434 exceeded its current assets of $4,665,184 by $3,069,250 at March 31, 1998. The Company has experienced negative cash flows from operations the past three years. See note 2 for restricted cash of $600,000 relating to the China Steel contract. Also, see note 10 for additional information relating to "assets of business transferred under contractual arrangements" of $267,666, stated net of a valuation allowance of $858,000, to Q Enterprises. The conversion of these assets to cash is dependent on the future profitable operations of Q Enterprises. Management is negotiating with certain note holders to convert debt to preferred stock and to obtain a line of credit from a bank. Management believes it can return the Company to profitable operations in fiscal 1999. There can be no assurance that management's negotiations will be successful or the Company will have profitable operations in fiscal 1999.



--------------------------------------------------------------------------------

ETS INTERNATIONAL, INC.
--------------------------------------------------------------------------------


DIRECTORS AND OFFICERS


ETS INTERNATIONAL, INC.
   7400 Beaufont Springs Drive
   Suite 415
   Richmond, VA  23225
   Phone No. (804) 272-6600

James B. Quarles, Director, President and Chief Executive Officer
Navin D. Sheth, Director, Chief Financial Officer, Treasurer
Coleman S. Lyttle, Director
Lee A. Raver, Director
Warren E. Beam, Jr., Secretary


INFRACORPS OF VIRGINIA, INC.
(formerly ETS Water and Waste Management, Inc.)
   2210 Belt Blvd. at Hopkins Road
   P. O. Box 24205
   Richmond, VA  23224
   Phone No. (804) 232-6774

Coleman S. Lyttle, Director, President
Navin D. Sheth, Director, Chief Financial Officer, Secretary
David C. Paulette, Director, Vice President


INFRACORPS OF FLORIDA, INC.
(formerly ETS Liner, Inc.)
   4948 North Orange Blossom Trail
   Orlando, FL 32810
   Phone No. (404) 298-4545

Coleman S. Lyttle, Director, President
Navin D. Sheth, Director, Chief Financial Officer, Secretary
Thomas R. Marmon, Director, Vice President

ETS INTERNATIONAL, INC.
--------------------------------------------------------------------------------


                             SHAREHOLDER INFORMATION


Annual Meeting

The 1998 Annual Meeting of Shareholders will be held at 10:00 a.m. on August 17, 1998, at the Richmond Marriott, 500 East Broad Street, Richmond, Virginia 23219.

Requests for Information

Requests for information about ETSI should be directed to Warren E. Beam, Jr., 7400 Beaufont Springs Drive, Suite 415, Richmond, VA 23225, telephone (804) 272-6600. A copy of ETSI's Annual Report on Form 10-K for the transition period from June 1, 1997 to March 31, 1998 is available without charge to any shareholder requesting the same.

Shareholder Relations
Warren E. Beam, Jr.
7400 Beaufont Springs Drive
Suite 415
Richmond, VA  23225
Phone No. (804) 272-6600

Transfer Agent
ChaseMellon Shareholder Services
Overpeck Centre
85 Challenger Road
Ridgefield Park, NJ 07660-2108

Trading Information
OTC Bulletin Board
Symbol:  ETSI