Form 10-K, Exhibit 13
period 1999-03-31
INFRACORPS INC
filed 1999-07-14
CIK 822367

EXHIBIT 13


                                 INFRACORPS INC.



                                      1999

                                     ANNUAL

                                     REPORT

                                       TO

                                  SHAREHOLDERS



   7400 Beaufont Springs Drive, Suite 415, Richmond, VA 23225 - (804) 272-6600

1999 ANNUAL REPORT
--------------------------------------------------------------------------------


                                TABLE OF CONTENTS

Message to Shareholders................................................... 1
Company Profile........................................................... 4
Market Information........................................................ 5
Selected Financial Data................................................... 6
Management's Discussion and Analysis of Financial Condition
           and Results of Operations...................................... 7
Independent Auditors' Report..............................................14
Consolidated Balance Sheets...............................................16
Consolidated Statements of Operations.....................................18
Consolidated Statements of Stockholders' Equity (Deficit).................19
Consolidated Statements of Cash Flows.....................................21
Notes to Consolidated Financial Statements................................24
Directors and Officers....................................................50
Shareholder Information...................................................51





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

                             MESSAGE TO SHAREHOLDERS


Dear Shareholders:

           InfraCorps Inc. moved forward during fiscal 1999 in its mission to become a leader in the deployment of proprietary trenchless technologies for the installation and rehabilitation of subsurface pipelines for the transmission of water, waste and natural gas. The Company's financial performance for the year reported herein indicates that the strategy pursued by new management is a viable one. Specifically, InfraCorps produced pipeline-associated revenues of more than $1,500,000 per month during fiscal 1999, as compared to approximately $1,200,000 per month for the prior year, representing an increase of approximately twenty-five percent. The Company's authorized backlog is approximately $15,000,000 as of June 15, 1999 as compared to approximately $12,000,000 a year ago, also representing an increase of twenty five percent. In addition, InfraCorps significantly increased the percentage of its deployment of proprietary trenchless technologies, as compared to the utilization of traditional "open-cut" methods during prior years, in its generation of revenue.

           InfraCorps converted its $4,250,000 long term debt to equity via the issuance of 4,250,000 shares of convertible preferred stock during the course of fiscal 1999. In addition, a line-of-credit is now available to the Company by a reputable banking institution. These events demonstrate the former and new lenders' optimism in the Company's prospects for the future. InfraCorps had a net worth of a negative $713,619 as of March 31, 1998. The Company's net worth as of March 31, 1999 was $2,574,917.

           Your management team is dedicated to the mission of increasing the net worth of InfraCorps and enhancing shareholder value. The following briefly describes the steps taken during the first quarter of fiscal 2000:

           * Negotiations continue for the transfer of the Company's contract with China Steel Corporation for the delivery of three patented air pollution control (Limestone Emission Control or "LEC") units to China Steel's facility in Taiwan. Representatives of both China Steel and Air Technologies, Inc., the latter being owned by former officers of the Company and having agreed to manage the contract on behalf of InfraCorps, report the construction and testing of the units to be approximately eighty five percent complete. InfraCorps looks forward to the ultimate elimination, either through contract completion or transfer, of this last aspect of the Company's former environmental business. InfraCorps maintains a fifty percent interest in any future royalties associated with the patented LEC system but no additional units have been sold since those contracted for by China Steel Corporation approximately two years ago;

           * InfraCorps Technology, Inc., a Virginia corporation, was established as a wholly-owned subsidiary of the Company to acquire the rights to additional trenchless technologies for deployment by the InfraCorps organization. A "cured-in-place" pipe process was recently licensed by Firstliner USA to InfraCorps for the Eastern United States region for sewer and storm sewer rehabilitation. Mr. Richard E. Herrick was appointed President of InfraCorps Technology and immediately brought his 30 years of experience in our chosen industry to bear on behalf of the Company. InfraCorps Technology already has an authorized backlog exceeding $500,000 and is in pursuit of additional opportunities with municipal, state, federal and commercial customers;

           * InfraCorps International, Inc., a Virginia corporation, was formed as a wholly-owned subsidiary of the Company to provide engineering consulting services on behalf of clients requiring design and management support for projects involving the utilization of trenchless technologies. We expect InfraCorps International to more than carry its own weight financially; most importantly, it will evaluate and alert the Company to additional trenchless technologies as they are developed for deployment, as well as assist in the identification of additional operating companies to be considered for acquisition. Mr. Michael J. Kirby, P.E., was appointed President of InfraCorps International. With 20 years experience in the trenchless industry, Mike brings a wealth of knowledge and valuable contacts with him. InfraCorps International commenced its play on our team with the execution of a contract with Baltimore Gas and Electric.

           Looking forward, management will continue to focus on the additional strengthening of the Company's financial base to support continued growth internally, seeking opportunities to expand geographically and increase our range of trenchless capabilities. In addition, we will identify and review candidates for potential acquisition.

           Coleman S. Lyttle, President of InfraCorps of Virginia, Inc., has done a fine job and deserves our appreciation in recognition for keeping that subsidiary focused on its evolving transition from a contracting firm to a design/build firm and increasing its revenues, profit and authorized backlog. Navin D. Sheth, InfraCorps Chief Financial Officer, also deserves our gratitude for his efforts in successfully working through the challenges associated with the prior financial condition of the Company.

           Thanks to our Board of Directors, Employees, Management Advisory Committee and you, the Shareholders, for the efforts, continued support and patience you showed management during the past year. It is greatly appreciated. My enthusiasm for our Company's prospects continues to grow and I am increasingly motivated to aim high.

Sincerely,



James B. Quarles
Chairman and President

                                 COMPANY PROFILE

           InfraCorps Inc. ("INFC"), a Virginia corporation formed in 1987, is a technology-based firm that historically has provided both environmental and construction products and services. During the second half of fiscal 1998, INFC made a determination to focus on its construction lines of business and to de-emphasize its environmental products and services. Specifically, INFC is directing its efforts to the development and growth of its existing underground infrastructure products and services related to the installation and rehabilitation of subsurface pipelines using trenchless technologies. Trenchless technology involves the installation and rehabilitation of underground pipelines with minimal surface disruption. Some of the methods used are pipe relining, manhole construction and "pipe bursting."

           INFC operates its infrastructure business through a wholly-owned affiliate, InfraCorps of Virginia, Inc. ("ICVA"), a Virginia corporation headquartered in Richmond, Virginia. ICVA was formed as a result of INFC's acquisition on June 1, 1994, of Stamie E. Lyttle Company, Inc., Lyttle Utilities, Inc. and LPS Corporation. The three firms, the history of which dates back to 1947, were consolidated into one corporation, ICVA. ICVA, along with its subsidiary, InfraCorps of Florida, Inc. ("ICFL"), a Virginia corporation headquartered in Orlando, Florida and closed November 30, 1998, utilizes trenchless technologies to install and rehabilitate subsurface pipelines. INFC's infrastructure customers include municipalities, government agencies, Fortune 500 companies and developers. ICVA, through its Service Division, also designed and installed septic and irrigation systems and provided related repair and maintenance services. As part of INFC's effort to focus on the infrastructure business, INFC, in April 1998, sold the Service Division of ICVA to a new corporation formed by Coleman S. Lyttle, a director of INFC and President of ICVA.

           INFC's principal executive offices are located at 7400 Beaufont Springs Drive, Suite 415, Richmond, Virginia 23225, and its telephone number is
(804) 272-6600.

                               MARKET INFORMATION

           Prior to March 6, 1998, the Common Stock of INFC was listed and registered on the Emerging Company Marketplace ("EMC") of the American Stock Exchange ("AMEX") under the symbol "ETS.EC." On March 6, 1998, the Common Stock of INFC was delisted from the AMEX-EMC because INFC was unable to achieve compliance with the EMC's financial guidelines for continued listing. The Common Stock of INFC then traded in the over-the-counter market and was quoted under the symbol ETSI on the OTC Bulletin Board, an electronic quotation and trade reporting service of the National Association of Securities Dealers. On August 17, 1998, the Company changed its name to InfraCorps Inc. and is currently quoted under the symbol INFC.

           The table below sets forth for each of the fiscal years during INFC's last two fiscal years the range of the high and low bid information for INFC Common Stock. Such information reflects inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

                                                     High       Low
                                                     ----       ---

Fiscal 1998
Quarter ended August 31, 1997....................... $0.75     $0.75
Quarter ended November 30, 1997..................... $0.50     $0.50
Quarter ended February 28, 1998..................... $0.375    $0.375
Quarter ended March 31, 1998........................ $0.125    $0.125

Fiscal 1999
Quarter ended June 30, 1998......................... $0.1562   $0.0725
Quarter ended September 30, 1998.................... $0.0937   $0.0937
Quarter ended December 31, 1998..................... $0.15     $0.15
Quarter ended March 31, 1999........................ $0.15     $0.15

                             SELECTED FINANCIAL DATA
                      as of and for the years ended May 31
    except for 1998 which is as of and for the 10 month period ended March 31 and for 1999 which is as of and for the 12 month period ended March 31



                                              1999            1998            1997            1996            1995
                                              ----            ----            ----            ----            -----

Total revenue                            $ 18,877,867    $ 11,267,909    $ 16,209,501    $ 13,743,857    $ 13,172,142
Gross profit                                2,589,255       1,695,185       2,427,278         819,587       1,960,245
Operating income (loss)                       315,998          19,530       1,001,017        (988,446)        272,210
Income (loss) from continuing
  operations                                  378,460        (658,861)        810,533      (1,163,241)        112,115
Income (loss) from discontinued
  operations                                 (343,110)     (2,756,617)       (662,098)       (835,550)        390,551
Loss on disposal of discontinued
  operations                                 (747,214)     (1,391,873)             --              --              --
Extraordinary Gain                          2,550,000              --              --              --              --
Net income (loss)                           1,838,136      (4,807,351)        148,435      (1,998,791)        502,666
Total assets                                8,570,447       8,550,871      12,111,437       9,651,799       9,397,411
Long term debt, net of current portion        682,046         907,896       1,063,831       1,260,133         867,817
Total stockholders' equity (deficit)        2,574,917        (713,619)      2,969,523       1,305,089       3,068,464
Income (loss) from continuing
  operations per common share:
    Basic                                        0.02           (0.04)           0.06           (0.09)           0.01
    Diluted                                      0.02           (0.04)           0.06           (0.09)           0.01
Income (loss) from discontinued
  operations per common share:
    Basic                                       (0.02)          (0.18)          (0.05)          (0.07)           0.03
    Diluted                                     (0.02)          (0.18)          (0.05)          (0.07)           0.03
Loss on disposal of discontinued
  operations per common share:
    Basic                                       (0.04)          (0.09)             --              --              --
    Diluted                                     (0.04)          (0.09)             --              --              --
Extraordinary Gain
    Basic                                        0.15              --              --              --              --
    Diluted                                      0.14              --              --              --              --
Net Income (loss) per common share:
    Basic                                        0.11           (0.31)           0.01           (0.16)           0.04
    Diluted                                      0.10           (0.31)           0.01           (0.16)           0.04

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Result of Operations

           On April 6, 1998, the Board of Directors changed the fiscal year-end of the Company from May 31 to March 31. Accordingly, the March 31, 1998 operation results of INFC are for a ten-month period; therefore, the Company will compare its results of operations for the ten-month period ended March 31, 1998 with its results of operations for the ten-month period ended March 31, 1997. As the year ended March 31, 1999 was a twelve-month period, the Company will compare its results of operations for the year ended March 31, 1999 to the twelve-month period ended March 31, 1998. See Note 16 of Notes to Consolidated Financial Statements for unaudited results of operations for the ten-month period ended March 31, 1997, and for unaudited results of operation for the twelve-month period ended March 31, 1998.

Fiscal year ended March 31, 1999 compared to twelve months ended March 31, 1998.

           Substantially all of the assets and certain liabilities relating to the Company's environmental operations have been sold and revenues from environmental operations have been removed from continuing operations for the twelve-month period ended March 31, 1998. As this sale occurred in March 1998, no revenues or expenses are included in fiscal year ended March 31, 1999. In November 1998, the Company closed the Florida operations and all assets and certain liabilities were moved to the Virginia operations. The revenues and expenses have been removed from continuing operations for the periods ended March 31, 1999 and 1998 and May 31, 1997.

           Revenues for the fiscal year ended March 31, 1999 (the "fiscal year 1999") were $18,877,867 compared to $15,130,953 for the twelve-month period ended March 31, 1998, resulting in a 25% increase in revenues. This increase largely was the result of increase in new orders and several large contracts awarded to the Company during this period.

           Cost of goods and services for the fiscal year 1999 was $16,288,612 or 86% of sales compared to $12,840,717 or 85% of sales for the twelve-month period ended March 31, 1998. Gross profits for the fiscal year 1999 were $2,589,255 or 14% of sales compared to $2,290,236 or 15% of sales for the twelve-month period ended March 31, 1998. These decreases in gross profits were due to the decreases in margins on the larger contracts awarded.

           Selling, general and administrative expenses were $2,273,257 for the fiscal year 1999 or 12% of net sales compared to $1,976,890 or 13% of net sales for the twelve-month period ended March 31, 1998. The general and administrative expense decrease as a percentage was due to reduced costs associated with the management reorganization and the higher amount is attributable to higher professional fees and the move of the corporate offices.

           Gain on sale of assets of $332,575 for the fiscal year 1999 reflected the sale of the Service Division of ICVA. Interest expense for the fiscal year 1999 was $324,499 compared to $948,358 for the twelve-month period ended March 31, 1998. Interest expense reflects interest paid on notes payable and long-term debt, including credit lines, amortization of discount associated with the convertible debentures and capital leases. The reduction was due to the conversion of $4,250,000 of debt to equity during the fiscal year 1999.

           Income from continuing operations for the fiscal year 1999 was $378,460 compared to a loss of $582,151 for the twelve-month period ended March 31,1998. Discontinued operations include Florida's operations which was closed November 30, 1998 for the fiscal year 1999 and Florida operations and environmental operations which were sold in October 1997 and March 1998 for the twelve-month period ended March 31, 1998. Loss from discontinued operations was $343,110 for the fiscal year 1999 as compared to $2,657,574 for the twelve-month period ended March 31, 1998. Revenues of $1,042,446 and $1,809,671 for the fiscal year 1999 and the twelve months ended March 31, 1998 related to the Florida infrastructure operations. Revenues of $964,571 for the twelve months ended March 31, 1998 related to the discontinued environmental operations.

           Loss on disposal of discontinued operations was $1,391,873 for the twelve-month period ended March 31, 1998, with a loss of $878,326 having been incurred on the sale of the assets of ETSAS and a loss of $513,547 having been incurred on the sale of the assets of ETS. Loss on disposal of discontinued operations was $747,214 for the fiscal year 1999, includes the loss on sale and abandonment of the assets, as well as phase-out period operating losses of $677,031 from the measurement date to March 31, 1999.

           On July 30, 1998, certain shareholders converted debt to preferred shares. As a result, a gain on extinguishment of debt arose due to the effective value of the shares being less than the amount converted. This was based on a presumption of effective interest rate earned on the preferred shares as well as the price of the preferred shares on an as-if converted to common stock basis. Therefore, an extraordinary gain on extinguishment of debt in the amount of $1,950,000 was recognized. On December 31, 1998, a shareholder converted debt to preferred shares in the amount of $1,000,000 and an extraordinary gain on extinguishment of debt of $600,000 was recognized.

           On December 31, 1998, the Company redeemed 2,500,000 shares of Series A Convertible Preferred Stock held by The Thomas W. Marmon Trust at $0.50 per share payable with $250,000 cash and a promissory note for $1,000,000 bearing 8% interest due March 31, 1999 and secured by 2,000,000 shares of Series A Convertible Preferred Stock. In a related matter, Mr. Thomas W. Marmon resigned from the Board of Directors. At March 31, 1999, Mr. Marmon agreed to convert the $1,000,000 promissory note and accrued interest to 10,421 shares of Series B Preferred Stock bearing 8% dividend payable monthly. There are no conversion rights.

           In a subsequent transaction on December 31, 1998, Dr. Allen Kahn agreed to purchase 1,000,000 shares of Series A Convertible Preferred Stock at $1.00 per share, in exchange for $150,000 in cash and cancellation of a promissory note for $850,000 which was secured by the Company's assets. Dr. Kahn joined the Board of Directors of the Company as elected by the holders of the Series A Convertible Preferred Stock.

           Effective November 30, 1998, the Company closed InfraCorps of Florida, Inc. ("Florida"). This is due to the losses that have been sustained by that operation in the past year. The Company attempted to find a buyer for Florida, but no buyer stepped forward so certain fixed assets were sold. All other fixed assets were either abandoned or moved to Virginia, and will be utilized in Virginia's operation or sold. All current contracts will be completed within the next six months.

           Net income for the fiscal year 1999 was $1,838,136 compared to net loss of $4,631,598 for the twelve-month period ended March 31, 1998.

Ten Months Ended March 31, 1998 compared to Ten Months Ended March 31, 1997

           Revenues for the ten-month period ended March 31, 1998 were $11,267,909 from continuing operations compared to $12,345,398 for the ten-month period ended March 31, 1997, for a 8.7% decrease. This decrease mainly was due to lower billings resulting from the unseasonably wet weather experienced during the last four months of fiscal 1998.

           Cost of goods and services was $9,572,724 or 85% of total revenues for the ten-month period ended March 31, 1998, compared to $10,395,426 or 84.2% of the total revenues for the same period ended March 31, 1997. Gross profit for the current ten-month period was $1,695,185 or 15% of total revenues compared to $1,949,973 or 15.8% of total revenues for the ten months ended March 31, 1997. These decreases were due primarily to the unseasonably wet weather, which increased downtime and the cost of completing projects.

           Selling, general and administrative expenses for the ten-month period ended March 31, 1998 were $1,675,655 or 14.9% of revenues compared to $1,630,692 or 13.2% of revenues for the same period ended March 31, 1997. The increase in selling, general and administrative expenses primarily was due to higher costs associated with attempts to increase sales in the "pipe bursting" division and additional costs incurred to relocate ICFL to Orlando, Florida coupled with lower sales.

           Interest income from certificates of deposits for the ten-month period ended March 31, 1998 was $19,842 compared to $15,729 for the same period in 1997. Interest expense for the ten-month period ended March 31, 1998 was $726,956 as compared to $166,856 for the same period last year. The increase is due to increased loans outstanding of approximately $1.2 million and interest costs associated with INFC's convertible debentures. Gain on sale of equipment was $30,386 for the current ten-month period compared to $101,037 for the same period last year.

           Loss from continuing operations for the ten-month period ended March 31, 1998 was $658,861 compared to profit of $269,918 for the same period last year. Such loss reflects lower revenues, increased selling, general and administrative expenses and increased interest expense during fiscal 1998.

           Loss from discontinued operations was $2,756,617 for the ten-month period ended March 31, 1998 compared to $747,412 for the same period in 1997. These discontinued operations were the analytical laboratory and environmental services along with Florida infrastructure operations. The environmental operations had revenues of $2,640,195 for the ten-month period. Increased competition among analytical laboratories created tight margins and lower revenues. As such, the analytical laboratory was unable to show a profit. The commercialization of the LEC technology caused a drain on the profits of the environmental services operations. As a result, INFC considered the environmental services operations no longer viable and disposed of these operations. Revenues from Florida infrastructure operations for the ten-month period ended March 31, 1998 were $1,376,522 compared to $1,874,467 for the same period last year. Losses sustained in Florida made the operations no longer viable to keep operating. Loss on disposal of discontinued operations for environmental services was $1,391,873, with a loss of $878,326 having been incurred on the sale of the assets of ETSAS and a loss of $513,547 having been incurred on the sale of the assets of ETS.

Liquidity and Capital Resources as of March 31, 1999

           The Company continues to be cash deficient. For the fiscal year 1999, the Company had cash used in operating activities of $125,578 and at March 31, 1999, the Company had an accumulated deficit of $5,130,720 from operations and a stockholders' equity of $2,574,917.

           During fiscal 1998, InfraCorps concluded that it was in the Company's best interest to de-emphasize its environmental products and services and to focus on its construction operations, particularly with respect to the installation and rehabilitation of subsurface pipelines for the transmission of water, waste and natural gas.

           Management negotiated a line of credit from BB&T for $1,000,000 effective April 16, 1999. The interest rate is prime plus one percent payable monthly. Additional equity or credit is being sought. Management's success in this regards will, to a large extent, depend upon whether InfraCorps is able to accomplish the assignment without recourse of the China Steel Contract to ATI. While negotiations with China Steel Corporation are on-going, there can be no assurance that such negotiations will be successful.

           Effective May 1, 1998, the Company restructured its credit facility with Thomas W. Marmon, a former director and a large shareholder of the Company. The new note for the credit facility, which in part is a renewal of the previous note, permitted total aggregate borrowings by ETSI of up to $3.5 million. The new note provided for monthly interest payments at a rate of 10% until the credit facility's maturity at May 1, 1999 and 12% thereafter and was subject to call by the holder upon sixty days written notice. The new note was secured by the assets of InfraCorps and its subsidiaries. On July 30, 1998, Mr. Marmon's debt was retired through the issuance of 2,500,000 shares of Series A Convertible Preferred Stock of the Company and a cash payment of $696,655, including accrued interest. The Company financed the cash payment through an existing shareholder by delivery of a promissory note secured by the assets of the Company. The note, which pays interest monthly at 10%, maturing on October 31, 1999.
                                      -10-

           On July 30, 1998 and December 31, 1998, certain shareholders converted debt to preferred shares. As a result, a extraordinary gain on extinguishment of debt arose due to the effective value of the shares being less than the amount converted. This was based on a presumption of effective interest rate earned on the preferred shares as well as the price of the preferred shares on an as-if converted to common stock basis. Therefore, a extraordinary gain on extinguishment of debt in the amount of $2,550,000 was recognized.

           On December 31, 1998, the Company redeemed 2,500,000 shares of Series A Convertible Preferred Stock held by The Thomas W. Marmon Trust at $0.50 per share payable with $250,000 cash and a promissory note for $1,000,000 bearing 8% interest due March 31, 1999 and secured by 2,000,000 shares of Series A Convertible Preferred Stock. In a related matter, Mr. Thomas W. Marmon resigned from the Board of Directors. At March 31, 1999, Mr. Marmon agreed to convert the $1,000,000 promissory note and accrued interest to 10,421 shares of non-cumulative Series B Preferred Stock bearing an 8% dividend payable monthly. There are no conversion rights.

           In a subsequent transaction on December 31, 1998, Dr. Allen Kahn agreed to purchase 1,000,000 shares of Series A Convertible Preferred Stock at $1.00 per share, in exchange for $150,000 cash and cancellation of a promissory note for $850,000 which was secured by the Company's assets. Dr. Kahn will join the Board of Directors of the Company as elected by the holders of the Series A Convertible Preferred Stock.

           On April 28, 1998, InfraCorps sold the Service Division of ICVA (e.g., septic system installation and repair, irrigation, plumbing, jacuzzi service contracts and incidental concrete manufacturing/concrete products) to a new corporation formed by Coleman S. Lyttle, a director of InfraCorps and President of ICVA, for a total purchase price of $550,000, payable as follows:
$350,000 cash at closing, assumption of certain indebtedness of ICVA and notes payable to ICVA in the aggregate amount of $175,000. A gain of $329,478 was recognized on the sale.

           Net cash used by operating activities in 1999 was $125,578. Major components of cash flows used in operating activities include an increase in inventories of $182,139, an increase in prepaid expenses of $95,562, and an increase in accounts payable of $1,151,270. These increases were a result of higher sales. Adjustments to net cash flows are the extraordinary gain on extinguishment of debt of $2,550,000, the gain on the sale of fixed assets of $332,575, depreciation and amortization of $570,059 and amortization of deferred gain on sale/leaseback of $481,821.

           Net cash provided by investing activities of $300,066 consisted mainly of purchase of property, plant and equipment in the amount of $410,889, proceeds from sale of fixed assets of $372,398 and payments from notes receivable of $261,631. Net cash used by financing activities of $108,979 includes in part proceeds from notes payable to stockholder of $648,400, payment of debt principal of $422,496, and redemption of preferred stock of $250,000. This reflected the conversion of debt to equity. The cash and cash equivalents at March 31, 1999 were $872,259 including $600,000 of restricted cash.

           New orders received for the fiscal year 1999 were $21,698,835 compared to $17,506,274 for the twelve months ended March 31, 1998. The increase in new orders were due to several large contracts received during the year. Backlog at March 31, 1999 was $12,286,247 compared to $5,527,124 at March 31, 1998. This increase reflects Management's rededication to the infrastructure business.

Year 2000

           Many currently installed computer systems and software products are programmed to assume that the century portion of a date as "19" to conserve the use of storage and memory. This assumption resulted in the use of two digits (rather than four) to define an applicable year.

           Accordingly, computer systems that rely on two digits to define an applicable year may recognize a date using "00" as the year 1900, rather than the year 2000. This could result in a system failure to miscalculations causing disruptions of operations, including, among other things, a temporary inability to process or transmit data or engage in normal business activities. The Company's ability to operate is, to a large extent, dependent upon the proper operation of its computer system and those of its customers. To the extent that Year 2000 issues result in the long-term inoperability of Company's computer systems or those of its customers, the Company's results of operation and financial condition will be materially and adversely affected.

           The Company believes that it has fully assessed its Year 2000 readiness. This assessment included a review of the Company's internal information technology systems and non-information technology systems. Based on this review, the Company does not anticipate any disruption of its internal technology systems.

           The Company is currently in the process of initiating formal communications with all of its customers to determine the extent to which the company is vulnerable to those third parties' failures to remediate their own Year 2000 issues. The Company expects to complete this process by December 31, 1999. Although the cost of the Company's Year 2000 remediation program has not yet been finalized, the Company estimates that these costs will not exceed $30,000 and, in any event, believes that such costs will not have a material, adverse effect upon the Company's results of operation or financial condition.

 Impact of Accounting Pronouncements

           Financial Accounting Standards Board Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, was issued in June 1998. This Statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. This Statement is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. Management will assess the impact, if any, on the Company's financial statements.

           The American Institute of Certified Public Accountants issued Statement of Position (SOP) 98-1, Accounting for Costs of Computer Software Developed or Obtained for Internal Use. This SOP is effective for financial statements for fiscal years beginning after December 31, 1998. The SOP requires entities to capitalize certain internal-use software costs once certain criteria are met. Generally, internal costs with respect to software configuration and interface, coding, installation to hardware, testing (including parallel processing), and date conversion costs allowing access of old data by new systems should be capitalized. All other data conversion costs, training, application maintenance, and ongoing support activities should be expensed. The Company will adopt this SOP in 1999 and does not expect it to have a material effect on the Company's consolidated financial condition or consolidated results of operations.

           The American Institute of Certified Public Accountants issued Statement of Position (SOP) 98-5, Reporting on the Costs of Startup Activities, in April 1998. The SOP requires such costs to be expensed as incurred instead of being capitalized and amortized. It applies to startup activities and costs of organization of both development stage and established operating activities, and it changes existing practice for some industries. The SOP broadly defines startup activities as those one-time activities that relate to the opening of a new facility, introduction of a new product or service, doing business in a new territory, initiating a new process in an existing facility, doing business with a new class of customer or beneficiary, or commencing some new operation. The SOP is effective for financial statements for fiscal years beginning after December 15, 1998. The Company will adopt this SOP in 1999 and does not expect it to have a material effect on the Company's consolidated financial condition or consolidated results of operations.

Fourth Quarter Adjustments

           During the fourth quarter, a $100,000 accrual for warranty expense was recognized for projects completed in Florida that will need to be corrected. In addition, loans to employees in the amount of $151,000 were written off in the fourth quarter.
                                      -13-

                         REPORT OF INDEPENDENT AUDITORS


The Board of Directors and Stockholders
InfraCorps, Inc. and Subsidiaries


           We have audited the accompanying consolidated balance sheet of InfraCorps, Inc. and Subsidiaries as of March 31, 1999, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The consolidated financial statements of InfraCorps, Inc. (formerly ETS International, Inc.) and Subsidiaries as of March 31, 1998, and the ten month period and year ended March 31, 1998, and May 31, 1997, respectively, were audited by other auditors whose report, dated May 8, 1998, on those statements included an explanatory paragraph describing conditions that raised substantial doubt about the Company's ability to continue as a going concern.

           We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

           In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of InfraCorps, Inc. and Subsidiaries as of March 31, 1999, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.


                                            Goodman & Company, LLP


Norfolk, Virginia
June 4, 1999
                                      -14-

                                INFRACORPS, INC.
                                AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                                 MARCH 31, 1999

                                   (NEXT PAGE)

INFRACORPS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS



----------------------------------------------------------------------------------------------------------------------------

   March 31,                                                                     1999                          1998
----------------------------------------------------------------------------------------------------------------------------


                                                ASSETS
Current assets
    Cash and cash equivalents                                                $   272,259                $      206,750
    Accounts receivable:
        Trade (net of allowance of $50,000 in 1999 and 1998)                   3,389,342                     2,540,810
        Other                                                                     12,917                        78,936
    Costs and estimated earnings in excess of billings
        on uncompleted contracts                                                 868,061                       563,924
    Notes receivable                                                              23,085                       200,000
    Inventory                                                                    599,451                       931,590
    Prepaid expenses                                                              47,612                       143,174
                                                                               ---------------------------------------
           Total current assets                                                5,212,727                     4,665,184
                                                                               ---------------------------------------

Property, plant and equipment
    Furniture and fixtures                                                       364,236                       345,857
    Machinery, tools and equipment                                             3,766,096                     4,027,556
    Vehicles                                                                   1,567,493                     1,373,657
    Leasehold improvements                                                       301,370                       340,282
                                                                            ------------------------------------------
                                                                               5,999,195                     6,087,352
    Less accumulated depreciation                                              3,829,184                     3,475,318
                                                                             -----------------------------------------
           Total property, plant and equipment, net                            2,170,011                     2,612,034
                                                                           -------------------------------------------

Other assets
    Restricted cash                                                              600,000                       600,000
    Notes receivable                                                             321,454                          --
    Notes receivable from employees                                                 --                         151,040
    Cash surrender value of life insurance (net of
        outstanding loan of $156,339 in 1999 and 1998)                            22,879                         6,693
    Assets under contractual arrangements (net of
        valuation allowance of $858,000)                                         190,740                       267,666
    Other assets                                                                  52,636                       248,254
                                                                             -----------------------------------------
                                                                               1,187,709                     1,273,653
                                                                               ---------------------------------------


                                                                             $ 8,570,447                   $ 8,550,871
                                                                             =========================================

INFRACORPS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS



---------------------------------------------------------------------------------------------------------------------------------

   March 31,                                                                       1999                          1998
---------------------------------------------------------------------------------------------------------------------------------



               LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities
    Bank overdraft                                                               $   241,931                  $    173,493
    Notes payable to bank                                                             --                            89,062
    Notes payable to stockholders                                                     --                         3,410,000
    Notes payable to affiliates                                                      609,900                       966,159
    Current portion of long-term debt                                                364,248                       480,543
    Accounts payable                                                               3,574,837                     1,846,539
    Accrued expenses and other current liabilities                                   382,229                       768,638
                                                                                ------------------------------------------
           Total current liabilities                                               5,173,145                     7,734,434
                                                                                 -----------------------------------------


    Long-term debt                                                                   682,046                       907,896

    Deferred gain on sale/leaseback                                                   --                           481,821

    Liabilities under contractual arrangements                                       140,339                       140,339
                                                                               -------------------------------------------
                                                                                     822,385                     1,530,056
                                                                                ------------------------------------------


Stockholders' equity (deficit)
    Preferred stock, no par value;  authorized  5,000,000  shares:
        4% cumulative Series A, $1 convertible, 1,750,000 shares
        outstanding at March 31, 1999 (liquidation
        value of $1,750,000)                                                         730,311                       --
        8% Series B, 10,421 shares outstanding at March
        31, 1999 (liquidation value of $1,042,100)                                 1,042,100                       --
    Common stock, no par value; authorized 30,000,000 shares
        outstanding 16,492,043 at March 31, 1999 and 1998                          6,126,338                     6,126,338
    Accumulated deficit                                                           (5,130,720)                   (6,646,845)
    Less notes receivable from officers                                             (193,112)                     (193,112)
                                                                                  -----------------------------------------
           Total stockholders' equity (deficit)                                    2,574,917                      (713,619)
                                                                                 -----------------------------------------
                                                                                 $ 8,570,447                   $ 8,550,871
                                                                                 ==========================================




   The accompanying notes are an integral part of these financial statements.

INFRACORPS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

--------------------------------------------------------------------------------
Ten Month Period Ended March 31, 1998 and
Years Ended March 31, 1999 and May 31, 1997
--------------------------------------------------------------------------------


                                                                  1999                   1998                  1997
                                                            -------------------------------------------------------------


Contract revenues                                           $ 18,877,867           $  11,267,909            $ 16,209,501
                                                            -------------------------------------------------------------

Cost of goods and services                                    16,288,612               9,572,724              13,782,223
Selling, general and administrative expenses                   2,273,257               1,675,655               1,426,261
                                                            -------------------------------------------------------------
                                                              18,561,869              11,248,379              15,208,484
                                                            -------------------------------------------------------------

                                                                 315,998                  19,530               1,001,017
                                                            -------------------------------------------------------------

Interest income                                                   54,386                  19,842                  20,024
Interest expense                                                (324,499)               (726,956)               (312,271)
Gain on sale of equipment                                        332,575                  30,386                 101,037
Other, net                                                             -                  (1,663)                    726
                                                            -------------------------------------------------------------

Income (loss) from continuing operations                    $    378,460           $    (658,861)           $    810,533

Income tax expense                                                     -                       -                       -
                                                            -------------------------------------------------------------

Income (loss) from continuing operations                         378,460                (658,861)                810,533

Loss from discontinued operations                               (343,110)             (2,756,617)               (662,098)

Loss on disposal of discontinued operations                     (747,214)             (1,391,873)                     --
                                                            -------------------------------------------------------------

Income (loss) before extraordinary item                         (711,864)             (4,807,351)                148,435

Extraordinary gain on extinguishment of debt                   2,550,000                      --                      --
                                                            -------------------------------------------------------------
Net income (loss)                                           $  1,838,136           $  (4,807,351)           $    148,435
                                                            =============================================================
Basic earnings per common share
      Income (loss) from continuing operations              $       0.02           $       (0.04)           $       0.06
      Loss from discontinued operations                            (0.02)                  (0.18)                  (0.05)
      Loss on disposal of discontinued operations                  (0.04)                  (0.09)                     --
      Extraordinary gain                                            0.15                      --                      --
                                                            -------------------------------------------------------------
      Net income (loss)                                     $       0.11           $       (0.31)           $       0.01
                                                            =============================================================


Diluted earning per common share

      Income (loss) from continuing operations              $       0.02           $       (0.04)           $       0.06
      Loss from discontinued operations                            (0.02)                  (0.18)                  (0.05)
      Loss on disposal of discontinued operations                  (0.04)                  (0.09)                     --
      Extraordinary gain                                            0.14                      --                      --
                                                            -------------------------------------------------------------
      Net income (loss)                                     $       0.10           $       (0.31)           $       0.01
                                                            =============================================================

    The accompanying notes are an integral part of these financial statements

INFRACORPS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
Ten Month Period Ended March 31, 1998 and
Years Ended March 31, 1999 and May 31, 1997



                                                Preferred Stock          Preferred Stock
                                                   Series A                 Series B                  Common Stock
                                            --------------------------------------------------------------------------------
                                               Shares        Amount       Shares     Amount       Shares         Amount
                                            ---------------------------------------------------------------------------------

Balances at May 31, 1996                                0         $   0          0     $    0     12,580,733    $ 3,476,235

Proceeds from issuance of common stock                  0             0          0          0        461,525        300,000
 Proceeds from exercise of  vendor options              0             0          0          0        212,000          1,060
Proceeds from exercise of  employee stock
   options                                              0             0          0          0          5,014          3,929
Repurchase of common stock                              0             0          0          0        (65,617)       (75,000)
Issuance of common stock and options for
   services                                             0             0          0          0         43,500        160,881
Issuance of common stock for payment of
   note payable to stockholder                          0             0          0          0        833,333        500,000
Issuance of warrants with convertible
   debentures to acquire 1,000,000 shares
   of common stock                                      0             0          0          0              0        173,334
Discount on issuance of  convertible
   debentures                                           0             0          0          0              0        410,914
Conversion of convertible debentures                    0             0          0          0        145,335         50,776
Addition to notes receivable for accrued
   interest                                             0             0          0          0              0              0
Net income                                              0             0          0          0              0              0
                                            ---------------------------------------------------------------------------------
Balances at May 31, 1997                                0             0          0          0     14,215,823      5,002,129






                                                                  Notes
                                                              Receivable
                                            Accumulated          from
                                              Deficit          Officers             Total
                                           --------------------------------------------------

Balances at May 31, 1996                      $ (1,987,929)       $ (183,217)    $ 1,305,089

Proceeds from issuance of common stock                   0                 0         300,000
 Proceeds from exercise of  vendor options               0                 0           1,060
Proceeds from exercise of  employee stock
   options                                               0                 0           3,929
Repurchase of common stock                               0                 0         (75,000)
Issuance of common stock and options for
   services                                              0                 0         160,881
Issuance of common stock for payment of
   note payable to stockholder                           0                 0         500,000
Issuance of warrants with convertible
   debentures to acquire 1,000,000 shares
   of common stock                                       0                 0         173,334
Discount on issuance of  convertible
   debentures                                            0                 0         410,914
Conversion of convertible debentures                     0                 0          50,776
Addition to notes receivable for accrued
   interest                                              0            (9,895)         (9,895)
Net income                                         148,435                 0         148,435
                                           --------------------------------------------------
Balances at May 31, 1997                        (1,839,494)         (193,112)      2,969,523




              The accompanying notes are an integral part of these
                       consolidated financial statements.

INFRACORPS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
Ten Month Period Ended March 31, 1998 and
Years Ended March 31, 1999 and May 31, 1997



                                                 Preferred Stock            Preferred Stock
                                                    Series A                   Series B                      Common Stock
                                            ----------------------------------------------------------------------------------------
                                                Shares         Amount        Shares      Amount         Shares          Amount
                                            ----------------------------------------------------------------------------------------


Balances at May 31, 1997                              0               0          0              0      14,215,823       5,002,129

Proceeds from exercise of
   employee stock options                             0               0          0              0          20,000          10,000
Issuance of warrants and stock options                0               0          0              0               0          82,999
Common stock received as part of
sale of discontinued operations                       0               0          0              0        (500,000)       (125,000)
Reclassification of common stock
   subject to repurchase agreement                    0               0          0              0         269,565         387,500
Conversion of convertible debentures                  0               0          0              0       2,486,655         768,710
Net loss                                              0               0          0              0               0               0
                                            ----------------------------------------------------------------------------------------

Balances at March 31, 1998                            0               0          0              0      16,492,043       6,126,338

Issuance of series A preferred  stock for
   payment of note payable to stockholders    4,250,000       1,730,311          0              0               0               0
Redemption of Series A preferred stock       (2,500,000)     (1,000,000)         0              0               0               0
Issuance of series B preferred stock for
   payment of note payable to stockholders            0               0     10,421      1,042,100               0               0
Dividends                                             0               0          0              0               0               0
Net income                                            0               0          0              0               0               0
                                            ----------------------------------------------------------------------------------------
Balances at March 31, 1999                    1,750,000       $ 730,311     10,421    $ 1,042,100      16,492,043     $ 6,126,338
                                            ========================================================================================




                                                                        Notes
                                                                     Receivable
                                                   Accumulated          from
                                                     Deficit          Officers           Total
                                                   ---------------------------------------------------


Balances at May 31, 1997                             (1,839,494)       (193,112)         2,969,523

Proceeds from exercise of
   employee stock options                                     0               0             10,000
Issuance of warrants and stock options                        0               0             82,999
Common stock received as part of
sale of discontinued operations                               0               0           (125,000)
Reclassification of common stock
   subject to repurchase agreement                            0               0            387,500
Conversion of convertible debentures                          0               0            768,710
Net loss                                             (4,807,351)              0         (4,807,351)
                                                 ---------------------------------------------------

Balances at March 31, 1998                           (6,646,845)       (193,112)          (713,619)

Issuance of series A preferred  stock for
   payment of note payable to stockholders                    0               0          1,730,311
Redemption of Series A preferred stock                 (250,000)              0         (1,250,000)
Issuance of series B preferred stock for
   payment of note payable to stockholders                    0               0          1,042,100
Dividends                                               (72,011)              0            (72,011)
Net income                                            1,838,136               0          1,838,136
                                                 ---------------------------------------------------
Balances at March 31, 1999                         $ (5,130,720)     $ (193,112)       $ 2,574,917
                                                 ===================================================



              The accompanying notes are an integral part of these
                       consolidated financial statements.

INFRACORPS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------
Ten Month Period Ended March 31, 1998 and
Years Ended March 31, 1999 and May 31, 1997
--------------------------------------------------------------------------------



                                                           1999         1998           1997
                                                       --------------------------------------


Cash flows from operating activities
Net income (loss)                                       1,838,136    (4,807,351)      148,435
Adjustments to reconcile to net cash used
   by operating activities:
Loss on disposal of discontinued operations               747,214     1,391,873             0
Depreciation and amortization                             570,059       683,361       830,687
Write-down of notes receivable                            151,040       204,101             0
Write-off of goodwill and other intangibles,
   due to impairment                                            0       145,474             0
Provision for bad debts                                         0             0        75,307
Amortization of convertible debentures
   discount                                                     0       438,028       139,152
Conversion of accrued interest on convertible
    debentures to common stock                                  0        68,710             0
Stock options issued to the president at
   less than market value                                       0        44,000             0
Professional services received in exchange
   for warrants                                                 0        38,999        29,437
Amortization of deferred gain on sale/leaseback          (481,821)     (253,591)     (304,308)
Gain on extinguishment of debt                         (2,550,000)            0             0
(Gain) loss on sale of equipment                         (332,575)       14,264      (101,037)
Other                                                           0             0         7,844
Changes in:
   Accounts receivable                                   (848,532)    1,692,623    (1,235,534)
   Costs and estimated earnings in excess of
       billings on uncompleted contracts                 (304,137)     (257,444)     (447,606)
   Inventories                                            182,139      (208,641)     (221,060)
   Prepaid expenses                                        95,562       260,856      (159,591)
   Cash surrender value of life insurance, net            (16,186)      (20,304)      (26,445)
   Accounts payable                                     1,151,270      (989,296)      360,808
   Accrued expenses and other liabilities                (391,395)      510,584      (193,441)
   Customer advances                                            0       292,465             0
   Other - accounts receivable                             63,648       (19,566)       32,487
                                                       --------------------------------------
               Net cash used by operating activities     (125,578)     (770,855)   (1,064,865)



              The accompanying notes are an integral part of these
                       consolidated financial statements

INFRACORPS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

Ten Month Period Ended March 31, 1998 and
Years Ended March 31, 1999 and May 31, 1997


                                                               1999          1998          1997
                                                         ------------------------------------------

Cash flows from investing activities
Purchase of property, plant and equipment                $  (410,889)   $(1,209,611)   $  (820,374)
Prepublication costs                                               0              0       (105,913)
Patent costs incurred                                              0              0        (54,345)
Proceeds from sale of discontinued operations                      0        200,000              0
Proceeds from sale of equipment                              372,398         26,750          1,751
Decrease in assets under contractual
   arrangements                                               76,926          7,689              0
Notes receivable payments                                    261,631         64,694        (17,047)
                                                        ------------------------------------------
      Net cash provided (used) by investing activities       300,066       (910,478)      (995,928)
                                                        ------------------------------------------

Cash flows from financing activities
Bank overdraft increase                                       68,438        128,933         35,814
Notes payable to banks decrease                              (89,062)          (775)      (981,590)
Proceeds from(payments on) notes payable affiliates          (64,259)       775,542        140,006
Proceeds from notes payable to stockholders                  648,400      1,410,000      1,900,000
Proceeds from convertible debentures                               0              0        750,000
Proceeds from long-term debt                                       0        645,036        507,382
Proceeds from loan against cash surrender value                    0        156,339              0
Principal payments on long-term debt                        (422,496)      (344,226)      (547,791)
Proceeds from issuance of common stock                             0         10,000        304,993
Repurchase of common stock subject to
repurchase agreement                                               0       (387,500)       (75,000)
Redemption of preferred stock                               (250,000)             0              0
                                                        ------------------------------------------
Net cash provided (used) by financing activities            (108,979)     2,393,349      2,033,814
                                                        ------------------------------------------


Increase (decrease) in cash and cash equivalents              65,509        712,016        (26,979)

Cash and cash equivalents at beginning of year
   including $600,000 of restricted cash                     806,750         94,734        121,713
                                                        ------------------------------------------

Cash and cash equivalents at end of year
   including $600,000 of restricted cash                 $   872,259    $   806,750    $    94,734
                                                        ------------------------------------------


              The accompanying notes are an integral part of these
                       consolidated financial statements

INFRACORPS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

--------------------------------------------------------------------------------
Ten Month Period Ended March 31, 1998 and
Years Ended March 31, 1999 and May 31, 1997
--------------------------------------------------------------------------------

Supplemental disclosures of cash flow information and noncash investing and financing activities

During 1999, the Company sold fixed assets with a book value of $146,522 and inventory with a book value of $150,000 related to its service division for $350,000 in cash, assumption of $100,000 of indebtedness by the buyer, and notes payable to the Company in the aggregate amount of $175,000.

Additionally during the fiscal year ended March 31, 1999, in a series of transactions, the Company converted $4,250,000 of debt into 4,250,000 shares of Series A preferred stock with a fair value of $1,700,000. Subsequently, 2,500,000 shares of this stock with a fair value of $1,000,000 was redeemed for $250,000 in cash and a note for $1,000,000. In March, 1999, the $1,000,000 note, along with $42,100 in other payables due to the noteholder, were converted into 10,421 shares of Series B preferred stock.

Interest paid on notes payable and long-term debt was $558,513, $213,137, and $392,126 for the years 1999, 1998 and 1997, respectively. Capital lease obligations of $35,939 $260,394, and $94,210 were incurred during 1999, 1998, and 1997, respectively, under leases entered into for vehicles, furniture and fixtures, and laboratory equipment.

During 1998, the Company issued $38,999 of warrants for services, issued common stock options to the President of the Company with an aggregate exercise price of $44,000 below the market price at the date of grant, reclassified $387,500 of common stock subject to repurchase agreement and converted $768,710, including $68,710 of accrued interest, of convertible debentures to common stock. Also in March 1998, the Company received $125,000 of its common stock as part of the sale of discontinued operations.

During 1997, the Company issued $160,881 of common stock and options for services ($131,440 in prepaid expenses at May 31, 1997), issued $500,000 in common stock in repayment of note payable to stockholder, issued $173,334 of warrants for common stock with convertible debentures, recognized a discount of $410,914 on issuance of convertible debentures and converted 50,776 of convertible debentures to common stock.




              The accompanying notes are an integral part of these
                       consolidated financial statements.

INFRACORPS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 1999 AND 1998 AND MAY 31, 1997


NOTE 1 - BUSINESS AND ORGANIZATION

           InfraCorps, Inc; formerly ETS International, Inc., (the "Company") is a Virginia corporation formed in 1987. The Company and its wholly-owned subsidiaries provide environmental products and services, and infrastructure products and services primarily related to the installation and rehabilitation of underground pipelines. See Note 4 - Business Segment Information and Note 11 Disposal of Segments for additional information.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

           Currency

           All references to dollars are United States dollars unless otherwise denoted as Canadian (CDN).

           Principles of Consolidation

           The consolidated financial statements include the accounts of InfraCorps, Inc. and its wholly-owned subsidiaries, IC Subsidiary, Inc. (formerly ETS, Inc.), ETS Analytical Services, Inc., InfraCorps of Florida, Inc. (formerly ETS Liner, Inc.) and InfraCorps of Virginia, Inc. (formerly ETS Water and Waste Management, Inc.). Significant intercompany accounts and transactions have been eliminated in consolidation. During fiscal 1999, the operations of InfraCorps of Florida, Inc. were discontinued. During fiscal 1998, substantially all assets and certain liabilities of ETS, Inc. and ETS Analytical Services, Inc. were sold.

           Change in Fiscal Year

           On April 6, 1998, the Company's fiscal year end was changed from May 31 to March 31. As a result, these consolidated financial statements cover the ten-month transition period from June 1, 1997 to March 31, 1998.




                         (Notes continued on next page)

           Cash Equivalents

           The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

           Inventories

           Inventories, consisting of raw materials and supplies are stated at the lower of cost (first-in, first-out method) or market.

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

           Provisions for depreciation and amortization have been calculated using the straight-line method over the following estimated useful lives of the assets:

           Furniture and fixtures                           5 - 10 years
           Laboratory equipment                             5 - 10 years
           Tools and equipment                              5 - 10 years
           Vehicles                                         3 -  5 years
           Leasehold improvements                           5 - 31 years



                         (Notes continued on next page)

           Property and equipment under capital leases are amortized on the straight-line basis over the shorter of the lease term or the estimated useful life of the asset. Leasehold improvements are amortized on the straight-line basis over the shorter of the lease term or the estimated useful life of the improvement.

           Goodwill

           Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on the straight-line basis over periods not exceeding 15 years. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operations. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. Due to impairment, $104,754 of goodwill was written off in 1998.

           Research and Development

           Research and development costs are charged to operations as incurred.

           Income Taxes

           Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

           Earnings Per Share

In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 128,
Earnings Per Share.  Statement 128 establishes new





                         (Notes continued on next page)
standards for computing and presenting earnings per share (EPS) and applies to entities with publicly held common stock or potential common stock. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Statement No. 128 was adopted by the Company at February 28, 1998. The Statement requires restatement of prior years EPS data previously presented. Adoption of this Statement did not have a material effect on current or prior years' EPS data presented.

           Business Segments and Related Information

           The Company adopted FASB Statement No. 131, Disclosures about Segments of an Enterprise and Related Information, as of April 1, 1998. Statement No. 131 establishes standards for the way public business enterprises are to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by management in deciding how to allocate resources and in assessing performance.

           Stock Options and Warrants

           The Company accounts for its stock options and warrants in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (Statement 123), permits entities to recognize as expense over the vesting period





                         (Notes continued on next page)
the fair value of all stock-based awards on the date of grant. Alternatively, Statement No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25, and provide pro forma net income or loss and pro forma net income or loss per common share disclosures for stock option and warrant grants made in 1996 and future years as if the fair-value-based method defined in Statement No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of Statement No. 123.

           Estimates

           The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses and disclosure of contingent assets and liabilities for the reported periods. Actual results could differ from those estimates and assumptions.

           Reclassification

           Certain reclassifications have been made to the prior periods' consolidated financial statements to place them on a basis comparable with the current year's consolidated financial statements.


NOTE 3 - RESTRICTED CASH

           Restricted cash represents a performance bond relating to the Company's contract with China Steel Corporation (the "China Steel Contract"). The Board of Directors of the Company is continuing to review the financial and other aspects of the Limestone Emission Control ("LEC") technology that is being developed for the China Steel Contract. This review was undertaken after potential issues were brought to current management's attention regarding the budget to meet certain of the performance specifications of the China Steel Contract and the overall viability of the LEC technology for wide-scale commercialization. If the LEC technology does not meet contract specifications, China Steel Corporation may seek to impose financial penalties or attempt to recover damages or obtain other relief under the contract, including drawing down on the $600,000 performance bond posted by the Company.





                         (Notes continued on next page)

NOTE 4 - BUSINESS SEGMENT INFORMATION

           The Company has three reportable segments: environmental operations, infrastructure operations - Florida, and infrastructure operations - Virginia. The environmental and infrastructure operations are differentiated based on differences in products and services. The Florida and Virginia segments are further differentiated by their geographical locations and construction techniques. The environmental operations segment specialized in toxic emission measurement and control, but was discontinued during the ten-month period ended March 31, 1998. The infrastructure operations segments specialize in the design, construction and maintenance of subsurface pipelines. The Florida infrastructure operation segment was discontinued during the year ended March 31, 1999. Segments are regularly evaluated by management in deciding how to allocate resources and in assessing performance.

           The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on net income or loss. The Company accounts for intersegment sales and transfers as if the sales or transfers were to third parties, that is, at current market prices. The information related to infrastructure operations in prior periods has been restated to differentiate the Florida segment.

           The Company currently derives its primary contract revenues from domestic customers.

           For the year ended March 31, 1999, the Company had infrastructure contract revenues from six customers, each of which accounted for more than 5 percent of contract revenues, aggregating approximately $8,403,100 or 45 percent of contract revenues. At March 31, 1999, five customers had accounts receivable balances which exceeded 5 percent of the trade accounts receivable balance. The accounts receivable balances for these customers totaled $1,477,180.

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


                         (Notes continued on next page)

For the year ended May 31, 1997, the Company had infrastructure contract revenues from one customer, which accounted for more than 5 percent of infrastructure contract revenues, aggregating approximately $2,337,000 or 13 percent of contract revenues. At May 31, 1997, one customer had an accounts receivable balance which exceeded 5 percent of trade accounts receivable. The accounts receivable balance of this customer totaled approximately $767,000.

           Information related to the environmental and infrastructure operations for Virginia and Florida follows:




                          Environmental    Infrastructure Operations     Reclassifications/
1999:                      Operations      Florida         Virginia        Eliminations       Totals
                          --------------   ---------      -----------    -----------------   -------




Total assets             $    190,740   $    481,409    $  7,898,298       $         --    $  8,570,447
Total liabilities        $    351,605        620,137       5,023,788                 --       5,995,530
Contract revenues                  --      1,042,446      18,877,867         (1,042,446)     18,877,867
Depreciation and
   amortization                    --        144,977         425,082           (144,977)        425,082
Interest income                    --             --          54,386                 --          54,386
Interest expense                   --         39,076         324,499            (39,076)        324,499
Income from continu-
   ing operations                  --             --         378,460                 --         378,460
Loss from discontinued
   operations                      --       (343,110)             --                 --        (343,110)
Loss from disposal of
   discontinued
   operations                      --       (747,214)             --                 --        (747,214)
Extraordinary gain on
   extinguishment of
   debt                            --             --       2,550,000                 --       2,550,000
Net income (loss)                  --     (1,090,324)      2,928,460                 --       1,838,136
Capital expenditures               --             --         410,889                 --         410,889


                         (Notes continued on next page)




1998:                     Environmental    Infrastructure Operations     Reclassifications/
                           Operations      Florida         Virginia        Eliminations       Totals
                          --------------   ---------      -----------    -----------------   -------

Total assets             $    267,666     $ 1,619,387    $  6,663,818    $         --    $  8,550,871

Total liabilities             440,930         786,860       8,036,700              --       9,264,490
Contract revenues           2,640,195       1,376,522      11,267,909      (4,016,717)     11,267,909
Depreciation and
   amortization               282,986         144,500         255,875        (427,486)        255,875
Interest income                    --              --          19,842              --          19,842
Interest expense              301,678          31,610         726,956        (333,288)        726,956
Loss from continu-
   ing operations                  --              --        (658,861)             --        (658,861)
Loss from discontinued
operations                 (1,879,374)       (877,243)             --              --      (2,756,617)
Loss from disposal of
   discontinued
   operations              (1,391,873)             --              --              --      (1,391,873)
Net income (loss)          (3,271,247)       (877,243)       (658,861)             --      (4,807,351)
Capital expenditures           27,542         441,437         740,632              --       1,209,611




                           Environmental    Infrastructure Operations     Reclassifications/
                            Operations      Florida         Virginia        Eliminations       Totals
                           --------------   ---------      -----------    -----------------   -------



1997:

Total assets           $ 4,660,039        $   697,504    $ 6,753,894       $        --      $12,111,437

Total liabilities        3,361,085            289,824      5,103,505                --        8,754,414

Contract revenues        5,607,133          2,308,626     16,352,210        (8,058,468)      16,209,501
Depreciation and
    amortization           537,373            112,257        181,057          (649,630)         181,057
Interest income                --                  --         20,024                --           20,024

Interest expense           186,860             73,698        312,271          (260,558)         312,271
Income from continu-
    ing operations             --                  --        810,533                --          810,533

Loss from discounted
        operations        (502,380)          (159,718)            --                --         (662,098)

Net income (loss)         (502,380)          (159,718)       810,533                --          148,435
Capital expenditures       156,605             32,678        631,091                --          820,374


                         (Notes continued on next page)

NOTE 5 - ACCOUNTS RECEIVABLE

           A summary of the changes in the allowance for doubtful accounts follows:


                                                                    Ten Month            Year
                                                   Year Ended      Period Ended          Ended
                                                     March 31,       March 31,           May 31,
                                                      1999            1998                1997
                                                   ------------    ------------        ----------


Balances, beginning of period                      $  50,000         $ 119,424         $  95,100
Provision for bad debts                                   --                --            75,307
Accounts written off                                      --           (69,424)          (50,983)
                                                   ----------------------------------------------
Balances, end of period                            $  50,000         $  50,000         $ 119,424
                                                   ==============================================



NOTE 6 - NOTE PAYABLE TO BANK AND LONG-TERM DEBT

            Note payable to bank consists of the following:



                                                                                                   March 31,       March 31,
                                                                                                     1999            1998
                                                                                                     ----            -----

$100,000 line of credit, due on demand, bearing interest at prime plus 2%, which approximated  10.50% and 10.25% at March 31, 1999 and March 31,  1998,
       respectively, collateralized by certain equipment                                      $       --          $      89,062
                                                                                             ==================================

       Long-term debt consists of the following:
                                                                                                   March 31,        March 31,
                                                                                                    1999              1998
                                                                                                    -----             ----
$327,841 term note payable to bank, due February, 2002, bearing interest at 10.5%, payable in monthly installments of $10,178 including
       interest, collateralized by certain vehicles                                           $      305,613      $        --

$373,500 term note payable to bank, due October 2002, bearing interest at 9.35%, payable in monthly installments of $7,819 including interest,
       collateralized by equipment                                                                   279,126            349,176

$400,000 term note payable to bank, due February 2001,  bearing interest at 11%, payable in monthly installments of $10,322 including interest, collateralized by certain vehicles; refinanced during year ended March
       31, 1999                                                                                           --            308,561


$190,139 term note payable to finance company, due February 2002, bearing interest at 9.75%, payable in varying monthly installments of
       $2,330 to $6,545 including interest, collateralized by equipment                              122,983            190,139

$185,806 term note  payable to  finance  company,  due  December  1999,  bearing interest at 19.47%, payable in monthly installments of $6,350 including interest, collateralized by certain vehicles and equipment; satisfied
       during year ended March 31, 1999                                                                   --            103,133



                         (Notes continued on next page)



                                                                                                  March 31,          March 31,
                                                                                                    1999                1998
                                                                                                  ---------          ----------




$100,000 term note  payable to  finance  company,  due  February  2001,  bearing interest at 12.5%, payable in monthly installments of $2,658 including
       interest, collateralized by certain vehicles                                                     27,491         56,186


Installment loans with maturities to 2002, bearing interest at varying interest rates from 8.50% to 9.50%, payable in varying monthly installments of
       $833 to $3,500 including interest, secured by vehicles and equipment                             97,976        112,715

Capital lease obligations, with maturities to 2003                                                     213,105        268,529
                                                                                             --------------------------------------
                                                                                                     1,046,294      1,388,439
Less current maturities                                                                                364,248        480,543
                                                                                             ======================================
                                                                                                $      682,046     $  907,896
                                                                                             ======================================


            Maturities of notes payable and long-term debt for future years are as follows:

                 2000                      $    364,248
                 2001                           312,655
                 2002                           274,289
                 2003                            95,102
                                           ------------
                                           $  1,046,294
                                           ============

            On February 28, 1997, the Company issued $750,000 of 7 percent convertible debentures due February 27, 2002. The holder of the debentures is entitled to convert them into common stock at his option. The Company may at its option force conversion after one year from February 28, 1997. The Company is not required to pay cash to retire the debentures and the accrued interest. The debentures are convertible into the Company's common stock at the lower $.76 or 65 percent of the average closing bid price of the common stock for the five trading days immediately preceding the conversion date. Since the conversion rate was lower than the market price of the common stock on the date of issuance, a discount of $403,846 was recognized on the debentures. In addition, 1,000,000 warrants for common stock were issued with the convertible debentures. The fair value of these warrants, $173,334, was recorded as part of the discount. The total discount of $577,180 is being amortized as interest expense using the interest method; $438,028 in 1998 and $139,152 in 1997.

            On May 20, 1997, the Company issued $145,335 shares of common stock upon the conversion of $50,776 of the convertible debentures, including $776 of accrued interest. During 1998, the Company issued 2,486,655 shares of common stock upon the conversion of $768,710 of the convertible debentures, including $68,710 of accrued interest.

                         (Notes continued on next page)

            Effective April 16, 1999, the Company secured a $1,000,000 line of credit with Branch Banking & Trust Co. The line of credit is collateralized by a first lien on inventory, accounts receivable, and certain equipment and is guaranteed by the Company. The line has a variable interest rate equal to the bank's prime rate plus 1% and will expire on March 15, 2000. The line of credit agreement specifies certain financial covenants. As of March 31, 1999, the Company was in compliance with the financial covenants.


  NOTE 7 - LEASES

            Property, plant and equipment included the following amounts of assets under capital lease obligations:



                                               March 31,            March 31,
                                                  1999                 1998
                                               ---------            -------

Furniture and fixtures                       $   75,822      $      75,822
Tools and equipment                             264,697            228,758
Vehicles                                         31,635             31,635
                                             -----------------------------
                                                372,154            336,215
                                               (114,564)           (48,060)
                                            ------------------------------
                                              $ 257,590          $ 288,155
                                            ==============================

            Capital lease payments were $90,400 in 1999, $171,054 in 1998 and $243,536 in 1997. Future minimum payments under capital and operating leases are as follows:



                                                                           Capital               Operating
                                                                           Leases                  Leases
                                                                          --------              -----------




       2000                                                              $       79,156        $    610,659
       2001                                                                      68,275             506,392
       2002                                                                      67,899             348,718
       2003                                                                      44,772             316,310
       2004                                                                                         151,715
                                                                                     --
                                                                       --------------------------------------
                                                                                260,102        $  1,933,794
                                                                                               ==============
       Less amounts representing interest (rates 8.5% - 16.5%)                   46,997
                                                                       --------------------
       Present value of lease payments (including $58,462 classified
                   as current)                                           $      213,105
                                                                       ====================



                         (Notes continued on next page)

            Rent expense for operating leases of approximately $738,417, $1,001,000 and $1,302,000 was recognized for the year ended March 31, 1999, the ten-month period ended March 31, 1998 and the year ended May 31, 1997, respectively.

            On October 25, 1995, the Company entered into a sale/leaseback agreement which provided for the sale and leaseback of certain equipment. This equipment, with a net book value of $443,668, was sold for $1,660,900 and was leased back to the Company for a 48-month period at $39,015 per month. The resulting gain of $1,217,232 on the sale of the equipment is being amortized over the life of the operating lease and had a remaining balance of $481,821 at March 31, 1998. Subsequently, this lease was cancelled by the lessors and the lessor's interest in this equipment was terminated, therefore, the remaining unamortized gain was recognized in the current year as income.


  NOTE 8 - COMMON STOCK SUBJECT TO REPURCHASE AGREEMENT

            In connection with a prior year asset acquisition, the Company entered into a common stock repurchase agreement (the "repurchase agreement"). Under the repurchase agreement, the Company is obligated to repurchase, at the stock price in the Asset Purchase Agreement ($1.43 per share), up to one-half of the issued shares (269,565 shares) on the first anniversary of the acquisition and up to one-half of the issued shares (269,565) on the second anniversary of the acquisition.

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

            In February 1997, the first anniversary of the acquisition, the seller elected to have the Company repurchase one-half of the issued shares (269,565 shares). Accordingly, this obligation of $409,642 including interest of $22,142 is shown as current. The Company completed the repurchase in fiscal 1998.

            In August 1997, the seller agreed to retain the remaining 269,565 shares, and this common stock subject to repurchase of $387,500 was reclassified to stockholders' equity.

                         (Notes continued on next page)

  NOTE 9 - PREFERRED STOCK

            During the year ended March 31, 1999, the Company converted $4,250,000 of debt to related parties into 4,250,000 shares of Series A 4% cumulative convertible preferred stock with a fair value of $1,700,000. The stock has no par value, but is convertible into the Company's common stock on a share for share basis. The stock is redeemable at the option of the Company. Dividends on the Series A preferred stock are cumulative from the date of original issuance and are payable quarterly. The Company subsequently converted 2,500,000 shares of Series A preferred stock to $250,000 in cash and a note for $1,000,000.

            In March 1999, the Company converted $1,042,100 in debt obligations to related parties into 10,421 shares of 8% non-cumulative, non-convertible Series B preferred stock. Dividends are paid monthly.


  NOTE 10 - INCOME TAXES

            The Company is in a net operating loss position, accordingly, no income tax expense (benefit) has been recognized for the ten-month period ended March 31, 1998, and years ended March 31, 1999 and May 31, 1997.

            Income tax expense (benefit) differs from the amount computed by applying the statutory corporate tax rate of 34 percent to income (loss), including loss from discontinued operations, loss from disposal of discontinued operations and extraordinary gain before income taxes as follows:




                                                                               Ten Month
                                                               Year             Period
                                                              Ended             Ended              Year Ended
                                                             March 31,         March 31,            May 31,
                                                               1999              1998                 1997
                                                          ------------------------------------------------------


Expected federal income tax expense (benefit)            $   624,966          $(1,634,499)         $    50,468
Increase (decrease) resulting from:
    State income tax, net of federal income tax
    impact                                                    75,890             (185,467)               8,588
    Meals and entertainment                                    9,734                8,016               12,897
    Goodwill amortization not deductible for tax
  purposes                                                        --               31,886                   --
    Change in the beginning of the year balance
    of the valuation allowance for deferred tax
    assets                                                  (724,286)           1,555,909              (60,482)
    Adjustment of prior year's tax estimates                      --              221,951                   --
    Other                                                     13,696                2,204              (11,471)
                                                         -----------------------------------------------------
Income tax expense (benefit)                             $        --          $        --          $        --
                                                         =====================================================

                         (Notes continued on next page)

            The significant components of deferred income tax expense (benefit) for the ten-month period ended March 31, 1998, and years ended March 31, 1999 and May 31, 1997 are as follows:



                                                                                              Ten Month
                                                                              Year             Period
                                                                             Ended             Ended              Year Ended
                                                                            March 31,         March 31,            May 31,
                                                                             1999              1998                 1997
                                                                       -----------------------------------------------------
Deferred tax expense (benefit) exclusive of the
    components listed below                                            $   724,286          $(1,777,860)         $    82,395
Expiration of investment tax credit carryforwards                               --                   --              (21,913)
  increase (decrease) in beginning of the year
    balance of the valuation allowance for deferred tax assets
                                                                          (724,286)           1,555,909              (60,482)
Adjustment of prior year's tax estimates                                        --              221,951                   --
                                                                       ------------------------------------------------------
Deferred income tax expense (benefit)                                  $        --          $        --          $        --
                                                                       =====================================================



            The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at March 31, 1999 and 1998 are presented below:




                                                                                 1999                1998
                                                                                 ----                ----

Deferred tax assets:
    Net operating loss and tax credit carryforwards                          $ 1,621,873          $ 2,055,813

    Property, plant and equipment, principally due to differences
            in depreciation for financial reporting and tax purposes             278,519              268,722
    Deferred gain on sale/leaseback transaction due to accrual versus cash basis of accounting for financial reporting
             and tax purposes                                                         --              182,899
    Accrued costs, principally due to accrual for financial
            purposes                                                              11,183              180,797
    Other                                                                         35,682               35,682
                                                                             --------------------------------
Total gross deferred tax assets                                                1,947,257            2,723,913
    Less valuation allowance                                                  (1,894,887)          (2,619,173)
                                                                             --------------------------------

Net deferred tax asset                                                       $    52,370          $   104,740
                                                                             --------------------------------

Deferred tax liabilities:
    Accounts receivable and accounts payable, principally due
         to accrual versus cash basis of accounting for financial
         reporting and tax purposes                                          $    52,370          $   104,740
                                                                              -------------------------------
Net deferred tax                                                             $        --          $        --
                                                                             --------------------------------


                         (Notes continued on next page)

            In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable losses and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will not realize the benefits of these deductible differences and loss carryforwards in excess of the amount which can be offset by the reversal of future taxable items in the foreseeable.

            At March 31, 1999, the Company has loss carryforwards for income tax purposes of $4,201,039 available to offset taxable income. If not utilized, these loss carryforwards will expire as follows:


                 Expiration Date
                 2008                       $      412,477
                 2011                              582,048
                 2012                              100,841
                 2013                            3,105,673
                                            ----------------
                                            $    4,201,039
                                            ----------------
            In addition, the Company has various tax credit carryforwards of approximately $27,000 which will expire between the years 2000 and 2004.


  NOTE 11 - DISPOSAL OF SEGMENTS

            During the year ended March 31, 1999, the Company discontinued its Florida infrastructure operations ("Florida Segment"). Due to the unique licensed construction techniques employed to accommodate the engineering difficulties associated with trenchless technology in areas significantly below sea level, Management believes that its Florida operations constitute a separate line of business. Management does not intend to utilize trenchless technology engineering methods used in Florida for the foreseeable future.





                         (Notes continued on next page)

            The loss from operations for the Florida Segment from the beginning of the fiscal year to November 30, 1998, the measurement date for effective disposal, was $343,110. Subsequent to November 30, 1998, certain fixed assets of the segment were sold in exchange for a note receivable of $40,000. All other fixed assets were either abandoned or transferred to the Virginia segment prior to March 31, 1999. The loss on disposal of this segment of $747,214, includes the loss on sale and abandonment of the assets above, as well as phase-out period operating losses of $677,031 from the measurement date to March 31, 1999. Assets remaining in the Florida Segment include cash, accounts receivable, costs in excess of billings on uncompleted contracts, and notes receivable of approximately $8,000, $238,000, $195,000, and $40,000, respectively.

           Liabilities of approximately $620,000 include trade accounts payable and accrued expenses associated with estimating the loss from discontinuing the Florida Segment. All activity in the segment should be completed within six months of the fiscal year end. Interest costs are allocated to the discontinued operations of the Florida Segment based on debt that can be specifically attributable to those operations. Other potentially allocable interest costs are immaterial.

            During the ten-month period ended March 31, 1998, the Company disposed of its environmental operations segment. In October 1997, the Company sold substantially all of the assets and certain liabilities of ETS Analytical Services, Inc. ("ETSAS"), a wholly-owned subsidiary, to Q Enterprises, Inc. ("Q Enterprises"), a company owned by James B. Quarles, a former employee and senior vice president of ETS International, Inc. Mr. Quarles has since become president and chief executive officer of the Company and sold his interest in Q Enterprises. Since the risks of ownership were not transferred to Q Enterprises, no sale was recognized for accounting purposes. Accordingly, the assets and liabilities transferred to Q Enterprises are shown in the noncurrent sections of the balance sheet and are designated as "assets under contractual arrangements" and "liabilities under contractual arrangements." The Company received an 8.5 percent promissory note in the amount of $1,000,000 with payments amortized over 30 years with a balloon payment after 10 years. As payments of principal and interest are received, they are being recorded as a reduction to "assets under contractual arrangements" until such time the Company determines a sale can be recorded for accounting purposes. At March 31, 1998, "Assets under contractual arrangements" of $267,666 were net of a valuation allowance of $858,000. The conversion of these assets to cash is dependent on the future profitable operations of Q Enterprises. A loss on disposal of these discontinued environmental operations of $878,326 was recorded in the ten month period ended March 31, 1998.



                         (Notes continued on next page)

            In March 1998, substantially all of the assets and certain liabilities of ETS, Inc. ("ETS"), a wholly-owned subsidiary, were sold to ETS Acquisition, Inc., a newly-formed firm. In connection with this sale, the Company sold a portion of its assets and business relating to the Limestone Emission Control (LEC) technology, including patents and licenses, to Christel Clear Technologies, Inc. ("CCTI"), a newly-formed firm. The total purchase price was approximately $1,896,000 for all of the aforementioned. The purchase price was paid in cash, stock of the Company, assumption of certain liabilities of ETS, and delivery of a $200,000 thirty-day note and a $100,000 ten-year note both bearing 8-1/2 percent interest. Also, the Company will receive 50 percent of all royalties received by CCTI in connection with the license of the LEC technology. While there is no indication that the LEC will be resold by CCTI, the agreement further provides that the Company will receive 50 percent of the net sales price from a resale of the LEC technology on or before March 12, 1999, and 25 percent of the net sales price from a resale after March 12, 1999 but on or before March 12, 2000. A loss on disposal of these discontinued environmental operations of $513,547 was recorded in the ten month period ended March 31, 1998.

            In connection with the sale discussed in the preceding paragraph, the Company entered into a Management Agreement with Air Technologies, Inc. ("ATI"), a newly-formed firm, to provide management services with respect to the Company's contract with China Steel Corporation (the "China Steel Contract"). ATI and CCTI agreed to accept responsibility for any potential liabilities associated with the China Steel Contract and to provide their best efforts to have the contract transferred from the Company to ATI. ETS Acquisition, Inc., CCTI and ATI are owned by John D. McKenna, Arthur B. Nunn, III and John C. Mycock, three former executive officers of the Company and former members of the Company's Board of Directors. Additional information with respect to the China Steel Contract is included in the disclosures regarding restricted cash.

            Also, in connection with the disposal of the environmental operations, the Company has allocated interest costs to loss on discontinued operations. Interest costs allocated to discontinued operations includes interest on debt directly attributable to the environmental operations, which was assumed by the buyers, and other consolidated interest not directly attributable to any of the Company's other operations. Other consolidated interest was allocated based on the ratio of net assets sold to the sum of total net assets of the consolidated Company plus consolidated debt not directly attributed to other operations of the Company. Interest costs allocated to discontinued environmental operations were $301,678 and $186,860 for the ten-month period ended March 31, 1998 and the year ended May 31, 1997, respectively.


                         (Notes continued on next page)

  NOTE 12 - STOCK OPTIONS AND WARRANTS

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

            The aggregate amount of shares under option pursuant to these agreements were as follows:


                                                                                       Weighted Average
                                                              Number of Shares          Exercise Price
                                                              ----------------         ---------------


Options outstanding at March 31, 1996                           2,469,573              $1.90 CDN and $1.46
Granted                                                         1,726,000              $0.66

Exercised                                                        (217,014)             $1.05 CDN and $.005
Expired                                                          (585,659)             $1.50 CDN and $.42
                                                               ---------------------
Options outstanding at May 31, 1997                             3,392,900              $2.35 CDN and $1.12

Granted                                                           850,000              $.39
Exercised                                                         (20,000)             $.50
Expired                                                          (919,700)             $2.35 CDN and $1.04
                                                               ---------------------
Options outstanding at March 31, 1998                           3,303,200              $.95

Granted                                                         1,110,000              $.23
Exercised                                                              --                 --
Expired                                                        (1,195,200)             $1.21
                                                              ----------------------
Options outstanding at March 31, 1999                           3,218,000              $.61
                                                              ----------------------

Price range - $.23 - $.75 (weighted-average
    remaining contractual life of 3.8 years)                    3,179,000              $.61
Price range - $1.00 - $1.81 (weighted-average
    remaining contractual life of 2.2 years)                       39,000              $1.52
Exercisable options:
    March 31, 1999                                              3,164,000              $.61
    March 31, 1998                                              3,190,000              $.93



            In 1998, stock options for 400,000 shares were granted to the president at an exercise price of $.27, which was $.11 per share below the market value on the date of grant. These shares have not been exercised but compensation expense of $44,000 was recorded which represents the difference between the exercise price and the market value on date of grant.

                         (Notes continued on next page)

            In 1997, 212,000 options were granted and exercised at $.005. At the time the options were granted, the common stock of the Company had a fair value of $.63. These options were granted in exchange for services. The services were recorded at the difference between the option price and fair value of the common stock.

            The aggregate amount of shares under warrant pursuant to these agreements were as follows:



                                                                                               Weighted Average
                                                                 Number of Shares              Exercise Price
                                                                 ----------------              ---------------

Warrants outstanding at May 31, 1996                               98,679                          $2.04
Granted                                                         1,494,875                          $.84
Expired                                                           (47,679)                         $1.87
                                                                ------------------------
Warrants outstanding at May 31, 1997                            1,545,875                          $.88
Granted                                                           225,000                          $.63
                                                                ------------------------
Warrants outstanding at March 31, 1998                          1,770,875                          $.85
Expired                                                          (461,525)                         $1.00
                                                                ========================
Warrants outstanding at March 31, 1999                          1,309,350                          $.80
                                                                ========================


            The per share weighted average fair values of stock options and warrants granted during the periods ended in 1999, 1998 and 1997 were $.15, $.16 and $.29, respectively, on the various dates of grant using the Black-Scholes option pricing model with the following weighted average assumptions: 1999 - expected dividend yield of 0 percent, risk free interest rate of 5.5 percent, expected volatility of 314 percent and an expected life of 5 years; 1998 - expected dividend yield of 0 percent, risk-free interest rate ranging from 5.50 percent to 6.39 percent, expected volatility of 20 percent and an expected life of 5 years; 1997 - expected dividend yield of 0 percent, risk-free interest rate of 6.29 percent, expected volatility of 20 percent and an expected life of 2 to 4 years.



                         (Notes continued on next page)

            The Company uses the intrinsic value method of APB Opinion No. 25 for recognizing stock-based compensation in the financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options and warrants under the provision of Statement No. 123, the Company's net income (loss) and net income (loss) per common share would have been as shown in the following table:


                                                                               Ten-month
                                                        Year Ended           Period Ended          Year Ended
                                                         March 31,             March 31,             May 31,
                                                           1999                  1998                 1997
                                                          ------                 -----                ------

 Net income
             As reported                             $    1,838,136           $ (4,807,351)         $   148,435
             Pro forma                                    1,920,652             (4,903,556)            (340,489)

 Net income (loss) per common share:
             Basic, as reported                      $         0.11           $      (0.31)         $      0.01
             Basic, pro forma                                  0.12                  (0.31)               (0.03)
             Diluted, as reported                              0.10                  (0.31)                0.01
             Diluted, pro forma                                0.11                  (0.31)               (0.02)



            Pro forma net income (loss) reflects only options granted from the periods ended in 1996 through 1999, and applicable cumulative catch-up adjustments for forfeitures. Therefore, the full impact of calculating compensation cost for stock options under Statement No. 123 is not reflected in the pro forma net income (loss) amounts presented above, because compensation cost is reflected over the options' vesting periods and compensation cost for options granted prior to June 1, 1995 is not considered.


  NOTE 13 - RELATED PARTY TRANSACTIONS

            The Company leases the premises of its subsidiary, Infracorps of Virginia, Inc., from an estate in which a current director serves as executor. Additionally, during a portion of fiscal year 1998, the Company occupied office and laboratory space under lease agreements with its former subsidiaries, ETS , Inc. and ETS Analytical Services, Inc. ("ETSAS"). These facilities were leased from entities whose members included former officers and directors of the Company. As a result of the sale of the Company's subsidiaries, ETS, Inc. and ETSAS, these leases were effectively assigned to other parties during fiscal year 1998. Rent expense under these operating leases approximated $126,000, $258,000 and $417,000 for 1999, 1998 and 1997, respectively.

                         (Notes continued on next page)

Other accounts receivable includes advances to officers, directors and other employees. At March 31, 1999 and 1998, $2,500 and $32,918, respectively, were the result of these advances.

            The Company has notes receivable from officers and employees of $193,112 and $344,152 as of March 31, 1999 and 1998, respectively. The notes bear interest at six percent.

            During the year ended March 31, 1999, the Company sold fixed assets with a book value of $146,522 and inventory with a book value of $150,000 related to its service division to a corporation owned by one of its officers. The Company received $350,000 in cash, assumption of $100,000 of indebtedness by the buyer and notes in the aggregate amount of $175,000. At March 31, 1999, a $125,000 note was still outstanding as a result of this transaction.

            The Company has notes payable to affiliates of $609,900 and $966,159 as of March 31, 1999 and 1998, respectively. These affiliates include certain partnerships and individuals whose members are officers and directors of the Company. The notes bear interest at rates between six and twelve percent.

            The Company, in May 1998, entered into an agreement in principle to restructure its credit facility with Thomas W. Marmon, a former director and a stockholder of the Company. The new note for the credit facility, which in part is a renewal of the previous note, permits total aggregate borrowing by the Company of up to $3,500,000. The new note will provide for monthly interest payments at a rated of 10 percent until the facility's maturity at May 1, 1999 and 12 percent thereafter. The note is subject to call by the holder upon sixty days written notice. Due to this acceleration clause, the entire amount is shown as current at March 31, 1998. At March 31, 1998, the amount outstanding under the credit facility was $2,860,000, plus accrued interest of $210,000 which is payable on June 1, 1998. The new note is collateralized by the assets of the Company and its subsidiaries. Mr. Marmon resigned as a director of the Company as of April 13, 1998. During the year ended March 31, 1999, $2,500,000 of this note was converted to Series A preferred stock and the remaining principal and accrued interest was paid to the noteholder.

            In addition, the Company had $550,000 of notes payable to two stockholders at March 31, 1998 with due dates in fiscal 1999. Interest is payable monthly at rates ranging from 10 percent to 12 percent per annum. The notes are unsecured. During the year ended March 31, 1999, these notes were converted to Series A preferred stock.



                         (Notes continued on next page)

  NOTE 14 - FAIR VALUE OF FINANCIAL INSTRUMENTS

            Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments (Statement 107), requires the Company to disclose estimated fair values of its financial instruments. Statement 107 defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties.

            The following methods and assumptions were used to estimate the fair value of each class of financial instruments:The fair value of notes receivable is estimated by discounting the future cash flows at rates the Company would currently receive for similar notes receivable. The fair values of notes payable and long-term debt is estimated by discounting the future cash flows of each instrument at rates currently offered to the Company for similar debt instruments of comparable maturities by the Company's bank. The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, notes receivable, notes payable and long-term debt approximate fair value.


  NOTE 15 - CONTINGENCIES

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

            See previously mentioned contingencies related to the China Steel Contract.



                         (Notes continued on next page)

  NOTE 16 - COMPARABLE PRIOR PERIOD INCOME STATEMENT INFORMATION (UNAUDITED)

            As described in note 2, on April 6, 1998, the Company changed its fiscal year from May 31 to March 31. Comparable results of operations for the twelve month period ended March 31, 1998 and the ten-month period ended March 31, 1997 follows:


                                                           1998                     1997
                                                           -----                   -----

Contract revenues                                      $ 15,130,953          $ 12,345,398

Cost of goods and services                               12,840,717            10,395,425
Selling, general and administrative expenses              1,976,890             1,630,692
                                                       -------------         ------------
                                                            313,346               319,281

Interest income                                              24,138                15,729
Interest expense                                           (948,358)             (166,856)
Gain on sale of equipment                                    30,386               101,037
Other, net                                                   (1,663)                  727
                                                       --------------        ------------
Income from continuing operations before
            income taxes                                   (582,151)              269,918

Loss from discontinued operations                        (2,657,574)             (747,412)

Loss from disposal of discountinued operations           (1,391,873)                   --
                                                       ---------------       ------------

Net loss                                               $ (4,631,598)         $   (477,494)
                                                       ================      ============





                         (Notes continued on next page)

  NOTE 17 - EARNINGS PER SHARE RECONCILIATION

            The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations.



                                                                        For the Year Ended March 31, 1999
                                                                        -----------------------------------
                                                                Income                Shares              Per Share
                                                             (Numerator)          (Denominator)             Amount
                                                         ------------------      ----------------       --------------


  Income from continuing operations                     $      378,460
  Less: preferred stock dividends                              (72,011)

  Basic EPS
  Income available to common shareholders                      306,449             16,492,043              $0.02
                                                                                                          ===========
  Effect of dilutive securities:
         Convertible preferred stock                            72,011              1,791,667
                                                        -------------------------------------------
  Diluted EPS
  Income available to common shareholders and
         assumed conversions                            $      378,460         $   18,283,710              $0.02
                                                        ==============================================================



Exercisable options and warrants to purchase 4,473,350 shares of common stock were outstanding during the year ended March 31, 1999, but were not included in the computation of diluted earnings per share because the exercise prices were greater than the average market price of the common shares. Therefore, the effect of including these options and warrants would be antidilutive.



                                                                               For the Ten Months Ended March 31, 1998
                                                                            ---------------------------------------------
                                                                          Income                Shares              Per Share
                                                                       (Numerator)          (Denominator)             Amount
                                                                       -----------           -------------          -----------


  Basic EPS
         Loss from continuing operations                              $      (658,861)          15,644,998               $(0.04)
                                                                                                                   ==============
  Diluted EPS
         Loss from continuing operations                              $      (658,861)          15,644,998               $(0.04)
                                                                                                                   ==============


                         (Notes continued on next page)

Exercisable options and warrants to purchase 4,960,875 shares of common stock were outstanding during the period ended March 31, 1998 but were not included in the computation of diluted earnings per share as their effect was antidilutive due to the fact that a loss from continuing operations was reported.

                                                                        For the Year Ended May 31, 1997
                                                                        -------------------------------
                                                               Income                Shares              Per Share
                                                            (Numerator)          (Denominator)             Amount
                                                            ------------         -------------           ----------


  Basic EPS
         Income from continuing operations             $      810,533           13,232,108                $0.06
                                                                                                      ===============

  Effect of dilutive securities:
         Stock options and warrants                               --                46,931
                                                       --------------------------------------

  Diluted EPS
  Income available to common shareholders and
         assumed conversions                           $      810,533           13,279,039               $0.06
                                                       ==============================================================




  NOTE 18 - EXTRAORDINARY ITEM

           During the year ended March 31, 1999, the Company realized a net gain of $2,550,000 as a result of extinguishing certain debt obligations.


  NOTE 19 - MANAGEMENT'S PLANS

           The Company experienced a substantial loss of $4,807,351 for the ten-month period ended March 31, 1998. Stockholders' deficit at March 31, 1998 was $713,619 which represents a decrease of $3,683,142 from stockholders' equity of $2,969,523 at May 31, 1997. The Company's current liabilities of $7,734,434 exceeded its current assets of $4,665,184 by $3,069,250 at March 31, 1998. The Company has experienced negative cash flows from operations the past three years. See note 3 for restricted cash of $600,000 relating to the China Steel contract. Also, see note 11 for additional information relating to "assets under contractual arrangements" of $267,666, stated net of a valuation allowance of $858,000, to Q Enterprises. The conversion of these assets to cash is dependent on the future profitable operations of Q Enterprises. Management is negotiating with certain note holders to convert debt to preferred stock and to obtain a line of credit from a bank. Management believes it can return the Company to profitable operations.

                                    * * * * *

INFRACORPS INC.
--------------------------------------------------------------------------------



                             DIRECTORS AND OFFICERS


                              INFRACORPS INC.

                  7400 Beaufont Springs Drive
                  Suite 415
                  Richmond, VA   23225
                  Phone No. (804) 272-6600

                  James B. Quarles, Director, President, Chief Executive Officer Navin D. Sheth, Director, Chief Financial Officer, Treasurer Coleman S. Lyttle, Director
                  Terence R. Dellecker, Director
                  Dr. Allen Kahn, Director
                  John R. Potter, Director
                  James G. Zumwalt, Director
                  Warren E. Beam, Jr., Secretary



                        INFRACORPS OF VIRGINIA, INC.

                  2210 Belt Boulevard at Hopkins Road
                  P. O. Box 24205
                  Richmond, VA   23224
                  Phone No. (804) 231-3426

                  Coleman S. Lyttle, Director, President
                  Navin D. Sheth, Director, Chief Financial Officer, Secretary David C. Paulette, Director, Vice President

INFRACORPS INC.
--------------------------------------------------------------------------------


                             SHAREHOLDER INFORMATION


Annual Meeting
---------------

The 1999 Annual meeting of Shareholders will be held at 10:00 a.m. on July 26, 1999, at the Omni Hotel, 235 West Main Street, Charlottesville, Virginia 22902

Requests for Information
------------------------

Requests for information about INFC should be directed to Warren E. Beam, Jr., 7400 Beaufont Springs Drive, Suite 415, Richmond, Virginia 23225, telephone
(804) 272-6600. A copy of INFC's Annual Report on Form 10-K for the period from April 1, 1998 to March 31, 1999 is available without charge to any shareholder requesting the same.

Shareholder Relations
---------------------
Warren E. Beam, Jr.
7400 Beaufont Springs Drive, Suite 415
Richmond, Virginia 23225
Phone No. (804) 272-6600

Transfer Agent
---------------
ChaseMellon Shareholder Services
Overpeck Centre
85 Challenger Road
Ridgefield Park, New Jersey 07660-2108

Trading Information
---------------
OTC Bulletin Board
Symbol:  INFC