Form 10KSB, Exhibit 13
period 2000-03-31
INFRACORPS INC
filed 2000-06-29
CIK 822367

                                                                      EXHIBIT 13


                                INFRACORPS INC.



                                     2000

                                    ANNUAL

                                    REPORT

                                      TO

                                 SHAREHOLDERS



  7400 Beaufont Springs Drive, Suite 415, Richmond, VA 23225 - (804) 272-6600

2000 ANNUAL REPORT
--------------------------------------------------------------------------------


                               TABLE OF CONTENTS

Message to Shareholders...................................................   1
Company Profile...........................................................   3
Market Information........................................................   4
Selected Financial Data...................................................   5
Management's Discussion and Analysis of Financial Condition
         and Results of Operations........................................   6
Independent Auditors' Report..............................................  12
Consolidated Balance Sheets...............................................  14
Consolidated Statements of Operations.....................................  16
Consolidated Statements of Stockholders' Equity (Deficit).................  17
Consolidated Statements of Cash Flows.....................................  18
Notes to Consolidated Financial Statements................................  21
Directors and Officers....................................................  38
Shareholder Information...................................................  39

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

                            MESSAGE TO SHAREHOLDERS


Dear Shareholders:

InfraCorps Inc. continues to improve its position in the design build of subsurface infrastructure corridors, utilizing conventional methods and trenchless technologies for pipeline installation and rehabilitation for the transmission of water, waste and natural gas. During fiscal year 2000, InfraCorps produced revenues of about $2,000,000 per month, as compared to approximately $1,500,000 per month during fiscal 1999. Our authorized backlog is approximately $20,000,000 as of June 15, 2000, as compared to approximately $15,000,000 a year ago. Further, InfraCorps continues to increase the percentage of its deployment of higher margin proprietary trenchless technologies, as compared to the utilization of traditional lower margin "open-cut" methods in its generation of revenue.

More importantly, InfraCorps had income from continuing operations of $518,022 for fiscal 2000, as compared to losing $711,864 on combined ongoing and discontinued operations during fiscal 1999. Your Company's net worth increased to $4,319,556 from last year's $2,574,917, due in part to the completion of private placements of preferred stock.

As stated in the past, in order for InfraCorps to attain improved margins while incurring the costs associated with being a publicly owned company, it must rapidly grow its revenue. Management believes that if InfraCorps were relieved of financial responsibility for the contract with China Steel Corporation for the design and construction of three air pollution control units in Taiwan, raising the additional working capital necessary to more aggressively grow your Company will become a stronger possibility. Without the cash infusion, it is probable that InfraCorps will incur a flat performance during fiscal 2001.

 The following briefly describes the steps taken during the first quarter of fiscal 2001:

 . Negotiations have commenced for the transfer of complete financial and project management responsibility for the contract with China Steel from the existing project manager, Air Technologies, Inc., to E&C Engineering, the latter being the largest firm of its type in Taiwan and an existing subcontractor on the project. Given E&C's sound financial position, as compared to that of Air Technologies, a successful transfer should result in eliminating the risks associated with your Company's participation in this otherwise discontinued operation. E&C recently proposed this transfer in exchange for the rights to the associated technology in China;

 . Contracts of $4,500,000 and $2,400,000 for the construction of sewer and gas lines on behalf of Chesterfield County, Virginia and the City of Richmond, Virginia were executed by our wholly-owned subsidiary, InfraCorps of Virginia;

 . Management is negotiating with UltraLiner to expand your Company's license for the use of their fold and form pipeline rehabilitation technology in the State of Maryland, in addition to our existing agreement for the right to same in Central and Northern Virginia.

Looking forward, management will continue to focus on the additional strengthening of the Company's financial base to support continued growth internally, improved margins and seek opportunities to expand geographically and expand our range of trenchless capabilities. Additionally, InfraCorps will look to include the installation of fiber-optic and broadband cable networks in our list of services associated with the design build of subsurface infrastructure corridors on behalf of municipal and industrial customers.

Management seeks shareholder approval to drop the "ps" from the Company's name, changing it to "InfraCor", which will eliminate the frequent mispronunciation of same and better represent our focus on the design build of subsurface infrastructure corridor networks. While the mispronunciation, "InfraCorpse", may have been understandable in the past, management's optimism for the Company is greater now than it was two years ago. Assuming shareholder approval of the name change, our existing website address will be changed to "www.infracor.net".

Thanks to our Board of Directors, Employees, Management Advisory Committee and you, the Shareholders, for the efforts, continued support and patience shown during the past year. It is much appreciated.

Sincerely,




James B. Quarles
Chairman and President

                                COMPANY PROFILE

     InfraCorps Inc. ("INFC"), a Virginia corporation formed in 1987, is a technology-based firm that historically has provided both environmental and construction products and services. During the second half of fiscal 1998, INFC made a determination to focus on its construction lines of business and to de-emphasize its environmental products and services. Specifically, INFC is directing its efforts to the development and growth of its existing underground infrastructure products and services related to the installation and rehabilitation of subsurface pipelines using trenchless technologies as well as conventional methods. Trenchless technology involves the installation and rehabilitation of underground pipelines with minimal surface disruption. Some of the methods used are pipe relining, manhole construction and "pipe bursting."

     INFC operates its infrastructure business through three wholly-owned affiliates, InfraCorps of Virginia, Inc. ("ICVA"), InfraCorps Technology, Inc. ("ICTI"), both Virginia corporations headquartered in Richmond, Virginia, and InfraCorps International, Inc. ("ICII"), a Virginia corporation headquartered in Seattle, Washington. ICVA was formed as a result of INFC's acquisition on June 1, 1994, of Stamie E. Lyttle Company, Inc., Lyttle Utilities, Inc. and LPS Corporation. The three firms, the history of which dates back to 1947, were consolidated into one corporation, ICVA. ICVA, along with its subsidiary, InfraCorps of Florida, Inc. ("ICFL"), a Virginia corporation headquartered in Orlando, Florida and closed November 30, 1998, utilizes trenchless technologies to install and rehabilitate subsurface pipelines. INFC's infrastructure customers include municipalities, government agencies, Fortune 500 companies and developers. ICVA, through its Service Division, also designed and installed septic and irrigation systems and provided related repair and maintenance services. As part of INFC's effort to focus on the infrastructure business, INFC, in April 1998, sold the Service Division of ICVA to a new corporation formed by Coleman S. Lyttle, a director of INFC and President of ICVA.

     ICTI was formed as a result of the purchase of the assets of Cat Contracting in Richmond, VA in April 1999. ICTI utilizes trenchless technologies to install and rehabilitate subsurface pipelines. ICTI's infrastructure customers include municipalities and government agencies.

     ICII was started in May 1999 to provide engineering and consulting services in trenchless technology throughout the United States. ICII's customers include municipalities, government agencies, and developers.

     INFC's principal executive offices are located at 7400 Beaufont Springs Drive, Suite 415, Richmond, Virginia 23225, and its telephone number is (804) 272-6600.

                              MARKET INFORMATION

     The Common Stock of INFC was traded in the over-the-counter market and was quoted under the symbol ETSI on the OTC Bulletin Board, an electronic quotation and trade reporting service of the National Association of Securities Dealers. On August 17, 1998, the Company changed its name to InfraCorps Inc. and is currently quoted under the symbol INFC.

     The table below sets forth for each of the fiscal years during INFC's last two fiscal years the range of the high and low bid information for INFC Common Stock. Such information reflects inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

                                                   High       Low
                                                   ----       ---
Fiscal 1999
Quarter ended June 30, 1998.....................  $0.1562   $0.0725
Quarter ended September 30, 1998................  $0.0937   $0.0937
Quarter ended December 31, 1998.................  $0.15     $0.15
Quarter ended March 31, 1999....................  $0.15     $0.15


Fiscal 2000
Quarter ended June 30, 1999.....................  $0.28     $0.22
Quarter ended September 30, 1999................  $0.26     $0.15
Quarter ended December 31, 1999.................  $0.21     $0.13
Quarter ended March 31, 2000....................  $0.48     $0.16

                            SELECTED FINANCIAL DATA
                   (As of and for the years ended March 31,
             except for 1998, which is as of and for the 10 month
                 period ended March 31, and for 1997 and 1996,
                which is as of and for the years ended May 31)

                                                   2000            1999             1998           1997            1996
                                                   ----            ----             ----           ----            ----
Total revenue                                   $ 23,593,187   $ 18,877,867    $ 11,267,909    $ 16,209,501    $ 13,743,857
Gross profit                                       3,320,884      2,589,255       1,695,185       2,427,278         819,587
Operating income (loss)                              661,210        315,998          19,530       1,001,017        (988,446)
Income (loss) from continuing
  Operations                                         518,022        378,460        (658,861)        810,533      (1,163,241)
Income (loss) from discontinued
  Operations                                              --       (343,110)     (2,756,617)       (662,098)       (835,550)
Loss on disposal of discontinued
  Operations                                              --       (747,214)     (1,391,873)             --              --
Extraordinary Gain                                        --      2,550,000              --              --              --
Net income (loss)                                    518,022      1,838,136      (4,807,351)        148,435      (1,998,791)
Total assets                                      13,031,191      8,570,447       8,550,871      12,111,437       9,651,799
Long term debt, net of current portion             1,881,900        682,046         907,896       1,063,831       1,260,133
Total stockholders' equity (deficit)               4,319,556      2,574,917        (713,619)      2,969,523       1,305,089
Income (loss) from continuing
  operations per common share:
    Basic                                               0.02           0.02           (0.04)           0.06           (0.09)
    Diluted                                             0.02           0.02           (0.04)           0.06           (0.09)
Income (loss) from discontinued
  operations per common share:
    Basic                                                 --          (0.02)          (0.18)          (0.05)          (0.07)
    Diluted                                               --          (0.02)          (0.18)          (0.05)          (0.07)
Loss on disposal of discontinued
  operations per common share:
    Basic                                                 --          (0.04)          (0.09)             --              --
    Diluted                                               --          (0.04)          (0.09)             --              --
Extraordinary Gain
    Basic                                                 --           0.15              --              --              --
    Diluted                                               --           0.14              --              --              --
Net Income (loss) per common share:
    Basic                                               0.02           0.11           (0.31)           0.01           (0.16)
    Diluted                                             0.02           0.10           (0.31)           0.01           (0.16)

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

Fiscal year ended March 31, 2000 compared to fiscal year ended March 31, 1999.

     In November 1998, the Company closed its Florida operations and all assets and certain liabilities were moved to the Virginia operations. The revenues and expenses were removed from continuing operations for the period ended March 31, 1999.

     Revenues for the fiscal year ended March 31, 2000 (the "fiscal year 2000") were $23,593,187, as compared to $18,877,867 for the fiscal year ended March 31, 1999 (the "fiscal year 1999"), resulting in a 25% increase in revenues. This increase largely was the result of increase in new orders and several large contracts awarded to the Company during this period.

     Cost of goods and services for the fiscal year 2000 of sales was $20,272,303 or 85.9% of sales, as compared to $16,288,612 or 86% of sales for the fiscal year 1999. Gross profits for the fiscal year 2000 were $3,320,884 or 14.1% of sales compared to $2,589,255 or 14% of sales for the fiscal year 1999. Gross profit ratio was maintained with the increase in sales.

     Selling, general and administrative expenses were $2,659,674 or 11.2% of sales for the fiscal year 2000, as compared to $2,273,257 or 12 % of net sales for the fiscal year 1999. The general and administrative expense decrease as a percentage was due to increased sales and the higher dollar amount due to costs associated with additional companies in existence for the first time this year.

     Gain on sale of assets for fiscal year 2000 was $3,195, as compared to $332,575 for the fiscal year 1999, which reflected the sale of the Service Division of ICVA. Interest expense for the fiscal year 2000 was $347,337 compared to $324,499 for the fiscal year 1999. Interest expense reflects interest paid on notes payable and long-term debt, including credit lines, amortization of discount associated with the convertible debentures and capital leases. The increase was due to a general increase in interest rates during the year.

     Income from continuing operations for the fiscal year 2000 was $518,022 compared to $378,460 for the fiscal year 1999. The higher profit in 1999 was a result of the one time sale of the Service Division of ICVA that increased profits by $329,000. Loss from discontinued operations was $343,110 for the fiscal year 1999. Discontinued operations were for Florida's operations that were closed November 30, 1998 for fiscal year 1999. Revenues of $1,042,446 related to the Florida infrastructure operations for fiscal year 1999.

     Loss on disposal of discontinued operations was $747,214 for the fiscal year 1999, and includes the loss on sale and abandonment of the assets, as well as phase-out period operating losses of $677,031 from the measurement date to March 31, 1999.

     On July 30, 1998, certain shareholders converted debt to preferred shares. As a result, a gain on extinguishment of debt arose due to the fair value of the shares being less than the amount converted. This was based on a presumption of effective interest rate earned on the preferred shares as well as the price of the preferred shares on an as-if converted to common stock basis. Therefore, an extraordinary gain on extinguishment of debt in the amount of $1,950,000 was recognized. On December 31, 1998, a shareholder converted debt to preferred shares in the amount of $1,000,000 and an extraordinary gain on extinguishment of debt of $600,000 was recognized.

     Net income for the fiscal year 2000 was $518,022 as compared to $1,838,136 for the fiscal year 1999.

Fiscal year ended March 31, 1999 compared to twelve months ended March 31, 1998.

     Substantially all of the assets and certain liabilities relating to the Company's environmental operations have been sold and revenues from environmental operations were removed from continuing operations for the twelve-month period ended March 31, 1998. As this sale occurred in March 1998, no revenues or expenses are included in fiscal year ended March 31, 1999. In November 1998, the Company closed its Florida operations and all assets and certain liabilities were moved to the Virginia operations. The revenues and expenses have been removed from continuing operations for the period ended March 31, 1998.

     Revenues for the fiscal year ended March 31, 1999 (the "fiscal year 1999") were $18,877,867 compared to $15,130,953 for the twelve-month period ended March 31, 1998, resulting in a 25% increase in revenues. This increase largely was the result of increase in new orders and several large contracts awarded to the Company during this period.

     Cost of goods and services for the fiscal year 1999 was $16,288,612 or 86% of sales compared to $12,840,717 or 85% of sales for the twelve-month period ended March 31, 1998. Gross profits for the fiscal year 1999 were $2,589,255 or 14% of sales compared to $2,290,236 or 15% of sales for the twelve-month period ended March 31, 1998. This decrease in gross profit was due to the decreases in margins on the larger contracts awarded.

     Selling, general and administrative expenses were $2,273,257 for the fiscal year 1999 or 12% of net sales compared to $1,976,890 or 13% of net sales for the twelve-month period ended March 31, 1998. The general and administrative expense decrease as a percentage was due to reduced costs associated with the management reorganization, and the higher dollar amount is attributable to higher professional fees and the move of the corporate offices.

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

     Income from continuing operations for the fiscal year 1999 was $378,460 compared to a loss of $582,151 for the twelve-month period ended March 31,1998. Loss from discontinued operations was $343,110 for the fiscal year 1999 as compared to $2,657,574 for the twelve-month period ended March 31, 1998. Discontinued operations include Florida's operations that were closed November 30, 1998 for the fiscal year 1999, and include Florida operations and environmental operations sold in October 1997 and March 1998 for the twelve-month period ended March 31, 1998. Revenues of $1,042,446 and $1,809,671 for the fiscal year 1999 and the twelve months ended March 31, 1998 related to the Florida infrastructure operations. Revenues of $964,571 for the twelve months ended March 31, 1998 related to the discontinued environmental operations.

     Loss on disposal of discontinued operations was $1,391,873 for the twelve-month period ended March 31, 1998, with a loss of $878,326 having been incurred on the sale of the assets of ETSAS and a loss of $513,547 having been incurred on the sale of the assets of ETS. Loss on disposal of discontinued operations was $747,214 for the fiscal year 1999, and includes the loss on sale and abandonment of the assets, as well as phase-out period operating losses of $677,031 from the measurement date to March 31, 1999.

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

     Effective November 30, 1998, the Company closed InfraCorps of Florida, Inc. ("Florida"). This was due to the losses that have been sustained by that operation in the prior periods. The Company attempted to find a buyer for Florida but, as no buyer stepped forward, certain fixed assets were sold. All other fixed assets were either abandoned or moved to Virginia, and will be utilized in Virginia's operation or sold. All current contracts were completed.

     Net income for the fiscal year 1999 was $1,838,136 compared to net loss of $4,631,598 for the twelve-month period ended March 31, 1998.

Liquidity and Capital Resources as of March 31, 2000

     Management negotiated a line of credit from BB&T for $1,000,000 effective April 16, 1999 and was able to increase the line at March 15, 2000 to $1,250,000. As of March 31, 2000, $1,000,000 was drawn on this line of credit. The interest rate is prime plus one percent payable monthly. Additional equity or credit is being sought. Management's success in this regard will, to a large extent, depend upon whether InfraCorps is able to accomplish the assignment without recourse of the China Steel Contract to ATI. While negotiations with China Steel Corporation are on-going, there can be no assurance that such negotiations will be successful.

     In a transaction on January 31, 2000, Dr. Allen Kahn agreed to purchase 5,000 shares of Series B Preferred Stock bearing an 8% dividend payable monthly for $500,000. There are no conversion rights.

     In a transaction on December 28, 1999, an investor agreed to purchase 751 shares of Series C Preferred Stock for $751,000. In addition, warrants for 300,400 shares at $0.16 were issued to the investor. The preferred shares pay 6% interest payable quarterly and there are no conversion rights.

     Net cash used by operating activities in 2000 was $110,977. Major components of cash flows used in operating activities include an increase in inventories of $567,345, an increase in accounts receivable of $451,951, and a decrease in accounts payable of $175,267. These increases were a result of higher sales. Another component was depreciation and amortization expense of $536,963 for the period.

     Net cash used in investing activities consisted mainly of purchase of property, plant and equipment in the amount of $559,929. This was the result of usual replacement of capital assets. Net cash provided by financing activities of $843,005 includes in part proceeds from preferred stock of $1,313,317, proceeds from line of credit of $1,000,000, and principal payments on long term debt of $1,541,563. The cash and cash equivalents at March 31, 2000 were $1,049,429 including $600,000 of restricted cash.

     New orders received for the fiscal year 2000 were $30,304,537 compared to $21,698,835 for the fiscal year ended 1999. The increase in new orders was due to several large contracts received during the year. Backlog at March 31, 2000 was $19,100,000 compared to $12,286,247 at March 31, 1999.

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

Fourth Quarter Adjustment

     During the fourth quarter, two leases entered into earlier in fiscal year 2000 were capitalized, resulting in an adjustment to property and equipment and capital lease obligations of $959,819.

                                       CONSOLIDATED
                                       FINANCIAL STATEMENTS
                                       MARCH 31, 2000 AND 1999




                               INFRACORPS, INC.
                                      AND
                                 SUBSIDIARIES

                        REPORT OF INDEPENDENT AUDITORS


The Board of Directors and Stockholders
InfraCorps, Inc. and Subsidiaries


     We have audited the accompanying consolidated balance sheets of InfraCorps, Inc. and Subsidiaries as of March 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of InfraCorps, Inc. and Subsidiaries and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.



Norfolk, Virginia
May 25, 2000

                               INFRACORPS, INC.
                               AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                            MARCH 31, 2000 AND 1999

                                  (NEXT PAGE)

INFRACORPS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

March 31,                                                                        2000            1999
-----------------------------------------------------------------------------------------------------------
                                ASSETS

Current assets
     Cash and cash equivalents                                              $    449,429    $    272,259
     Accounts receivable:
         Trade (net of allowance of $50,000 in 2000
             and 1999)                                                         3,829,893       3,389,342
         Other                                                                    24,317          12,917
     Costs and estimated earnings on uncompleted contracts in
         excess of billings of: 2000 - $6,861,450; 1999 - $4,536,031           1,007,464         868,061
     Notes receivable                                                            177,952          23,085
     Inventories                                                               1,166,796         599,451
     Prepaid expenses                                                             62,897          47,612
                                                                            ----------------------------
             Total current assets                                              6,718,748       5,212,727
                                                                            ----------------------------

Property, plant and equipment
     Furniture and fixtures                                                      369,236         364,236
     Tools and equipment                                                       6,920,993       3,766,096
     Vehicles                                                                  1,898,952       1,567,493
     Leasehold improvements                                                      307,663         301,370
                                                                            ----------------------------
                                                                               9,496,844       5,999,195
     Less accumulated depreciation and amortization                           (4,366,147)     (3,829,184)
                                                                            ----------------------------
                                                                               5,130,697       2,170,011
                                                                            ----------------------------

Other assets
     Restricted cash                                                             600,000         600,000
     Notes receivable                                                            169,205         321,454
     Cash surrender value of life insurance (net of
         outstanding loan of $176,499 in 2000 and $156,339 in 1999)               23,469          22,879
     Assets under contractual arrangements (net of
         valuation allowance of $858,000)                                        183,051         190,740
     Other                                                                       206,021          52,636
                                                                            ----------------------------
                                                                               1,181,746       1,187,709
                                                                            ----------------------------

                                                                            $ 13,031,191    $  8,570,447
                                                                            ============================

CONSOLIDATED BALANCE SHEETS

March 31,                                                                        2000              1999
----------------------------------------------------------------------------------------------------------
                        LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
     Bank overdraft                                                         $     97,322    $    241,931
     Note payable to bank                                                      1,000,000               -
     Notes payable to affiliates                                                 602,019         609,900
     Current portion of long-term debt                                           867,797         364,248
     Accounts payable                                                          3,750,104       3,574,837
     Accrued expenses and other liabilities                                      372,154         382,229
                                                                            ----------------------------
            Total current liabilities                                          6,689,396       5,173,145
                                                                            ----------------------------

Long-term debt                                                                 1,881,900         682,046

Liabilities under contractual arrangements                                       140,339         140,339
                                                                            ----------------------------
                                                                               2,022,239         822,385
                                                                            ----------------------------

            Total liabilities                                                  8,711,635       5,995,530
                                                                            ----------------------------

Stockholders' equity
     Preferred stock, no par value; authorized 5,000,000 shares:
         4% cumulative Series A, $1 convertible, 1,850,000 and
            1,750,000, shares outstanding at March 31, 2000 and
            1999, respectively (liquidation value of $1,850,000)                 830,311         730,311
         8% Series B, 15,421 and 10,421 shares outstanding at
            March 31, 2000 and 1999, respectively (liquidation value
            of $1,542,100)                                                     1,542,100       1,042,100
         6% Series C, 751 shares outstanding at March 31,
             2000 (liquidation value $751,000)                                   713,317               -
     Common stock, no par value; authorized 30,000,000 shares;
         Outstanding 16,392,387 and 16,492,043 at March 31, 2000
            and 1999, respectively                                             5,933,226       6,126,338
     Accumulated deficit                                                      (4,699,398)
                                                                                              (5,130,720)
     Less notes receivable from officers                                               -
                                                                                                (193,112)
                                                                            ----------------------------
            Total stockholders' equity                                         4,319,556       2,574,917
                                                                            ----------------------------

                                                                            $ 13,031,191    $  8,570,447
                                                                            ============================

  The accompanying notes are an integral part of these consolidated financial statements.

INFRACORPS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

================================================================================

Years Ended March 31, 2000 and 1999
--------------------------------------------------------------------------------

                                                             2000                 1999
                                                         ---------------------------------
Contract revenues                                        $ 23,593,187         $ 18,877,867
                                                         ---------------------------------
Costs of goods and services                                20,272,303           16,288,612
Selling, general and administrative
  expenses                                                  2,659,674            2,273,257
                                                         ---------------------------------
                                                           22,931,977           18,561,869
                                                         ---------------------------------
                                                              661,210              315,998
                                                         ---------------------------------

Interest income                                                61,954               54,386
Interest expense                                             (347,337)            (324,499)
Gain on sale of equipment                                       3,195              332,575
                                                         ---------------------------------
Income from continuing
  operations before income taxes                              379,022              378,460

Income tax benefit                                            139,000
                                                         ---------------------------------

Income from continuing operations                             518,022              378,460

Loss from discontinued operations                                   -             (343,110)
Loss from disposal of discontinued
  operations                                                        -             (747,214)
                                                         ---------------------------------
Income (loss) before extraordinary item                       518,022             (711,864)

Extraordinary gain on extinguishment of debt                        -            2,550,000
                                                         ---------------------------------

Net income                                               $    518,022         $  1,838,136
                                                         ---------------------------------
Basic earnings per common share
  Income from continuing operations                      $       0.02         $       0.02
  Loss from discontinued operations                                 -                (0.02)
  Loss on disposal of discontinued operations                       -                (0.04)
  Extraordinary gain                                                -                 0.15
                                                         ---------------------------------
  Net income                                             $       0.02         $       0.11
                                                         ---------------------------------
Diluted earnings per common share
  Income from continuing operations                      $       0.02         $       0.02
  Loss from discontinued operations                                 -                (0.02)
  Loss on disposal of discontinued operations                       -                (0.04)
  Extraordinary gain                                                -                 0.14
                                                         ---------------------------------
 Net income                                              $       0.02         $       0.10
                                                         ---------------------------------

 The accompanying notes are an integral part of these consolidated financial statements.

INFRACORPS, INC. AND SUBSIDIARIES

 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
================================================================================

 Years Ended March 31, 2000 and May 31, 1999
--------------------------------------------------------------------------------

                                                  Preferred         Preferred         Preferred
                                                    Stock             Stock             Stock
                                                   Series A          Series B          Series C                 Common
                                               -----------------------------------------------------------------------
                                                    Amount            Amount            Amount            Shares
                                               ---------------   ---------------------------------   ---------------
 Balances at March 31, 1998                      $         -       $         -        $       -         16,492,043

 Issuance of series A preferred stock for
    payment of note payable to
    stockholders                                   1,730,311                 -                -                  -
 Redemption of series A preferred stock           (1,000,000)                -                -                  -
 Issuance of series B preferred stock for
    payment of note payable to stockholders                -         1,042,100                -                  -
 Dividends                                                 -                 -                -                  -
 Net income                                                -                 -                -                  -
                                               -----------------------------------------------------------------------

 Balances at March 31, 1999                          730,311         1,042,100                -         16,492,043

 Issuance of Series A Preferred Stock                100,000                 -                -                  -
 Issuance of Series B Preferred Stock                      -           500,000                -                  -
 Issuance of Series C Preferred Stock                      -                 -          713,317                  -
 Common stock received in satisfaction
    of receivable from officers                            -                 -                -            (99,656)
 Dividends                                                 -                 -                -                  -
 Net income                                                -                 -                -                  -
                                               -----------------------------------------------------------------------

                                                 $   830,311       $ 1,542,100        $ 713,317         16,392,387
                                               =======================================================================

                                                                                             Notes
                                                                                          Receivable
                                                    Stock               Accumulated          from
                                                   ----------------
                                                        Amount            Deficit          Officers            Total
                                                    ---------------   ---------------   ---------------   ---------------
 Balances at March 31, 1998                           $ 6,126,338      $ (6,646,845)      $ (193,112)      $   (713,619)

 Issuance of series A preferred stock for
    payment of note payable to
    stockholders                                                -                 -                -          1,730,311
 Redemption of series A preferred stock                         -          (250,000)               -         (1,250,000)
 Issuance of series B preferred stock for
    payment of note payable to stockholders                     -                 -                -          1,042,100
 Dividends                                                      -           (72,011)               -            (72,011)
 Net income                                                     -         1,838,136                -          1,838,136
                                                    ---------------------------------------------------------------------
 Balances at March 31, 1999                             6,126,338        (5,130,720)        (193,112)         2,574,917

 Issuance of Series A Preferred Stock                           -                 -                -            100,000
 Issuance of Series B Preferred Stock                           -                 -                -            500,000
 Issuance of Series C Preferred Stock                           -                 -                -            713,317
 Common stock received in satisfaction
    of receivable from officers                          (193,112)                -          193,112                  -
 Dividends                                                      -           (86,700)               -            (86,700)
 Net income                                                     -           518,022                -            518,022
                                                    ---------------------------------------------------------------------

                                                      $ 5,933,226        (4,699,398)               -       $  4,319,556
                                                    =====================================================================

The accompanying notes are an integral part of these consolidated financial statements.

INFRACORPS, INC. AND SUBSIDIARIES


 CONSOLIDATED STATEMENTS OF CASH FLOWS

================================================================================

 Years Ended March 31, 2000 and 1999
--------------------------------------------------------------------------------

                                                                          2000                1999
                                                                     -------------------------------
 Cash flows from operating activities
   Net income                                                        $   518,022        $  1,838,136
   Adjustments to reconcile to net cash used
     by operating activities:
     Loss on disposal of discontinued operations                               -             747,214
     Depreciation and amortization                                       536,963             570,059
     Deferred income taxes                                              (139,000)                  -
     Write-down of notes receivable                                            -             151,040
     Amortization of deferred gain on sale/leaseback                           -            (481,821)
     Gain on extinguishment of debt                                            -          (2,550,000)
     (Gain) loss on sale of equipment                                     (3,195)           (332,575)
     Changes in:
       Accounts receivable                                              (451,951)           (848,532)
       Costs and estimated earnings in excess of
         billings on uncompleted contracts                              (139,403)           (304,137)
       Inventories                                                      (567,345)            182,139
       Prepaid expenses                                                  (15,285)             95,562
       Cash surrender value of life insurance, net                          (590)            (16,186)
       Accounts payable                                                  175,267           1,151,270
       Accrued expenses and other liabilities                            (10,075)           (349,695)
       Other assets                                                      (14,385)             63,648
                                                                     -------------------------------
         Net cash used by operating activities                          (110,977)            (83,878)
                                                                     -------------------------------

INFRACORPS, INC. AND SUBSIDIARIES

================================================================================

 Years Ended March 31, 2000 and 1999
--------------------------------------------------------------------------------

                                                                            2000             1999
                                                                     ------------------------------
 Cash flows from investing activities
   Purchases of property, plant and equipment                        $   (559,929)     $   (410,889)
   Proceeds from sale of equipment                                              -           372,398
   Decrease in assets under contractual
     arrangements                                                           7,689            76,926
   Notes receivable payments (advances)                                    (2,618)          261,631
                                                                     ------------------------------
        Net cash provided (used) by investing activities                 (554,858)          300,066
                                                                     ------------------------------

 Cash flows from financing activities
   Bank overdraft increase (decrease)                                    (144,609)           68,438
   Proceeds from (payments on) notes payable to banks                   1,000,000           (89,062)
   Proceeds from (payments on) notes payable affiliates                    (7,881)          (64,259)
   Proceeds from notes payable to stockholders                                  -           648,400
   Proceeds from issuance of preferred stock                            1,313,317                 -
   Proceeds from long-term debt                                           310,441                 -
   Preferred stock dividends                                              (86,700)          (41,700)
   Principal payments on long-term debt                                (1,541,563)         (422,496)
   Redemption of preferred stock                                                -          (250,000)
                                                                     ------------------------------
       Net cash provided (used) by financing activities                   843,005          (150,679)
                                                                     ------------------------------

 Increase in cash and cash equivalents                                    177,170            65,509

 Cash and cash equivalents at beginning of year
   including $600,000 of restricted cash                                  872,259           806,750
                                                                     ------------------------------
 Cash and cash equivalents at end of year
   including $600,000 of restricted cash                             $  1,049,429        $  872,259
                                                                     ------------------------------

INFRACORPS, INC. AND SUBSIDIARIES

================================================================================

 Years Ended March 31, 2000 and 1999
--------------------------------------------------------------------------------

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


     Additionally during the fiscal year ended March 31, 1999, in a series of transactions, the Company converted $4,250,000 of debt into 4,250,000 shares of Series A preferred stock with a fair value of $1,700,000. Subsequently, 2,500,000 shares of this stock with a fair value of $1,000,000 were redeemed for $250,000 in cash and a note for $1,000,000. In March, 1999, the $1,000,000 note, along with $42,100 in other payables due to the noteholder, were converted into 10,421 shares of Series B preferred stock.


     Interest paid on notes payable and long-term debt was $338,495 and $558,513, for the years 2000 and 1999, respectively. Capital lease obligations of $2,652,173 and $35,939 were incurred during 2000 and 1999, respectively, under leases entered into for vehicles, furniture and fixtures, and equipment.


         The accompanying notes are an integral part of these consolidated financial statements.

INFRACORPS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2000 AND 1999
--------------------------------------------------------------------------------

NOTE 1 - BUSINESS AND ORGANIZATION

     InfraCorps, Inc., formerly ETS International, Inc., (the "Company") is a Virginia corporation formed in 1987. The Company and its wholly-owned subsidiaries provide environmental products and services, and infrastructure products and services primarily related to the installation and rehabilitation of underground pipelines. See Note 4 - Business Segment Information and Note 11
- Disposal of Segments for additional information.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Currency

     All references to dollars are United States dollars unless otherwise denoted as Canadian (CDN).

     Principles of Consolidation

     The consolidated financial statements include the accounts of InfraCorps, Inc. and its wholly-owned subsidiaries, IC Subsidiary, Inc. (formerly ETS, Inc.), ETS Analytical Services, Inc., InfraCorps of Florida, Inc. (formerly ETS Liner, Inc.), InfraCorps of Virginia, Inc. (formerly ETS Water and Waste Management, Inc.), InfraCorps Technology, Inc. and InfraCorps International, Inc. Significant intercompany accounts and transactions have been eliminated in consolidation. During fiscal 1999, the operations of InfraCorps of Florida, Inc. were discontinued. During fiscal 1998, substantially all assets and certain liabilities of ETS, Inc. and ETS Analytical Services, Inc. were sold.

     Cash Equivalents

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

     Inventories

     Inventories, consisting of raw materials and supplies, are stated at the lower of cost (first-in, first-out method) or market.

     Credit Risk

     Financial instruments which potentially subject the Company to concentration of credit risk consist principally of temporary cash investments, restricted cash and trade accounts receivable. At March 31, 2000 and 1999, the Company had deposits in excess of federally insured limits of approximately $686,600 and $500,000, respectively. The Company places its temporary cash investments and restricted cash with high credit quality financial intermediaries to minimize its exposure. The Company grants trade credit to customers in the normal course of business, and any related losses, in the aggregate, have not exceeded management's expectations.
                        (Notes continued on next page)

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

     Property, Plant and Equipment

     Property, plant and equipment are stated at cost. Property and equipment under capital leases are stated at the present value of minimum lease payments at the inception of the lease.

     Provisions for depreciation and amortization have been calculated using the straight-line method over the following estimated useful lives of the assets:

          Furniture and fixtures                  5 - 10 years
          Laboratory equipment                    5 - 10 years
          Tools and equipment                     5 - 10 years
          Vehicles                                3 - 10 years
          Leasehold improvements                  5 - 31 years

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



                        (Notes continued on next page)

     Earnings Per Share

     Statement of Financial Accounting Standards No. 128, Earnings Per Share, establishes standards for computing and presenting earnings per share (EPS) and applies to entities with publicly held common stock or potential common stock. It replaces the presentation of primary EPS with a presentation of basic EPS.
It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures, and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

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

     Stock Options and Warrants

     The Company accounts for its stock options and warrants in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (Statement No. 123), permits entities to recognize as expense over the vesting period the fair value of all stock- based awards on the date of grant. Alternatively, Statement No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25, and provide pro forma net income or loss and pro forma net income or loss per common share disclosures for stock option and warrant grants made in 1996 and future years as if the fair-value-based method defined in Statement No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of Statement No. 123.

     Estimates

     The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses and disclosure of contingent assets and liabilities for the reported periods. Actual results could differ from those estimates and assumptions.
                        (Notes continued on next page)

     Reclassification

     Certain reclassifications have been made to the consolidated financial statements of the prior periods, to place them on a basis comparable with the current year's consolidated financial statements.


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

     The Company has entered into a management agreement with Air Technologies, Inc. ("ATI"), a newly-formed firm, to provide management services with respect to the China Steel Contract. In connection with the sale of the Company's environmental operations subsidiary in March, 1998, ATI and CCTI agreed to accept responsibility for any potential liabilities associated with the China Steel Contract and to provide their best efforts to have the contract transferred from the Company to ATI. ETS Acquisition, Inc., CCTI and ATI are owned by John D. McKenna, Arthur B. Nunn, III and John C. Mycock, three former executive officers of the Company and former members of the Company's Board of Directors.


NOTE 4 - BUSINESS SEGMENT INFORMATION

     In prior years, the Company had three reportable segments: environmental operations, infrastructure operations - Florida, and infrastructure operations - Virginia. The environmental and infrastructure operations are differentiated based on differences in products and services. The Florida and Virginia segments are further differentiated by their geographical locations and construction techniques. The environmental operations segment specialized in toxic emission measurement and control, but was discontinued during the ten-month period ended March 31, 1998. The infrastructure operations segments specialize in the design, construction and maintenance of subsurface pipelines. The Florida infrastructure operation segment was discontinued during the year ended March 31, 1999. Segments are regularly evaluated by management in deciding how to allocate resources and in assessing performance.



                        (Notes continued on next page)

     For the year ended March 31, 2000, the Company has one reportable operating segment (Infrastructure Operations - Virginia). Therefore, there are no items of income, expense or capital expenditures to report separately for fiscal year 2000. Asset and liabilities remaining with respect to environmental operations and Florida Infrastructure operations are reported below as of March 31, 2000 and 1999.

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

     For the year ended March 31, 2000, the Company had infrastructure contract revenues from four customers, each of which accounted for more than 5 percent of contract revenues, aggregating approximately $8,523,328 or 36 percent of contract revenues. At March 31, 2000, three customers had accounts receivable balances which exceeded 5 percent of the trade accounts receivable balance. The accounts receivable balances for these customers totaled $1,150,004.

     For the year ended March 31, 1999, the Company had infrastructure contract revenues from six customers, each of which accounted for more than 5 percent of contract revenues, aggregating approximately $8,403,100 or 45 percent of contract revenues. At March 31, 1999, five customers had accounts receivable balances which exceeded 5 percent of the trade accounts receivable balance. The accounts receivable balances for these customers totaled $1,477,180

     Information related to the environmental and infrastructure operations for Virginia and Florida follows:

                                Environmental       Infrastructure Operations       Reclassifications/
                                                 -------------------------------
  2000                            Operations        Florida         Virginia          Eliminations           Totals
                                -------------    ----------   ------------------    -----------------    ---------------
Total assets                    $     183,051    $   38,709   $       12,809,431    $               -    $    13,031,191
Total liabilities                     320,066        60,321            8,331,248                    -          8,711,635

                        (Notes continued on next page)

                              Environmental      Infrastructure Operations        Reclassifications/
                                               -------------------------------
  1999                         Operations         Florida          Virginia          Eliminations          Totals
                              -------------    -------------    --------------    ------------------    --------------
Total assets                  $     190,740    $     481,409    $    7,898,298    $                -    $    8,570,447
Total liabilities                   351,605          620,137         5,023,788                     -         5,995,530
Contract revenues                         -        1,042,446        18,877,767            (1,042,446)       18,877,767
Depreciation and
  amortization                            -          144,977           425,082              (144,977)          425,082
Interest income                           -                -            54,386                     -            54,386
Interest expense                          -           39,076           324,499               (39,076)          324,499
Income from continuing
  operations                              -                -           378,460                     -           378,460
Loss from discontinued
  operations                              -         (343,110)                -                     -          (343,110)
Loss from disposal of
  discontinued operations                 -         (747,214)                -                     -          (747,214)
Extraordinary gain on
  extinguishment of debt                  -                -         2,550,000                     -         2,550,000
Net income (loss)                         -       (1,090,324)        2,928,460                     -         1,838,136
Capital expenditures                      -                -           410,889                     -           410,889

NOTE 5 - ACCOUNTS RECEIVABLE

      A summary of the changes in the allowance for doubtful accounts follows:

                                                  2000        1999
                                               -----------  -----------

         Balances, beginning of period         $    50,000  $    50,000
         Provision for bad debts                         -            -
         Accounts written off                            -            -
                                               -----------  -----------

         Balances, end of period               $    50,000  $    50,000
                                               ===========  ===========




                        (Notes continued on next page)

NOTE 6 - NOTE PAYABLE TO BANK AND LONG-TERM DEBT

   Note payable to bank consists of the following:

                                                                  March 31,      March 31,
                                                                    2000           1999
                                                                 -----------    -----------
     $1,250,000 line of credit, maturing on September 15,
         2000, bearing interest at prime plus 1%,
         collateralized by accounts receivable and
         certain equipment                                       $ 1,000,000    $         -
                                                                 ===========    ===========

   Long-term debt consists of the following:

     $327,841 term note payable to bank, due February,
         2002,bearing interest at 10.5%, payable in
         monthly installments of $10,178 including
         interest, collateralized by certain vehicles            $   211,331    $   305,613

     $373,500 term note payable to bank, due October 2002,
         bearing interest at 9.35%, payable in monthly
         installments of $7,819 including interest,
         collateralized by equipment                                 208,959        279,126

     $190,139 term note payable to finance company, due
         February 2002, bearing interest at 9.75%, payable
         in varying monthly installments of $2,330 to
         $6,545 including interest, collateralized by
         equipment                                                    73,021        122,983

     $185,892 term note payable to finance company, due July
         2003, bearing interest at 10.85%, payable in monthly
         installments of $4,366 including interest,
         collateralized by certain equipment                         146,004              -

     $100,000 term note payable to finance company, due
         February 2001, bearing interest at 12.5%, payable in
         monthly installments of $2,658 including interest,
         collateralized by certain vehicles                                -         27,491

     Installment loans with maturities to 2001, bearing
         interest at varying interest rates from 8.5% to
         9.5%, payable in varying monthly installments of $833
         to $46,167 including interest, collateralized by
         vehicles and equipment                                       90,565         97,976

     Capital lease obligations, with maturities to 2004,
         bearing interest at varying interest rates from 6.33%
         to 14.7%, payable in varying monthly installments of
         $375 to $29,907 including interest, collateralized by
         vehicles and equipment                                    2,019,817        213,105
                                                                 -----------    -----------
                                                                   2,749,697      1,046,294
Less current maturities                                              867,797        364,248
                                                                 -----------    -----------

                                                                 $ 1,881,900    $   682,046
                                                                 ===========    ===========

                         (Notes continued on next page)

     Maturities of notes payable and long-term debt for future years are as follows:

        2001                              $  867,797
        2002                                 845,550
        2003                                 667,394
        2004                                 265,216
        2005                                 103,740
                                          ----------

                                          $2,749,697
                                          ==========

     The line-of-credit agreement specifies certain financial covenants. As of March 31, 2000, the Company was in compliance with the financial covenants.


NOTE 7 - LEASES

     Property, plant and equipment included the following amounts of assets under capital lease obligations:

                                                    March 31,       March 31,
                                                       2000           1999
                                                       ----           ----

     Furniture and fixtures                        $    75,822    $    75,822
     Tools and equipment                             2,916,870        264,697
     Vehicles                                           31,635         31,635
                                                   -----------    -----------
                                                     3,024,327        372,154
     Less - accumulated depreciation                  (328,591)     (114,564)
                                                   ------------   -----------

                                                   $ 2,695,736    $   257,590
                                                   ===========    ===========


     Capital lease payments were $872,952 in fiscal 2000, and $90,400 in fiscal 1999.

     Future minimum payments under capital and operating leases are as follows:

                                                                                      Capital             Operating
                                                                                       Leases               Leases
                                                                                  ----------------     ----------------
     2001                                                                           $     697,830        $     660,873
     2002                                                                                 727,361              455,856
     2003                                                                                 643,469              415,919
     2004                                                                                 269,723              228,343
     2005                                                                                 106,531               23,050
                                                                                    -------------        -------------
                                                                                        2,444,914        $   1,784,041
                                                                                                         =============
     Less amounts representing interest (rates 6.33% - 14.7%)                             425,097
                                                                                    -------------
     Present value of lease payments (including $508,327 classified
       as current)                                                                  $   2,019,817
                                                                                    =============

                        (Notes continued on next page)

         Rent expense for operating leases of approximately $1,243,954, and $738,417 was recognized for the years ended March 31, 2000 and 1999, respectively.

         On October 25, 1995, the Company entered into a sale/leaseback agreement which provided for the sale and leaseback of certain equipment. This equipment, with a net book value of $443,668, was sold for $1,660,900 and was leased back to the Company for a 48-month period at $39,015 per month. The resulting gain of $1,217,232 on the sale of the equipment is being amortized over the life of the operating lease and had a remaining balance of $481,821 at March 31, 1998. Subsequently, this lease was cancelled by the lessors and the lessor's interest in this equipment was terminated; therefore, the remaining unamortized gain was recognized as income during the year ended March 31, 1999.


NOTE 8 - ASSETS AND LIABILITIES UNDER CONTRACTUAL ARRANGEMENTS

         During the ten-month period ended March 31, 1998, the Company disposed of its environmental operations segment. In October 1997, the Company sold substantially all of the assets and certain liabilities of ETS Analytical Services, Inc. (ETSAS), a wholly-owned subsidiary, to Q Enterprises, Inc. (Q Enterprises), a company owned by James B. Quarles, a former employee and senior vice president of ETS International, Inc. Mr. Quarles has since become president and chief executive officer of the Company and sold his interest in Q Enterprises. Since the risks of ownership were not transferred to Q Enterprises, no sale was recognized for accounting purposes. Accordingly, the assets and liabilities transferred to Q Enterprises are shown in the noncurrent sections of the balance sheet and are designated as "assets under contractual arrangements" and "liabilities under contractual arrangements." The Company received an 8.5 percent promissory note in the amount of $1,000,000 with payments amortized over 30 years with a balloon payment after 10 years. As payments of principal and interest are received, they are being recorded as a reduction to assets under contractual arrangements until such time the Company determines a sale can be recorded for accounting purposes. The conversion of these assets to cash is dependent on the future profitable operations of Q Enterprises.


NOTE 9 - PREFERRED STOCK

         During the year ended March 31, 1999, the Company converted $4,250,000 of debt to related parties into 4,250,000 shares of Series A 4% cumulative convertible preferred stock with a fair value of $1,700,000. The stock has no par value, but is convertible into the Company's common stock on a share for share basis. The stock is redeemable at the option of the Company. Dividends on the Series A preferred stock are cumulative from the date of original issuance and are payable quarterly. The Company subsequently redeemed 2,500,000 shares of Series A preferred stock for $250,000 in cash and a note for $1,000,000. In May 1999, 100,000 additional share of Series A preferred stock were issued for $100,000. No dividends were declared or paid during the fiscal year ended March 31, 2000, and the series currently has $73,390 of dividends in arrears as of March 31, 2000.

                        (Notes continued on next page)

     In March 1999, the Company converted $1,042,100 in debt obligations to related parties into 10,421 shares of 8% non-cumulative, non-convertible Series B preferred stock. Dividends are paid monthly. In January 2000, 5,000 additional shares of Series B preferred stock were issued for $500,000. Total dividends paid on Series B preferred stock were $86,700 during the fiscal year ended March 31, 2000

     In December 31, 1999, the Company issued 751 shares of 6% non-cumulative, non-convertible Series C preferred stock. Dividends are paid quarterly and the first quarterly dividend payment of $11,265 was made on April 3, 2000.


NOTE 10 - INCOME TAXES

     The Company is in a net operating loss position; accordingly, no income tax expense has been recognized for years ended March 31, 2000 and 1999.

     Income tax expense (benefit) differs from the amount computed by applying the statutory corporate tax rate of 34 percent to income (loss), including loss from discontinued operations and loss from disposal of discontinued operations before income taxes as follows:

                                                                2000                 1999
                                                           -------------        -------------
   Expected federal income tax expense (benefit)           $    127,098         $    624,966
   Increase (decrease) resulting from:
      State income tax, net of federal income tax
        impact                                                   14,803               75,890
      Meals and entertainment                                     8,568                9,734
      Change in the beginning of the year balance of
        the valuation allowance for deferred tax assets        (300,098)            (724,286)
      Other                                                      10,629               13,696
                                                           ------------         ------------
   Income tax expense (benefit)                                (139,000)        $          -
                                                           ============         ============

     The significant components of deferred income tax expense (benefit) for the years ended March 31, 2000 and 1999, are as follows:

                                                                      2000                 1999
                                                                 -------------        -------------
   Deferred tax expense (benefit) exclusive of the
     components listed below                                     $     161,098        $     724,286
   Increase (decrease) in beginning of the year balance
     of the valuation allowance for deferred tax assets               (300,098)            (724,286)
                                                                 -------------        -------------

   Deferred income tax expense (benefit)                         $    (139,000)       $           -
                                                                 =============        =============

                        (Notes continued on next page)

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at March 31, 2000 and 1999 are presented below:

                                                                                2000              1999
                                                                             -----------       -----------
   Deferred tax assets:
    Net operating loss and tax credit carryforwards                          $ 1,534,590       $ 1,627,076
    Property, plant and equipment, principally due to differences
      in depreciation for financial reporting and tax purposes                   158,142           278,519

    Bad debts                                                                     18,980            18,980
    Accrued costs, principally due to accrual for financial                       52,025            52,630
      purposes
    Other                                                                         16,702            16,702
                                                                             -----------       -----------
   Total gross deferred tax assets                                             1,780,439         1,993,907
   Less valuation allowance                                                   (1,641,439)       (1,941,537)
                                                                             -----------       -----------

   Deferred tax asset, net of valuation allowance                            $   139,000       $    52,370
                                                                             ===========       ===========

   Deferred tax liabilities:
    Accounts receivable and accounts payable, principally due to accrual versus cash basis of accounting for financial
     reporting and tax purposes                                              $         -       $    52,370
                                                                             -----------       -----------

   Net deferred tax                                                          $   139,000       $         -
                                                                             ===========       ===========

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable losses, uncertainties with respect to the China Steel contract and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will not realize substantially all of the benefits of these deductible differences and loss carryforwards in excess of the amount which can be offset by the reversal of future taxable items in the foreseeable future.

     At March 31, 2000, the Company has loss carryforwards for income tax purposes of $3,957,400 available to offset taxable income. If not utilized, these loss carryforwards will expire as follows:

               Expiration Date
               ---------------
               2008                                     $  168,837
               2011                                        582,048
               2012                                        100,841
               2013                                      3,105,673
                                                        ----------
                                                        $3,957,400
                                                        ==========

                         (Notes continued on next page)

NOTE 11 - DISPOSAL OF SEGMENTS

     During the year ended March 31, 1999, the Company discontinued its Florida infrastructure operations (Florida Segment). Due to the unique licensed construction techniques employed to accommodate the engineering difficulties associated with trenchless technology in areas significantly below sea level, management believes that its Florida operations constitute a separate line of business. Management does not intend to utilize trenchless technology engineering methods used in Florida for the foreseeable future.

     The loss from operations for the Florida Segment from the beginning of the fiscal year to November 30, 1998, the measurement date for effective disposal, was $343,110. Subsequent to November 30, 1998, certain fixed assets of the segment were sold in exchange for a note receivable of $40,000. All other fixed assets were either abandoned or transferred to the Virginia segment prior to March 31, 1999. The loss on disposal of this segment of $747,214, includes the loss on sale and abandonment of the assets above, as well as phase-out period operating losses of $677,031 from the measurement date to March 31, 1999. At March 31, 1999, assets remaining in the Florida Segment included cash, accounts receivable, costs in excess of billings on uncompleted contracts, and notes receivable of approximately $8,000, $238,000, $195,000, and $40,000, respectively. At March 31, 1999, liabilities of approximately $620,000 include trade accounts payable and accrued expenses associated with estimating the loss from discontinuing the Florida Segment. At March 31, 2000, a notes receivable balance of $38,000 and accounts payable of $60,000 remained in the segment. Interest costs are allocated to the discontinued operations of the Florida Segment based on debt that can be specifically attributable to those operations. Other potentially allocable interest costs are immaterial.

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

     The aggregate amount of shares under option pursuant to these agreements were as follows:

                                                              Number of             Weighted Average
                                                                Shares               Exercise Price
                                                            -------------         --------------------
   Options outstanding at March 31, 1998                       3,303,200                 $    0.95
   Granted                                                     1,110,000                 $    0.23
   Exercised                                                           -
   Expired                                                    (1,195,200)                $    1.21
                                                              ----------
   Options outstanding at March 31, 1999                       3,218,000                 $    0.61

   Granted                                                             -
   Exercised                                                           -
   Expired                                                      (374,000)                $    1.68
                                                              ----------
   Options outstanding at March 31, 2000                       2,844,000                 $    0.47
                                                              ==========

                         (Notes continued on next page)

                                                 Number of    Weighted Average
                                                   Shares      Exercise Price
                                                   ------      --------------
Price range - $.17 - $.75 (weighted-average
 remaining contractual life of 3.0 years)         2,730,000       $0.44

Price range - $1.00 - $1.75 (weighted-average
 remaining contractual life of 2.2 years)           114,000       $1.27

Exercisable options:
March 31, 2000                                    2,810,000       $0.47
March 31, 1999                                    3,164,000       $0.61

     The aggregate amount of shares under warrant agreements were as follows:

                                                  Number of     Weighted Average
                                                   Shares       Exercise Price
                                                   ------       --------------
Warrants outstanding at March 31, 1998            1,170,875       $0.85
Granted                                                   -           -
Expired                                            (461,525)      $1.00
                                                  ---------
Warrants outstanding at March 31, 1999            1,309,350       $0.80
Granted                                           5,115,420       $0.24
Expired                                                   -           -
                                                  ---------
Warrants outstanding at March 31, 2000            6,886,295       $0.33
                                                  =========

     The per share weighted average fair values of stock options and warrants granted during the periods ended in 2000 and 1999 were $.22 and $.15, respectively, on the various dates of grant using the Black-Scholes option pricing model with the following weighted average assumptions: 2000 - expected dividend yield of 0 percent, risk free interest rate of 6.25 percent, expected volatility of 144 percent and an expected life of 5 years; 1999 - expected dividend yield of 0 percent, risk free interest rate of 5.5 percent, expected volatility of 314 percent and an expected life of 5 years.

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

                                                 2000                1999
                                               ---------          ----------
     Net income
          As reported                          $ 518,022          $1,838,136
          Pro forma                             (589,816)          1,920,652

     Net income (loss) per common share:
          Basic, as reported                   $    0.02          $     0.11
          Basic, pro forma                         (0.04)               0.12
          Diluted, as reported                      0.02                0.10
          Diluted, pro forma                       (0.04)               0.11

                         (Notes continued on next page)

     Pro forma net income (loss) reflects only options granted from the periods ended in 1996 through 2000, and applicable cumulative catch-up adjustments for forfeitures. Therefore, the full impact of calculating compensation cost for stock options under Statement No. 123 is not reflected in the pro forma net income (loss) amounts presented above, because compensation cost is reflected over the options vesting periods and compensation cost for options granted prior to June 1, 1995 is not considered.


NOTE 13 - RELATED PARTY TRANSACTIONS

     The Company leases the premises of its subsidiary, Infracorps of Virginia, Inc., from an estate in which a current director serves as executor. Rent expense under this operating lease approximated $126,000 for fiscal 2000 and fiscal 1999, respectively.

     Other accounts receivable includes advances to officers, directors and other employees. At March 31, 2000 and 1999, $1,250 and $2,500, respectively, were the result of these advances.

     The Company has notes receivable from officers and employees of $0 and $193,112 as of March 31, 2000 and 1999, respectively. The notes bear interest at six percent. These notes originated in connection with the issuance of common stock in a prior year transaction. During the year ended March 31, 2000, the common stock was returned to the Company in exchange for the cancellation of the notes.

     During the year ended March 31, 1999, the Company sold fixed assets with a book value of $146,522 and inventory with a book value of $150,000 to a corporation owned by one of its officers. The Company received $350,000 in cash, assumption of $100,000 of indebtedness by the buyer and notes in the aggregate amount of $175,000. At March 31, 2000 and 1999, a $125,000 note was still outstanding as a result of this transaction.

     The Company has notes payable to affiliates of $597,400 and $609,900 as of March 31, 2000 and 1999, respectively. These affiliates include certain partnerships and individuals whose members are officers and directors of the Company. The notes bear interest at rates between six and twelve percent.

     The Company, in May 1998, entered into an agreement in principle to restructure its credit facility with Thomas W. Marmon, a former director and a stockholder of the Company. The new note for the credit facility, which in part is a renewal of the previous note, permitted total aggregate borrowing by the Company of up to $3,500,000. The new note provided for monthly interest payments at a rate of 10 percent until the facility's maturity at May 1, 1999 and 12 percent thereafter. The note was subject to call by the holder upon sixty days written notice. At March 31, 1998, the amount outstanding under the credit facility was $2,860,000, plus accrued interest of $210,000 which was payable on June 1, 1998. Mr. Marmon resigned as a director of the Company as of April 13, 1998. During the year ended March 31, 1999, $2,500,000 of this note was converted to Series A preferred stock and the remaining principal and accrued interest was paid to the noteholder.

                         (Notes continued on next page)

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

                         (Notes continued on next page)

NOTE 16 - EARNINGS PER SHARE RECONCILIATION

     The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations.

                                                          For the Year Ended March 31, 2000
                                                -------------------------------------------------
                                                   Income              Shares          Per Share
                                                 (Numerator)       (Denominator)        Amount
                                                -------------      -------------       ---------
Income from continuing operations               $ 518,022
Less: preferred stock dividends                  (160,090)
                                                ---------

Basic EPS
Income available to common shareholders           357,932         16,442,216          $0.02
                                                                                      =====

Effect of dilutive securities:
     Options and warrants                               -            348,811
                                                ---------         ----------

Diluted EPS
Income available to common shareholders and
    Assumed conversions                         $ 357,932         16,791,027          $0.02
                                                =========         ==========          =====

     Exercisable options and warrants to purchase 8,426,440 shares of common stock were outstanding during the year ended March 31, 2000, but were not included in the computation of diluted earnings per share because the exercise prices were greater than the average market price of the common shares. Therefore, the effect of including these options and warrants would be antidilutive. Convertible preferred stock was also not included, as the effect of its conversion would be antidilutive.

                                                                For the Year Ended March 31, 1999
                                                      ------------------------------------------------------
                                                           Income             Shares           Per Share
                                                         (Numerator)       (Denominator)         Amount
                                                      -----------------  -----------------  ----------------

Income from continuing operations                          $378,460
Less: preferred stock dividends                             (72,011)
                                                           --------

Basic EPS
Income available to common shareholders                     306,449         16,492,043              $0.02
                                                                                                    =====

Effect of dilutive securities:
     Convertible preferred stock                             72,011          1,791,667
                                                           --------         ----------

Diluted EPS
Income available to common shareholders and
 Assumed conversions                                       $378,460         18,283,710              $0.02
                                                           ========         ==========              =====

                         (Notes continued on next page)

   Exercisable options and warrants to purchase 4,473,350 shares of common stock were outstanding during the period ended March 31, 1999 but were not included in the computation of diluted earnings per share because the exercise prices were greater than the average market price of the common shares. Therefore, the effect of including these options would be antidilutive.

NOTE 17 - EXTRAORDINARY ITEM

     During the year ended March 31, 1999, the Company realized a net gain of $2,550,000 as a result of extinguishing certain debt obligations.



                                   * * * * *

                                INFRACORPS INC.

                            DIRECTORS AND OFFICERS

                                INFRACORPS INC.

                  7400 Beaufont Springs Drive Suite 415
                  Richmond, VA 23225
                  Phone No. (804) 272-6600

                  James B. Quarles, Director, President, Chief Executive Officer Navin D. Sheth, Director, Chief Financial Officer, Treasurer Coleman S. Lyttle, Director, Chief Operating Officer
                  Terence R. Dellecker, Director
                  Dr. Allen Kahn, Director
                  John R. Potter, Director
                  James G. Zumwalt, Director
                  Claudio Faria Santos, Director
                  Warren E. Beam, Jr., Secretary

                         INFRACORPS OF VIRGINIA, INC.

                  2210 Belt Boulevard at Hopkins Road
                  Richmond, VA 23224
                  Phone No. (804) 231-3426

                  Coleman S. Lyttle, Director, President
                  Navin D. Sheth, Director, Chief Operating Officer, Secretary David C. Paulette, Director, Vice President

                          INFRACORPS TECHNOLOGY, INC.

                  7400 Beaufont Springs Drive Suite 415
                  Richmond, VA 23225
                  Phone No. (804) 272-6600

                  Richard A. Herrick, President
                  Warren E. Beam, Jr., Secretary, Treasurer
                  James B. Quarles, Director
                  Navin D. Sheth, Director

                        INFRACORPS INTERNATIONAL, INC.

                  7400 Beaufont Springs Drive Suite 415
                  Richmond, VA 23225
                  Phone No. (804) 272-6600

                  Michael Kirby, President
                  Warren E. Beam, Jr., Secretary, Treasurer
                  James B. Quarles, Director
                  Navin D. Sheth, Director

                                INFRACORPS INC.


                            SHAREHOLDER INFORMATION


Annual Meeting
--------------

The 2000 Annual meeting of Shareholders will be held at 10:00 a.m. on July 31, 2000, at the Omni Hotel, 235 West Main Street, Charlottesville, Virginia 22902

Requests for Information
------------------------

Requests for information about INFC should be directed to Warren E. Beam, Jr., 7400 Beaufont Springs Drive, Suite 415, Richmond, Virginia 23225, telephone
(804) 272-6600. A copy of INFC's Annual Report on Form 10-K for the period from April 1, 1999 to March 31, 2000 is available without charge to any shareholder requesting the same.

Shareholder Relations
---------------------
Warren E. Beam, Jr.
7400 Beaufont Springs Drive, Suite 415
Richmond, Virginia 23225
Phone No. (804) 272-6600

Transfer Agent
--------------
ChaseMellon Shareholder Services
Overpeck Centre
85 Challenger Road
Ridgefield Park, New Jersey 07660-2108

Trading Information
-------------------
OTC Bulletin Board
Symbol: INFC