Form 10KSB, Exhibit 13
period 2001-03-31
INFRACOR INC
filed 2001-06-29
CIK 822367

                                   EXHIBIT 13

2001 ANNUAL REPORT
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

Message to Shareholders....................................................   1
Company Profile............................................................   3
Market Information.........................................................   4
Selected Financial Data....................................................   5
Management's Discussion and Analysis of Financial
     Condition and Results of Operations...................................   6
Independent Auditors' Report...............................................  10
Consolidated Balance Sheets................................................  12
Consolidated Statements of Operations......................................  14
Consolidated Statements of Stockholders' Equity (Deficit)..................  15
Consolidated Statements of Cash Flows......................................  16
Notes to Consolidated Financial Statements.................................  18
Directors and Officers.....................................................  37
Shareholder Information....................................................  38


                           FORWARD LOOKING STATEMENTS

     This Annual Report includes certain forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products and similar matters. None of the Company's statements about the future are guarantees of future results or outcomes. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties that could significantly affect the operations, performance, development and results of the Company's business include, but are not limited to, the following: (i) changes in legislative enforcement and direction; (ii) unusually poor or extreme weather conditions;
(iii) unanticipated delays in contract execution; (iv) project delays or changes in project costs; (v) unanticipated changes in operating expenses and capital expenditures; (vi) sudden loss of key personnel; (vii) abrupt changes in competition or the political or economic climate; and (viii) abrupt changes in market opportunities.

                            MESSAGE TO SHAREHOLDERS


Dear Shareholders:

InfraCor Inc. produced revenues of $25,119,188 and income of $76,956 during fiscal 2001, as compared to revenues of $23,593,187 and income of $518,022 generated during fiscal 2000. Your Company's net worth increased from $4,319,556 to $4,796,139 due in part to private placements of preferred stock. Our authorized contract backlog is about $17,300,000.

InfraCor's decreased income is very disappointing. The Company's wholly-owned subsidiary, InfraCor of Virginia, had a record year, generating revenues of about $24,000,000 and its earnings before interest, taxes, depreciation and amortization ("EBITDA") were about $2,000,000. Unfortunately, the approximately $500,000 loss suffered by InfraCor Technology, our other wholly-owned but since discontinued operation, along with the overhead associated with InfraCor, which holds the contract with China Steel Corporation for the installation of air pollution control units in Taiwan, all but negated the fine performance by InfraCor of Virginia. This is unsatisfactory and unacceptable.

Industry data indicates that companies similar to InfraCor of Virginia have been acquired during the past year at an average price equal to about five times EBITDA. If our fifty-five year old operating subsidiary company is viewed simply as an asset, one could surmise that InfraCor of Virginia may be worth considerably more than the publicly-traded parent holding company's fiscal 2001 average market capitalization of approximately $5,000,000.

On reflecting back to March 31, 1998, we can review the following. InfraCor had a net worth of a negative $713,619 and a market capitalization well below $1,000,000. InfraCor of Virginia's contract backlog was less than $2,000,000 and had generated revenues from subsurface infrastructure corridor design build operations of less than $10,000,000 during the prior year, resulting in considerable loss of capital. InfraCor of Virginia's focus of the past few years has paid off, but its growth, although profitable, consumes resources at an equally rapid rate.

Management has become increasingly confident that the inherited contract with China Steel will be completed without further loss beyond the potential forfeiture of the existing $600,000 performance bond in place with a bank. China Steel has yet to seize any portion of the aforementioned bond and we have no indication that they will do so. We look forward to the day that unfortunate contract is behind us, and rest assured, you will be notified once it is.

There has been much talk during the past few years about the consolidation of the highly fragmented subsurface infrastructure corridor design build segment of the construction and rehabilitation industry. During fiscal 2001, we saw a number of acquisitions of competitors and reverse mergers between small public companies and larger private firms. Management views one of those two scenarios as a possible eventual return on investment for InfraCor shareholders. Another strategy might be for InfraCor to first acquire other regional operating companies in our industry. Competitors possibly willing to accept a combination of cash, promissory notes and stock on the basis of a performance incentivized "earn-out" might be available. If we were to embark on that strategy, we would not consider any opportunity to acquire a company which has not demonstrated consistent profitability.

Management believes your Company, if adequately capitalized, can show significant improvement during the years ahead. We feel that InfraCor is well positioned through its combination of a skilled workforce, proven conventional methods and licensed use of proprietary technologies. There is a large and well-funded industry-wide backlog due to deteriorating subsurface infrastructure corridors and expansion of cable networks, all necessary to attract the capital required to pay down debt and operate profitably. Our general plan is to achieve enhanced revenues, EBITDA and most importantly, net income.

Thanks to our Employees, Board of Directors and Shareholders for the support and patience shown during the past three and a half years. It is greatly appreciated. We will keep trying to improve the value and liquidity of InfraCor Inc. I remain optimistic in that regard.

Sincerely,



James B. Quarles
Chairman and President

                                COMPANY PROFILE

     InfraCor Inc. ("INFC"), a Virginia corporation formed in 1987, is a technology-based firm that historically has provided both environmental and construction products and services. During the second half of fiscal 1998, INFC made a determination to focus on its construction lines of business and to de-emphasize its environmental products and services. Specifically, INFC is directing its efforts to the development and growth of its existing underground infrastructure products and services related to the installation and rehabilitation of subsurface pipelines using trenchless technologies as well as conventional methods. Trenchless technology involves the installation and rehabilitation of underground pipelines with minimal surface disruption. Some of the methods used are pipe relining, manhole construction and "pipe bursting."

     INFC operates its infrastructure business through two wholly owned affiliates, InfraCor of Virginia, Inc. ("ICVA"), and InfraCor Technology, Inc. ("ICTI"), both Virginia corporations headquartered in Richmond, Virginia. ICVA was formed as a result of INFC's acquisition on June 1, 1994, of Stamie E. Lyttle Company, Inc., Lyttle Utilities, Inc. and LPS Corporation. The three firms, the history of which dates back to 1947, were consolidated into one corporation, ICVA. ICVA, along with its subsidiary, InfraCor of Florida, Inc. ("ICFL"), a Virginia corporation headquartered in Orlando, Florida and closed November 30, 1998, utilizes trenchless technologies to install and rehabilitate subsurface pipelines. INFC's infrastructure customers include municipalities, government agencies, Fortune 500 companies and developers. ICVA, through its Service Division, also designed and installed septic and irrigation systems and provided related repair and maintenance services. As part of INFC's effort to focus on the infrastructure business, INFC, in April 1998, sold the Service Division of ICVA to a new corporation formed by Coleman S. Lyttle, a director of INFC and President of ICVA.

     ICTI was formed as a result of the purchase of the assets of Cat Contracting in Richmond, VA in April 1999. ICTI utilizes trenchless technologies to install and rehabilitate subsurface pipelines. ICTI's infrastructure customers include municipalities and government agencies. Due to losses incurred in the operation, INFC discontinued this operation during the fiscal year. Management is currently winding up business and expects to have this completed by September 2001.

     INFC's principal executive offices are located at 7400 Beaufont Springs Drive, Suite 415, Richmond, Virginia 23225, and its telephone number is (804) 272-6600.

                              MARKET INFORMATION

     The Common Stock of INFC was traded in the over-the-counter market and was quoted under the symbol ETSI on the OTC Bulletin Board, an electronic quotation and trade reporting service of the National Association of Securities Dealers. On August 17, 2000, the Company changed its name to InfraCor Inc. and is currently quoted under the symbol INFC.

     The table below sets forth for each of the fiscal years during INFC's last two fiscal years the range of the high and low bid information for INFC Common Stock. Such information reflects inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.


                                                       High     Low
                                                       ----     ---
Fiscal 2000
Quarter ended June 30, 1999..........................  $0.28    $0.22
Quarter ended September 30, 1999.....................  $0.26    $0.15
Quarter ended December 31, 1999......................  $0.21    $0.13
Quarter ended March 31, 2000.........................  $0.48    $0.16

Fiscal 2001
Quarter ended June 30, 2000..........................  $0.3125  $0.1875
Quarter ended September 30, 2000.....................  $0.49    $0.3125
Quarter ended December 31, 2000......................  $0.25    $0.17
Quarter ended March 31, 2001.........................  $0.34    $0.22

                           SELECTED FINANCIAL DATA
                   as of and for the years ended March 31,
  except for 1998 which is as of and for the 10 month period ended March 31, and for 1997 which is as of and for the years ended May 31

                                                2001              2000             1999              1998              1997
                                                ----              ----             ----              ----              ----
Total revenue                            $25,119,188       $23,593,187      $18,877,867       $11,267,909       $16,209,501
Gross profit                               2,597,533         3,320,884        2,589,255         1,695,185         2,427,278
Operating income (loss)                      528,617           661,210          315,998            19,530         1,001,017
Income (loss) from continuing
  operation                                   55,956           379,022          378,460          (658,861)          810,533
Income (loss) from discontinued
  operations                                       -                 -         (343,110)       (2,756,617)         (662,098)
Loss on disposal of discontinued
  operations                                       -                 -         (747,214)       (1,391,873)                -
Extraordinary gain                                 -                 -        2,550,000                 -                 -
Net income (loss)                             76,956           518,022        1,838,136        (4,807,351)          148,435
Total assets                              14,567,834        13,031,191        8,570,447         8,550,871        12,111,437
Long term debt,
  net of current portion                   2,624,011         1,881,900          682,046           907,896         1,063,831
Total stockholders' equity
 (deficit)                                 4,796,139         4,319,556        2,574,917          (713,619)        2,969,523
Income (loss) from continuing
  operations per common share:
    Basic                                      (0.01)             0.02             0.02             (0.04)             0.06
    Diluted                                    (0.01)             0.02             0.02             (0.04)             0.06
Income (loss) from discontinued
  operations per common share:
    Basic                                          -                 -            (0.02)            (0.18)            (0.05)
    Diluted                                        -                 -            (0.02)            (0.18)            (0.05)
Loss on disposal of discontinued
  operations per common share:
    Basic                                          -                 -            (0.04)            (0.09)                -
    Diluted                                        -                 -            (0.04)            (0.09)                -
Extraordinary gain
    Basic                                          -                 -             0.15                 -                 -
    Diluted                                        -                 -             0.14                 -                 -
Net income (loss) per common share:
    Basic                                      (0.01)             0.02             0.11             (0.31)             0.01
    Diluted                                    (0.01)             0.02             0.10             (0.31)             0.01

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Result of Operations

Fiscal year ended March 31, 2001 compared to fiscal year ended March 31, 2000.

     Revenues for the fiscal year ended March 31, 2001 (the "fiscal year 2001") were $25,119,188, as compared to $23,593,187 for the fiscal year ended March 31, 2000 (the "fiscal year 2000"), resulting in a 6.5% increase in revenues. This increase largely was the result of several large contracts awarded to the Company during this period.

     Cost of goods and services for the fiscal year 2001 was $22,521,655 or 89.6% of sales, as compared to $20,272,303 or 86% of sales for the fiscal year 2000. Gross profits for the fiscal year 2001 were $2,597,533 or 10.4% of sales compared to $3,320,884 or 14% of sales for the fiscal year 2000. The gross profit ratio declined, primarily due to losses associated with ICTI of approximately $360,000.

     Selling, general and administrative expenses were $2,068,916 or 8.2% of sales for the fiscal year 2001, as compared to $2,659,674 or 11.3% of net sales for the fiscal year 2000. The general and administrative expense decrease, as a percentage, was due to increased sales and efforts by management to control these costs during the year.

     Loss on sale of assets for fiscal year 2001 was $16,852, as compared to gain on sale of $3,195 for the fiscal year 2000. These amounts reflect the replacement of older equipment. Interest expense for the fiscal year 2001 was $641,642 compared to $347,337 for the fiscal year 2000. Interest expense reflects interest paid on notes payable and long-term debt, including credit lines, and capital leases. The increase was due to a general increase in interest rates during the year, coupled with higher debt and capital lease amounts. Other income for fiscal year 2001 of $119,516 reflects proceeds from a life insurance policy.

     Income from continuing operations for the fiscal year 2001 was $55,956 compared to $379,022 for the fiscal year 2000. The income tax benefit is the effect of the Company having a net operating loss carryforward. The benefit recognized is attributable to the portion of the net operating loss carry forwards more likely than not realizable in the near term. Net income for the fiscal year 2001 was $76,956 as compared to $518,022 for the fiscal year 2000.


Fiscal year ended March 31, 2000 compared to fiscal year ended March 31, 1999.

     In November 1998, the Company closed the Florida operations and all assets and certain liabilities were moved to the Virginia operations. The revenues and expenses have been removed from continuing operations for the period ended March 31, 1999.

     Revenues for the fiscal year ended March 31, 2000 (the "fiscal year 2000") were $23,593,187, as compared to $18,877,867 for the fiscal year ended March 31, 1999 (the "fiscal year 1999"), resulting in a 25% increase in revenues. This increase largely was the result of increase in new orders and several large contracts awarded to the Company during this period.

     Cost of goods and services for the fiscal year 2000 was $20,272,303, or 86% of sales as compared to $16,288,612 or 86% of sales for the fiscal year 1999. Gross profits for the fiscal year 2000 were $3,320,884 or 14% of sales, compared to $2,589,255 or 14% of sales for the fiscal year 1999. Gross profit ratio was maintained with the increase in sales.

     Selling, general and administrative expenses were $2,659,674 or 11% of sales for the fiscal year 2000, as compared to $2,273,257 or 12% of net sales for the fiscal year 1999. The general and administrative expense decrease, as a percentage was due to increased sales and the higher amount due to additional companies in existence during the year.

     Gain on sale of assets of for fiscal year 2000 was $3,195, as compared to $332,575 for the fiscal year 1999, which reflected the sale of the Service Division of ICVA. Interest expense for the fiscal year 2000 was $347,335 compared to $324,499 for the fiscal year 1999. Interest expense reflects interest paid on notes payable and long-term debt, including credit lines, amortization of discount associated with the convertible debentures and capital leases. The increase was due to a general increase in interest rates during the year.

     Income from continuing operations for the fiscal year 2000 was $379,022 compared to $378,460 for the fiscal year 1999. The higher profit in 1999 was a result of the one time sale of the Service Division of ICVA that increased profits by $329,000. Loss from discontinued operations was $343,110 for the fiscal year 1999. Discontinued operations were for Florida's operations that were closed November 30, 1998 during fiscal year 1999. Revenues of $1,042,446 for fiscal year 1999 related to the Florida infrastructure operations.

     Loss on disposal of discontinued operations was $747,214 for the fiscal year 1999, includes the loss on sale and abandonment of the assets, as well as phase-out period operating losses of $677,031 from the measurement date to March 31, 1999.

     On July 30, 1998, certain shareholders converted debt to preferred shares. As a result, a gain on extinguishment of debt arose due to the effective value of the shares being less than the amount converted. This was based on a presumption of effective interest rate earned on the preferred shares, as well as the price of the preferred shares on an as-if converted to common stock basis. Therefore, an extraordinary gain on extinguishment of debt in the amount of $1,950,000 was recognized. On December 31, 1998, a shareholder converted debt to preferred shares in the amount of $1,000,000 and an extraordinary gain on extinguishment of debt of $600,000 was recognized.

     Net income for the fiscal year 2000 was $518,022 as compared to $1,838,136 for fiscal year 1999.


Liquidity and Capital Resources as of March 31, 2001

     Management negotiated a line of credit from Southern Financial Bank for $4,000,000 effective March 30, 2001. The interest rate is prime plus two percent payable monthly.

Additional equity or credit is being sought. Management's success in this regard will, to a large extent, depend upon whether InfraCor is able to accomplish the assignment, without recourse, of the China Steel Contract to Air Technologies, Inc. While negotiations with China Steel Corporation are on-going, there can be no assurance that such negotiations will be successful.

     In a transaction on September 30, 2000, Dr. Allen Kahn agreed to purchase 800,000 shares of Series A Preferred Stock bearing a 4% dividend payable monthly for $800,000. Along with the Series A Preferred Stock, warrants were issued to purchase 300,000 shares of stock at $0.25. In a subsequent transaction on December 31, 2000, Dr. Allen Kahn agreed to purchase 750,000 shares of Series A Preferred Stock bearing a 4% dividend payable monthly for $750,000. Warrants were issued to purchase 750,000 shares of stock at $.20. The Series A shares were convertible to common stock. However, in April 2001, Dr. Allen Kahn exchanged these shares for Series B Preferred Stock bearing an 8% dividend payable monthly, without conversion rights.

     In a transaction on December 28, 1999, an investor agreed to purchase 751 shares of Series C Preferred Stock for $751,000. In addition warrants for 300,400 shares with a conversion price of $0.16 were issued to the investor. The preferred shares paid 6% interest with no conversion rights. These shares were redeemed in August 2000. The redemption resulted in a charge to retained earning of $37,680.

     Net cash used by operating activities in 2001 was $2,627,666. Major components of cash flows used in operating activities include an increase in accounts receivable of $858,737, an increase in Costs and estimated earnings in excess of billings on uncompleted contracts of $669,899 and a decrease in accounts payable of $1,540,147. These increases were a result of higher sales.

     Net cash used in investing activities consisted mainly of purchase of property, plant and equipment in the amount of $349,568 that was the result of usual replacement of capital assets. Net cash provided by financing activities of $3,219,183 includes in part proceeds from preferred stock of $1,550,000, proceeds from notes payable bank of $1,507,551, proceeds from long term debt of $1,753,269 and principal payments on long term debt of $1,145,252. The cash and cash equivalents at March 31, 2001 were $1,249,385 including $600,000 of restricted cash.

     New orders received for the fiscal year 2001 were $21,086,297 compared to $30,304,537 for the fiscal year ended 2000. Backlog at March 31, 2001 was $17,300,000, compared to $19,100,000 at March 31, 2000. The decrease in the backlog was due to several large contracts being completed during the year.

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

                            CONSOLIDATED
                            FINANCIAL STATEMENTS
                            MARCH 31, 2001 AND 2000







                                INFRACOR, INC.
                                      AND
                                 SUBSIDIARIES

                        REPORT OF INDEPENDENT AUDITORS


The Board of Directors and Stockholders
InfraCor, Inc. and Subsidiaries


      We have audited the accompanying consolidated balance sheets of InfraCor, Inc. and Subsidiaries as of March 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of InfraCor, Inc. and Subsidiaries and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


Norfolk, Virginia
May 25, 2001

                                INFRACOR, INC.
                               AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                            MARCH 31, 2001 AND 2000

                                  (NEXT PAGE)

INFRACOR, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

March 31,                                                                          2001                2000
------------------------------------------------------------------------------------------------------------------
                                      ASSETS

Current assets
    Cash and cash equivalents                                                   $     649,385      $    449,429
    Accounts receivable:
        Trade (net of allowance of $50,000 in 2001
            and 2000)                                                               4,676,280         3,829,893
        Other                                                                          36,667            24,317
    Costs and estimated earnings on uncompleted contracts in
        excess of billings of: 2001 - $11,019,904; 2000 - $6,861,450                1,677,363         1,007,464
    Notes receivable                                                                  147,606           177,952
    Inventories                                                                     1,125,005         1,166,796
    Prepaid expenses                                                                   63,200            62,897
                                                                                -------------------------------
            Total current assets                                                    8,375,506         6,718,748
                                                                                -------------------------------

Property, plant and equipment
    Furniture and fixtures                                                            364,236           369,236
    Tools and equipment                                                             7,473,369         6,920,993
    Vehicles                                                                        1,782,862         1,898,952
    Leasehold improvements                                                            307,663           307,663
                                                                                -------------------------------
                                                                                    9,928,130         9,496,844
    Less accumulated depreciation and amortization                                 (4,876,933)       (4,366,147)
                                                                                -------------------------------
                                                                                    5,051,197         5,130,697
                                                                                -------------------------------
Other assets
    Restricted cash                                                                   600,000           600,000
    Notes receivable                                                                  158,347           169,205
    Cash surrender value of life insurance (net of
        outstanding loans of $182,931 in 2001 and $176,499 in 2000)                    20,114            23,469
    Assets under contractual arrangements (net of
        valuation allowance of $858,000)                                              133,768           183,051
    Other                                                                             228,902           206,021
                                                                                -------------------------------
                                                                                    1,141,131         1,181,746
                                                                                -------------------------------

                                                                                $  14,567,834      $ 13,031,191
                                                                                -------------------------------

                                                                       2001            2000
-----------------------------------------------------------------------------------------------
                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
    Bank overdraft                                                $     586,458    $     97,322
    Note payable to bank                                              2,507,551       1,000,000
    Notes payable to affiliates                                         624,566         602,019
    Current portion of long-term debt                                   976,925         867,797
    Accounts payable                                                  2,209,957       3,750,104
    Accrued expenses and other liabilities                              235,868         372,154
                                                                 ------------------------------
            Total current liabilities                                 7,141,325       6,689,396
                                                                 ------------------------------

Long-term debt                                                        2,624,011       1,881,900

Liabilities under contractual arrangements                                6,359         140,339
                                                                 ------------------------------
                                                                      2,630,370       2,022,239
                                                                 ------------------------------

            Total liabilities                                         9,771,695       8,711,635
                                                                 ------------------------------
Stockholders' equity
    Preferred stock, no par value; authorized 5,000,000 shares:
        4% cumulative Series A, $1 convertible, 3,300,000 and
            1,850,000 shares outstanding at March 31, 2001 and
            2000, respectively (liquidation value of $3,300,000)      2,112,771         830,311
        8% Series B, 15,421 shares outstanding at March 31, 2001
            and 2000 (liquidation value of $1,542,100)                1,542,100       1,542,100
        6% Series C, 751 shares outstanding at March 31, 2000                 -         713,317
    Common stock, no par value; authorized 30,000,000 shares;
        outstanding 16,492,387shares                                  5,950,226       5,933,226
    Additional paid-in capital                                          167,540               -
    Accumulated deficit                                              (4,976,498)     (4,699,398)
                                                                  -----------------------------
            Total stockholders' equity                                4,796,139       4,319,556
                                                                  -----------------------------

                                                                   $ 14,567,834    $ 13,031,191
                                                                  -----------------------------

       The accompanying notes are an integral part of these consolidated financial statements.

INFRACOR, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

 Years Ended March 31, 2001 and 2000
---------------------------------------------------------------------------------------------

                                                              2001                 2000
                                                            ---------------------------------
 Contract revenues                                          $ 25,119,188       $   23,593,187
                                                            ---------------------------------

 Costs of goods and services                                  22,521,655           20,272,303
 Selling, general and administrative expenses                  2,068,916            2,659,674
                                                            ---------------------------------
                                                              24,590,571           22,931,977
                                                            ---------------------------------

                                                                 528,617              661,210

 Interest income                                                  66,317               61,954
 Interest expense                                               (641,642)            (347,337)
 Other income                                                    119,516                    -
 Gain (loss) on sale of equipment                                (16,852)               3,195
                                                            ---------------------------------

 Income before income taxes                                       55,956              379,022

 Income tax benefit                                               21,000              139,000
                                                            ---------------------------------

 Net income                                                 $     76,956       $      518,022
                                                            ---------------------------------

 Basic earnings (loss) per common share                     $      (0.01)      $         0.02
                                                            ---------------------------------

 Diluted earnings (loss) per common share                   $      (0.01)      $         0.02
                                                            ---------------------------------

       The accompanying notes are an integral part of these consolidated financial statements.

INFRACOR, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


Years Ended March 31, 2001 and 2000
--------------------------------------------------------------------------------

                                                Preferred Stock   Preferred Stock  Preferred Stock
                                                   Series A          Series B         Series C             Common Stock
                                              --------------------------------------------------------------------------------
                                                    Amount            Amount           Amount          Shares          Amount
                                              -----------------  ------------------------------  --------------  -------------
Balances at March 31, 1999                    $         730,311  $      1,042,100   $         -      16,492,043  $   6,126,338


 Issuance of Series A Preferred Stock                   100,000                 -             -               -              -
 Issuance of Series B Preferred Stock                         -           500,000             -               -              -
 Issuance of Series C Preferred Stock                         -                 -       713,317               -              -
 Common stock received in satisfaction
       of receivable from officers                            -                 -             -         (99,656)      (193,112)
 Dividends                                                    -                 -             -               -              -
 Net income                                                   -                 -             -               -              -
                                              --------------------------------------------------------------------------------

 Balances at March 31, 2000                             830,311         1,542,100       713,317      16,392,387      5,933,226

 Issuance of Series A Preferred Stock                 1,382,460                 -             -               -              -
 Redemption of Series A Preferred Stock                (100,000)                -             -               -              -
 Redemption of Series C Preferred Stock                       -                 -      (713,317)              -              -
 Common stock issued upon exercise
       of stock options                                       -                 -             -         100,000         17,000
 Dividends                                                    -                 -             -               -              -
 Net income                                                   -                 -             -               -              -
                                              --------------------------------------------------------------------------------

 Balances at March 31, 2001                   $       2,112,771  $      1,542,100   $         -      16,492,387      5,950,226
                                              --------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                                                                        Notes
                                             Additional                               Receivable
                                              Paid-in           Accumulated             from
                                               Capital            Deficit              Officers              Total
                                            ------------       --------------       --------------       --------------
Balances at March 31, 1999                  $          -       $   (5,130,720)      $     (193,112)      $    2,574,917


 Issuance of Series A Preferred Stock                  -                    -                    -              100,000
 Issuance of Series B Preferred Stock                  -                    -                    -              500,000
 Issuance of Series C Preferred Stock                  -                    -                    -              713,317
 Common stock received in satisfaction
       of receivable from officers                     -                    -              193,112                    -
 Dividends                                             -              (86,700)                   -              (86,700)
 Net income                                            -              518,022                    -              518,022
                                            ---------------------------------------------------------------------------

 Balances at March 31, 2000                            -           (4,699,398)                   -            4,319,556

 Issuance of Series A Preferred Stock            167,540                    -                    -            1,550,000
 Redemption of Series A Preferred Stock                -                    -                    -             (100,000)
 Redemption of Series C Preferred Stock                -              (37,683)                   -             (751,000)
 Common stock issued upon exercise
       of stock options                                -                    -                    -               17,000
 Dividends                                             -             (316,373)                   -             (316,373)
 Net income                                            -               76,956                    -               76,956
                                            ---------------------------------------------------------------------------

 Balances at March 31, 2001                 $    167,540        $  (4,976,498)      $            -       $    4,796,139
                                            ---------------------------------------------------------------------------


  The accompanying notes are an integral part of these consolidated financial statements.

INFRACOR, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Years Ended March 31, 2001 and 2000
--------------------------------------------------------------------------------

                                                                                        2001                       2000
                                                                             ----------------------------------------------------
 Cash flows from operating activities
     Net income                                                                  $     76,956              $     518,022
     Adjustments to reconcile to net cash used by operating activities:
         Depreciation and amortization                                                611,437                    536,963
         Deferred income taxes                                                        (21,000)                  (139,000)
         (Gain) loss on sale of equipment                                              16,853                     (3,195)
         Changes in:
            Accounts receivable                                                      (858,737)                  (451,951)
            Costs and estimated earnings in excess of
                billings on uncompleted contracts                                    (669,899)                  (139,403)
            Inventories                                                                (8,209)                  (567,345)
            Prepaid expenses                                                             (303)                   (15,285)
            Cash surrender value of life insurance, net                                 3,355                       (590)
            Accounts payable                                                       (1,540,147)                   175,267
            Accrued expenses and other liabilities                                   (228,591)                   (10,075)
            Other assets                                                               (9,381)                   (14,385)
                                                                             ----------------------------------------------------
            Net cash used by operating activities                                  (2,627,666)                  (110,977)
                                                                             ----------------------------------------------------

 Cash flows from investing activities
 Purchases of property, plant and equipment                                          (349,568)                  (559,929)
 Proceeds from sale of equipment                                                        1,500                          -
 (Increase) decrease in assets and liabilities under contractual
         arrangements                                                                (116,664)                     7,689
 Notes receivable payments (advances)                                                  73,171                     (2,618)
                                                                             ----------------------------------------------------
            Net cash used by investing activities                                    (391,561)                  (554,858)
                                                                             ----------------------------------------------------

                                  (Continued)

  The accompanying notes are an integral part of these consolidated financial statements.

INFRACOR, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

Years Ended March 31, 2001 and 2000
--------------------------------------------------------------------------------


                                                                                    2001                      2000
                                                                           ----------------------------------------------

Cash flows from financing activities
            Bank overdraft increase (decrease)                                    489,136                   (144,609)
            Proceeds from notes payable to banks, net                           1,507,551                  1,000,000
            Proceeds from (payments on) notes payable-affiliates                   22,547                     (7,881)
            Proceeds from exercise of common stock options                         17,000                          -
            Proceeds from issuance of preferred stock                           1,550,000                  1,313,317
            Redemption of preferred stock                                        (751,000)                         -
            Proceeds from long-term debt                                        1,753,269                    310,441
            Principal payments on long-term debt                               (1,145,252)                (1,541,563)
            Preferred stock dividends                                            (224,068)                   (86,700)
                                                                           ----------------------------------------------
                     Net cash provided by financing activities                  3,219,183                    843,005
                                                                           ----------------------------------------------

Increase in cash and cash equivalents                                             199,956                    177,170

Cash and cash equivalents at beginning of year,
          including $600,000 of restricted cash                                 1,049,429                    872,259
                                                                           ----------------------------------------------

Cash and cash equivalents at end of year,
          including $600,000 of restricted cash                            $    1,249,385            $     1,049,429
                                                                           ----------------------------------------------


Supplemental disclosures of cash flow information and noncash investing and financing activities

            Interest paid on notes payable and long-term debt was $622,462 and
                 $338,495, for the fiscal years 2001 and 2000, respectively. Capital lease obligations of $537,481 and $2,652,173 were incurred during 2001 and 2000, respectively, under leases entered into for vehicles, furniture and fixtures, and equipment.


  The accompanying notes are an integral part of these consolidated financial statements.

INFRACOR, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2001 AND 2000
================================================================================

NOTE 1 - BUSINESS AND ORGANIZATION

     InfraCor, Inc., formerly ETS International, Inc., (the "Company") is a Virginia corporation formed in 1987. The Company and its wholly-owned subsidiaries provide infrastructure products and services primarily related to the installation and rehabilitation of underground pipelines.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


     Principles of Consolidation

     The consolidated financial statements include the accounts of InfraCor, Inc. and its wholly owned subsidiaries, IC Subsidiary, Inc. (formerly ETS, Inc.), ETS Analytical Services, Inc., InfraCor of Florida, Inc. (formerly ETS Liner, Inc.), InfraCor of Virginia, Inc. (formerly ETS Water and Waste Management, Inc.), InfraCor Technology, Inc. and Infracorps International, Inc. Significant intercompany accounts and transactions have been eliminated in consolidation. During fiscal 1999, the operations of InfraCor of Florida, Inc. were discontinued. During fiscal 1998, substantially all assets and certain liabilities of ETS, Inc. and ETS Analytical Services, Inc. were sold.

     Cash Equivalents

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

     Inventories

     Inventories, consisting of raw materials and supplies are stated at the lower of cost (first-in, first-out method) or market.


                         (Notes continued on next page)

     Credit Risk

     Financial instruments which potentially subject the Company to concentration of credit risk consist principally of temporary cash investments, restricted cash and trade accounts receivable. At March 31, 2001 and 2000, the Company had deposits in excess of federally insured limits of approximately $956,442 and $686,600, respectively. The Company places its temporary cash investments and restricted cash with high credit quality financial intermediaries to minimize its exposure. The Company grants trade credit to customers in the normal course of business, and any related losses, in the aggregate, have not exceeded management's expectations.

     Contract Revenue and Cost Recognition

         The Company recognized revenues from fixed-price and modified fixed-price construction contracts on the percentage-of-completion method, measured by the percentage of cost incurred to date to estimated total cost for each contract. That method is used because management considers total cost to be the best available measure of progress on the contracts. Because of inherent uncertainties in estimating costs, it is at least reasonably possible that the estimates used will change within the near term.

     Revenues related to certain government contracts are subject to adjustments upon audit of costs by the respective governmental entity, with any such adjustments reflected in the accounting period in which determined. Billings are prepared according to specific terms of individual contracts. Contracts will generally provide for periodic payments as work is completed with final amounts due upon completion and acceptance of the project by the customer.

     Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tool, repairs, and depreciation. Selling, general, and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job condition, and estimated profitability may result in revisions to costs and income, which are recognized in the period in which the revisions are determined. Changes in estimated job profitability resulting from job performance, job conditions, contract penalty provisions, claims, change orders, and settlements, are accounted for as changes in estimates in the current period.

     The asset, "Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenues recognized in excess of amounts billed.

                        (Notes continued on next page)

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

     Business Segments and Related Information

     The Company adopted FASB Statement No. 131, Disclosures about Segments of an Enterprise and Related Information, as of April 1, 1998. Statement No. 131 establishes standards for the way public business enterprises are to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by management in deciding how to allocate resources and in assessing performance. For the years ended March 31, 2001 and 2000, the Company had only one operating segment.

     Stock Options and Warrants

     The Company accounts for its stock options and warrants in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (Statement No. 123), permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, Statement No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25, and provide pro forma net income or loss and pro forma net income or loss per common share disclosures. Such disclosures apply to stock option and warrant grants made in 1996 and future years, as if the fair-value-based method defined in Statement No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of Statement No. 123.

                        (Notes continued on next page)

     Estimates

     The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses and disclosure of contingent assets and liabilities for the reported periods. Actual results could differ from those estimates and assumptions.

     Advertising

     Advertising costs are charged to operations as incurred.

     Reclassification

     Certain reclassifications have been made to the consolidated financial statements of the prior periods, to place them on a basis comparable with the current year's consolidated financial statements.


NOTE 3 - RESTRICTED CASH

         Restricted cash represents a performance bond relating to the Company's contract with China Steel Corporation (the China Steel Contract). The Board of Directors of the Company is continuing to review the financial and other aspects of the Limestone Emission Control (LEC) technology that is being developed for the China Steel Contract. This review was undertaken after potential issues were brought to current management's attention regarding the budget to meet certain of the performance specifications of the China Steel Contract and the overall viability of the LEC technology for wide-scale commercialization. If the LEC technology does not meet contract specifications, China Steel Corporation may seek to impose financial penalties or attempt to recover damages or obtain other relief under the contract, including drawing down on the $600,000 performance bond posted by the Company. The Company has entered into a management agreement with Air Technologies, Inc. (ATI), a newly-formed firm, to provide management services with respect to the China Steel Contract. In connection with the sale of the Company's environmental operations subsidiary in March, 1998, ATI and CCTI agreed to accept responsibility for any potential liabilities associated with the China Steel Contract and to provide their best efforts to have the contract transferred from the Company to ATI. ETS Acquisition, Inc., CCTI and ATI are owned by John D. McKenna, Arthur B. Nunn, III and John C. Mycock, three former executive officers of the Company and former members of the Company's Board of Directors.

                         (Notes continued on next page)

NOTE 4 - ACCOUNTS RECEIVABLE

       A summary of the changes in the allowance for doubtful accounts follows:



                                                      2001         2000
                                                  ------------ ------------

            Balances, beginning of period             $ 50,000     $ 50,000
            Provision for bad debts                          -            -
            Accounts written off                             -            -
                                                  ------------ ------------

            Balances, end of period                   $ 50,000     $ 50,000
                                                  ============ ============




       Accounts receivable includes retainage receivable of $898,027 and $695,598 as of March 31, 2001 and 2000, respectively.


NOTE 5 - COSTS AND ESTIMATE EARNINGS ON UNCOMPLETED CONTRACTS IN EXCESS OF BILLINGS

       Costs, estimated earnings, and billings on uncompleted contracts are summarized as follows as of March 31, 2001 and 2000:




                                                            2001         2000
                                                            ----         ----


        Cost incurred on uncompleted contracts          $ 9,964,628   $5,938,909
        Estimated earnings                                2,732,639    1,930,005
                                                        -----------   ----------
                                                         12,697,267    7,868,914
        Billings to date                                 11,019,904    6,861,450
                                                        -----------   ----------
        Costs and estimated earnings
             in excess of billing                       $ 1,677,363   $1,007,464
                                                        ===========   ==========


                        (Notes continued on next page)

NOTE 6 - NOTE PAYABLE TO BANK AND LONG-TERM DEBT

      Note payable to bank consists of the following:

                                                                                   March 31,         March 31,
                                                                                     2001               2000
                                                                                --------------     --------------
         $4,000,000 line of credit, maturing on May 1, 2003,
                bearing interest at prime plus 2%, collateralized by
                accounts receivable and inventory.                              $    2,432,551     $            -
         $1,250,000 line of credit, due on demand, bearing
                interest at prime plus 1%, collateralized by
                accounts receivable and certain equipment.                              75,000          1,000,000
                                                                                --------------     --------------
                                                                                $    2,507,551     $    1,000,000
                                                                                ==============     ==============

      Long-term debt consists of the following:

         $300,070 term note payable to bank, due January 2004,
               bearing interest at 10%, payable in monthly
               installments of $9,689 including interest,
               collateralized by certain equipment.                             $      285,237     $            -
         $500,000 term note payable to bank, due April 2005,
               bearing interest at 10.5%, payable in monthly
               installments of $6,749 including interest,
               collateralized by certain equipment.                                    473,437                  -
         $161,000 term note payable to finance company, due
               July 2001, bearing interest at approximately 25.6%,
               payable in monthly installments of $29,114 including
               interest, collateralized by certain equipment.                          109,839                  -
         $250,000 term note payable to finance company, due
               December 2005, bearing interest at approximately
               18.3%, payable in monthly installments of $6,199
               including interest, collateralized by certain equipment
               and vehicles, which are cross-collateralized with
               other notes and leases assigned to another financial
               institution also having security interests in aspects
               of the same equipment and vehicles securing this debt.                  232,134                  -
         $300,000 term note payable to finance company, due
               December 2005, bearing interest at approximately
               18.3%, payable in monthly installments of $7,437
               including interest, collateralized by certain equipment
               and vehicles, which are cross-collateralized with
               other notes and leases assigned to another financial
               institution also having security interests in aspects of
               the same equipment and vehicles securing this debt.                     278,624                  -

                        (Notes continued on next page)

         $327,841 term note payable to bank, due February, 2002,
               bearing interest at 10.5%, payable in monthly
               installments of $10,178 including interest,
               collateralized by certain vehicles.                                           -             211,331
         $373,500 term note payable to bank, due October 2002,
               bearing interest at 9.35%, payable in monthly
               installments of $7,819 including interest,
               collateralized by certain equipment.                                          -             208,959
         $190,139 term note payable to finance company, due
               February 2002, bearing interest at 9.75%, payable in
               varying monthly installments of $2,330 to $6,545
               including interest, collateralized by certain
               equipment.                                                               24,466              73,021
         $185,892 term note payable to finance company, due
               July 2003, bearing interest at 10.85%, payable in
               monthly installments of $4,366 including interest,
               collateralized by certain equipment.                                          -             146,004
         Installment loans with maturities to 2001, bearing
               interest at varying interest rates from 8.5% to 9.5%,
               payable in varying monthly installments of $833 to
               $46,167 including interest, collateralized by certain
               vehicles and equipment.                                                       -              90,565
         Capital lease obligations, with maturities to 2005,
               bearing interest at approximately 19.8%, payable in
               varying monthly installments of $1,388 to $14,562
               including interest, collateralized by certain equipment
               and vehicles, which are cross-collateralized with
               other notes and leases to another financial institution
               also having security interests in aspects of the same
               equipment and vehicles securing this debt.                              515,602                   -
         Capital lease obligations, with maturities to 2004,
               bearing interest at varying interest rates from 6.33%
               to 14.7%, payable in varying monthly installments of
               $375 to $29,907 including interest, collateralized by
               certain vehicles and equipment.                                       1,681,597           2,019,817
                                                                               ---------------     ---------------
                                                                                     3,600,936           2,749,697
         Less current maturities                                                       976,925             867,797
                                                                               ---------------     ---------------

                                                                               $     2,624,011     $     1,881,900
                                                                               ===============     ===============

                        (Notes continued on next page)
NOTE 6 - NOTE PAYABLE TO BANK AND LONG-TERM DEBT (continued)

     Principal payments of notes payable and long-term debt for future years are as follows:

               2002                         $      976,925
               2003                                947,986
               2004                                640,498
               2005                                498,478
               2006                                537,049
                                            --------------

                                            $    3,600,936
                                            ==============

NOTE 7 - LEASES

     Property, plant and equipment included the following amounts of assets under capital lease obligations:

                                                   March 31,         March 31,
                                                     2001              2000
                                                     ----              ----

     Furniture and fixtures                   $       75,822    $       75,822
     Tools and equipment                           3,197,712         2,916,870
     Vehicles                                        133,705            31,635
                                              --------------    --------------
                                                   3,407,239         3,024,327
     Less - accumulated depreciation                (650,169)         (328,591)
                                              --------------   ---------------

                                              $    2,757,070    $    2,695,736
                                              ==============    ==============

     Capital lease payments were $671,663 in fiscal 2001, and $872,952 in fiscal 2000.


                        (Notes continued on next page)

     Future minimum payments under capital and operating leases are as follows:

                                                       Capital                     Operating
                                                       Leases                       Leases
                                                       --------------------------------------------
             2002                                           $   928,973             $   721,178
             2003                                               905,845                 629,360
             2004                                               502,193                 394,053
             2005                                               368,907                 132,533
             2006                                                75,096                   3,987
                                                            -----------             -----------
                                                              2,781,014               1,881,111
                                                                                    ===========
     Less amounts representing interest and
        taxes (rate 6.3% - 24%)                                (583,815)
                                                            -----------
     Present value of lease payments (including
       $652,094 classified as current).                     $ 2,197,199
                                                            ===========

     Certain equipment and vehicles securing leases are cross-collateralized with other notes and leases, which were assigned to another financial institution also having security interests in aspects of the same equipment and vehicles securing these leases.

     Rent expense for operating leases of approximately $1,498,669, and $1,243,954 was recognized for the years ended March 31, 2001 and 2000, respectively.


NOTE 8 - ASSETS AND LIABILITIES UNDER CONTRACTUAL ARRANGEMENTS

     During the ten-month period ended March 31, 1998, the Company disposed of its environmental operations segment. In October 1997, the Company sold substantially all of the assets and certain liabilities of ETS Analytical Services, Inc. (ETSAS), a wholly owned subsidiary, to Q Enterprises, Inc. (Q Enterprises), a company owned by James B. Quarles, a former employee and senior vice president of ETS International, Inc. Mr. Quarles has since become president and chief executive officer of the Company and sold his interest in Q Enterprises. Since the risks of ownership were not transferred to Q Enterprises, no sale was recognized for accounting purposes. Accordingly, the assets and liabilities transferred to Q Enterprises are shown in the noncurrent sections of the balance sheet and are designated as "assets under contractual arrangements" and "liabilities under contractual arrangements." The Company received an 8.5 percent promissory note for $1,000,000 with payments amortized over 30 years with a balloon payment after 10 years. As payments of principal and interest are received, they are being recorded as a reduction to assets under contractual arrangements until such time the Company determines a sale can be recorded for accounting purposes. The conversion of these assets to cash is dependent on the future profitable operations of Q Enterprises.



                        (Notes continued on next page)

NOTE 9 - PREFERRED STOCK

     Series A 4% cumulative convertible preferred stock has no par value, but is convertible into the Company's common stock on a share for share basis. The stock is redeemable at the option of the Company. Dividends on the Series A preferred stock are cumulative from the date of original issuance and are payable quarterly. In May 1999, 100,000 additional share of Series A preferred stock were issued for $100,000. During the fiscal year ended March 31, 2001, these 100,000 shares were redeemed. No dividends were declared or paid during the fiscal year ended March 31, 2000. Total dividends of $163,500 were declared and accrued and $71,195 were paid during the fiscal year ended March 31, 2001.

     In March 1999, the Company converted $1,042,100 in debt obligations to related parties into 10,421 shares of 8% non-cumulative, non-convertible Series B preferred stock. Dividends are paid monthly. In January 2000, 5,000 additional shares of Series B preferred stock were issued for $500,000. Total dividends paid on Series B preferred stock were $123,368 and $86,700 during the fiscal years ended March 31, 2001 and 2000, respectively.

     In December 31, 1999, the Company issued 751 shares of 6% non-cumulative, non-convertible Series C preferred stock. These shares were redeemed by the Company during the year ended March 31, 2001. Total dividends paid on these shares prior to redemption were $29,505.


NOTE 10 - INCOME TAXES

     Income tax expense (benefit) differs from the amount computed by applying the statutory corporate tax rate of 34 percent to income (loss), before income taxes as follows:

          Expected federal income tax expense (benefit)                        $   19,025        $  127,098
          Increase (decrease) resulting from:
          State income tax, net of federal income tax
            Impact                                                                  2,238            14,803
          Meals and entertainment                                                   7,251             8,568
          Non-taxable life insurance proceeds                                     (47,736)                -
          Officers life insurance premiums, net                                    16,358                 -
          Change in the beginning of the year balance of
            the valuation allowance for deferred tax assets                       (18,799)         (300,098)
          Other                                                                       663            10,629
                                                                               ----------       -----------
          Income tax expense (benefit)                                         $  (21,000)       $ (139,000)
                                                                               ==========       ===========

                        (Notes continued on next page)

     The significant components of deferred income tax expense (benefit) for the years ended March 31, 2001 and 2000, are as follows:

                                                                     2001            2000
                                                                     ----            ----
     Deferred tax expense (benefit) exclusive of the
         components listed below                               $     (2,201)      $   161,098
     Increase (decrease) in beginning of year balance
         of the valuation allowance for deferred tax as             (18,799)         (300,098)
                                                               ------------       -----------

     Deferred income tax expense (benefit)                     $    (21,000)      $  (139,000)
                                                               ============       ===========

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at March 31, 2001 and 2000 are presented below:

                                                                                          2001        2000
                                                                                          ----        ----
     Deferred tax assets:
       Net operating loss and tax credit carryforwards                            $   1,771,859  $    1,534,590
       Property, plant and equipment, principally due to differences
         in depreciation for financial reporting and tax purposes                             -         158,142
       Bad debts                                                                         18,980          18,980
       Accrued costs, principally due to accrual for financial
       reporting purposes                                                                26,231          52,025
       Other                                                                             16,702          16,702
                                                                                  -------------  --------------
     Total gross deferred tax assets                                                  1,833,772       1,780,439
       Less valuation allowance                                                      (1,622,640)     (1,641,439)
                                                                                  -------------  --------------

     Deferred tax asset, net of valuation allowance                                     211,132         139,000
                                                                                  -------------  --------------
     Deferred tax liabilities:
       Property, plant and equipment, principally due to differences
         in depreciation for financial reporting and tax purposes                        51,132               -
                                                                                  -------------  --------------

     Net deferred tax asset                                                       $     160,000  $      139,000
                                                                                  =============  ==============


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

     At March 31, 2001, the Company has loss carryforwards for income tax purposes of $4,582,444 available to offset taxable income. If not utilized, these loss carryforwards will expire as follows:

                            Expiration Date
                            2008                                   $    168,837
                            2011                                        582,048
                            2012                                        100,841
                            2013                                      3,105,673
                            2020                                        625,044
                                                                   ------------
                                                                   $  4,582,444
                                                                   ============


NOTE 11 - STOCK OPTIONS AND WARRANTS

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



                        (Notes continued on next page)

         The aggregate amount of shares under option pursuant to these agreements were as follows:

                                                                      Number of             Weighted Average
                                                                       Shares                Exercise Price
                                                                   ------------             ----------------
      Options outstanding at March 31, 1999                           3,218,000               $     0.61
      Granted                                                                 -               $        -
      Exercised                                                               -               $        -
      Expired                                                          (374,000)              $     1.68
                                                                   ------------
      Options outstanding at March 31, 2000                           2,844,000               $     0.47

      Granted                                                                 -               $        -
      Exercised                                                        (100,000)              $     0.17
      Expired                                                          (662,000)              $     0.71
                                                                   ------------
      Options outstanding at March 31, 2001                           2,082,000               $     0.41
                                                                   ============

      Price range - $.17 - $.75 (weighted-average
         remaining contractual life of 2.0 years)                     1,980,000               $     0.37
      Price range - $1.00 - $1.75  (weighted-average
         remaining contractual life of 1.0 year)                        102,000               $     1.29

      Exercisable options:
      March 31, 2001                                                  2,068,000               $     0.41
      March 31, 2000                                                  2,810,000               $     0.47

         The aggregate amount of shares under warrant agreements were as follows:

                                                               Number of           Weighted Average
                                                                Shares              Exercise Price
                                                                ------              --------------
      Warrants outstanding at March 31, 1999                  1,309,350                $     0.80
      Granted                                                 5,115,420                $     0.24
      Expired                                                         -                         -
                                                            -----------
      Warrants outstanding at March 31, 2000                  6,886,295                $     0.33
      Granted                                                 1,050,000                $     0.19
      Expired                                                  (735,525)               $     0.97
                                                            -----------
      Warrants outstanding at March 31, 2001                  7,198,770                $     0.31
                                                            ===========




                        (Notes continued on next page)

     The per share weighted average fair values of stock options and warrants granted during the period ended in 2000 was $.24, on the various dates of grant using the Black-Scholes option pricing model with the following weighted average assumptions: expected dividend yield of 0 percent, risk free interest rate of 6.25 percent, expected volatility of 144 percent and an expected life of 5 years. No options were granted during the fiscal ended March 31, 2001. Warrants were issued in conjunction with the Series A preferred stock issuance during the fiscal year ended March 31, 2001, and are, therefore, non-compensatory.


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

                                                  2001              2000
                                             -------------      -------------
     Net income
            As reported                        $    76,956        $   518,022
            Pro forma                              428,298           (589,816)

     Net income (loss) per common share:
            Basic, as reported                 $     (0.01)       $      0.02
            Basic, pro forma                          0.01              (0.04)
            Diluted, as reported                     (0.01)              0.02
            Diluted, pro forma                        0.01              (0.04)


     Pro forma net income (loss) reflects only options granted from the periods ended in 1996 through 2001, and applicable cumulative catch-up adjustments for forfeitures. Therefore, the full impact of calculating compensation cost for stock options under Statement No. 123 is not reflected in the pro forma net income (loss) amounts presented above, because compensation cost is reflected over the options' vesting periods and compensation cost for options granted prior to June 1, 1995 are not considered.

NOTE 12 - RELATED PARTY TRANSACTIONS

         The Company leases the premises of its subsidiary, InfraCor of Virginia, Inc., from an estate in which a current director serves as executor. Rent expense under this operating lease approximated $126,000 for fiscal 2001 and fiscal 2000, respectively.

         Other accounts receivable includes advances to officers, directors and other employees. At both March 31, 2001 and 2000, $1,250 was the balance of these advances.

         During the year ended March 31, 1999, the Company sold fixed assets with a book value of $146,522 and inventory with a book value of $150,000 to a corporation owned by one of its officers. The Company received $350,000 in cash, assumption of $100,000 of indebtedness by the buyer and notes in the aggregate amount of $175,000. At March 31, 2001 and 2000, a $125,000 note was still outstanding as a result of this transaction.

         The Company has notes payable to affiliates of $624,566 and $597,400 as of March 31, 2001 and 2000, respectively. These affiliates include certain partnerships and individuals whose members are officers and directors of the Company. The notes bear interest at rates between six and twelve percent.


NOTE 13 - FAIR VALUE OF FINANCIAL INSTRUMENTS

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



                        (Notes continued on next page)

NOTE 14 - CONTINGENCIES

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

         The Company is involved from time to time in litigation and environmental matters; however, it is the opinion of management that there is no litigation or environmental matters currently existing, which would have a material, impact on the financial position or results of operations of the Company.

         See previously mentioned contingencies related to the China Steel Contract.


NOTE 15 - EARNINGS PER SHARE RECONCILIATION

         The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations.

                                                                           For the Year Ended March 31, 2001
                                                                           ---------------------------------
                                                                         Income              Shares        Per Share
                                                                      (Numerator)       (Denominator)       Amount
                                                                       ---------        -------------     ---------
         Net income                                                    $  76,956
         Less: preferred stock dividends, including
              charges to retained earnings on
              redemption of Series C preferred stock of $37,683         (284,056)
                                                                       ----------

         Basic EPS
         Income (loss) available to common shareholders                 (207,100)       16,412,113    $    (0.01)
                                                                                                      ==========
         Effect of dilutive securities:
              Options and warrants                                           -                 -

         Diluted EPS
         Income (loss) available to common shareholders  and
              assumed conversions                                      $(207,100)       16,412,113    $    (0.01)
                                                                       =========        ==========    ==========


                        (Notes continued on next page)

         Exercisable options and warrants to purchase 9,280,770 shares of common stock were outstanding during the period ended March 31, 2001, but were not included in the computation of diluted earnings per share as their effect was antidilutive to the reported loss per basic common share. Convertible preferred stock was also not included, as the effect of its conversion would be antidilutive.

                                                                         For the Year Ended March 31, 2000
                                                                         ---------------------------------
                                                                      Income             Shares         Per Share
                                                                   (Numerator)       (Denominator)       Amount
                                                                   --------------     -------------    ---------
         Net Income                                                $     518,022
         Less: preferred stock dividends                                (160,090)
                                                                   --------------

         Basic EPS
         Income available to common shareholders                         357,932         16,442,216      $0.02
                                                                                                         =====

         Effect of dilutive securities:
              Options and warrants                                           -              348,811
                                                                   --------------     -------------

         Diluted EPS
         Income available to common shareholders and assumed
              conversions                                          $     357,932         16,791,027      $0.02
                                                                   ==============     =============      =====

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


NOTE 16 - CONCENTRATIONS

         The Company currently derives its primary contract revenues from domestic customers. For the year ended March 31, 2001, the Company had infrastructure contract revenues from three customers, each of which accounted for more than 5 percent of contract revenues, aggregating approximately $9,781,956 or 39 percent of contract revenues. At March 31, 2001, four customers had accounts receivable balances, which exceeded 5 percent of the trade accounts receivable balance. The account receivable balances for these customers totaled $1,694,555.





                        (Notes continued on next page)

              For the year ended March 31, 2000, the Company had infrastructure contract revenues from four customers, each of which accounted for more than 5 percent of contract revenues, aggregating approximately $8,523,328 or 36 percent of contract revenues. At March 31, 2000, three customers had accounts receivable balances, which exceeded 5 percent of the trade accounts receivable balance. The account receivable balances for these customers totaled $1,150,004.


NOTE 17 - SUBSEQUENT EVENT

         In April, 2001, the Company exchanged 15,500 shares of its Series B preferred stock for 1,550,000 shares of its Series A preferred stock.

                                   * * * * *

INFRACOR INC.
--------------------------------------------------------------------------------

                            DIRECTORS AND OFFICERS

                                 INFRACOR INC.

           7400 Beaufont Springs Drive Suite 415
           Richmond, VA 23225
           Phone No. (804) 272-6600

           James B. Quarles, Director, President, Chief Executive Officer Navin D. Sheth, Director, Chief Financial Officer, Treasurer Coleman S. Lyttle, Director, Chief Operating Officer
           Terence R. Dellecker, Director
           Dr. Allen Kahn, Director
           James G. Zumwalt, Director
           Warren E. Beam, Jr., Secretary



                                    [PHOTO]
                         InfraCor Inc. Management Team
       (From left Warren Beam - Secretary, Navin Sheth - CFO/Treasurer,
                   Jim Quarles - CEO, Coleman Lyttle - COO)



           INFRACOR OF VIRGINIA, INC.

           2210 Belt Boulevard at Hopkins Road
           Richmond, VA  23224
           Phone No. (804) 231-3426

           Coleman S. Lyttle, Director, President
           Navin D. Sheth, Director, Chief Operating Officer, Secretary David C. Paulette, Director, Vice President

INFRACOR INC.
--------------------------------------------------------------------------------


                            SHAREHOLDER INFORMATION


Annual Meeting
--------------

The 2001 Annual meeting of Shareholders will be held at 10:00 a.m. on July 30, 2001, at the Omni Hotel, 235 West Main Street, Charlottesville, Virginia 22902

Requests for Information
------------------------

Requests for information about INFC should be directed to Warren E. Beam, Jr., 7400 Beaufont Springs Drive, Suite 415, Richmond, Virginia 23225, telephone
(804) 272-6600. A copy of INFC's Annual Report on Form 10-K for the period from April 1, 2000 to March 31, 2001 is available without charge to any shareholder requesting the same.

Shareholder Relations
---------------------
Warren E. Beam, Jr.
7400 Beaufont Springs Drive, Suite 415
Richmond, Virginia 23225
Phone No. (804) 272-6600

Transfer Agent
--------------
Mellon Investor Services
Overpeck Centre
85 Challenger Road
Ridgefield Park, New Jersey 07660-2108

Trading Information
-------------------
OTC Bulletin Board
Symbol:  INFC