Form 10KSB, Exhibit 13
period 2002-03-31
INFRACOR INC
filed 2002-07-01
CIK 822367

                                   EXHIBIT 13
                               2002 ANNUAL REPORT


                                TABLE OF CONTENTS

Message to Shareholders ...................................................    1
Company Profile ...........................................................    2
Market Information ........................................................    3
Selected Financial Data ...................................................    4
Management's Discussion and Analysis of Financial Condition
         and Results of Operations ........................................    5
Independent Auditors' Report ..............................................   10
Consolidated Balance Sheets ...............................................   11
Consolidated Statements of Operations .....................................   13
Consolidated Statements of Stockholders' Equity (Deficit) .................   14
Consolidated Statements of Cash Flows .....................................   15
Notes to Consolidated Financial Statements ................................   17
Directors and Officers ....................................................   37
Shareholder Information ...................................................   38





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

                             MESSAGE TO SHAREHOLDERS

Dear Shareholders:

The financial results produced by InfraCor Inc. during fiscal 2002 speak loudly and clearly. Our Company's wholly-owned operating subsidiary, InfraCor of Virginia, has been significantly impacted by the downturn in the economy, resulting in a loss of net worth to the point of putting us back financially to where InfraCor started at the beginning of fiscal 1999, four years ago. The Company's net worth as of March 31, 2002 was a negative $1,000,313. Authorized backlog has slipped to about $4,700,000.

Ironically, the China Steel air pollution control contract which had hampered InfraCor in our attempts to get adequately capitalized, is now all but finished. At the same time, while we continue to maintain a fifty percent interest in any royalties associated with the future sale of Limestone Emission Control units, to our knowledge no additional units have been sold by the patent holder, Crystal Clear Technologies.

There are relatively few options available to InfraCor from which to choose at this point. Even though InfraCor of Virginia managed to expand its existing credit facility, it can no longer support the expenses associated with the parent company, although those costs have been substantially decreased via elimination of much of the corporate overhead. One possibility might be to transfer ownership of InfraCor of Virginia from InfraCor, leaving the parent company as a publicly-owned and actively reporting shell with which to reverse merge into a profitable private concern, thereby making the latter entity public. Management will continue to explore the company's strategic options during fiscal 2003. We will continue to keep shareholders informed of the developments as they occur via press releases and our corporate website (www.infracor.net).

We appreciate your continuing loyalty and support.

Sincerely,

/s/ James B. Quarles

James B. Quarles
Chairman and President

                                 COMPANY PROFILE

         InfraCor Inc. ("INFC" or the "Company"), a Virginia corporation formed in 1987, is a technology-based firm that historically has provided both environmental and construction products and services. During the second half of fiscal 1998, INFC made a determination to focus on its construction lines of business and to de-emphasize its environmental products and services. Specifically, INFC is directing its efforts to the development and growth of its existing underground infrastructure products and services related to the installation and rehabilitation of subsurface pipelines using trenchless technologies as well as conventional methods. Trenchless technology involves the installation and rehabilitation of underground pipelines with minimal surface disruption. Some of the methods used are pipe relining, manhole construction and "pipe bursting."

         INFC operates its infrastructure business through its wholly owned affiliate, InfraCor of Virginia, Inc. ("ICVA"), a Virginia corporation headquartered in Richmond, Virginia. ICVA was formed as a result of INFC's acquisition on June 1, 1994, of Stamie E. Lyttle Company, Inc., Lyttle Utilities, Inc. and LPS Corporation. The three firms, the history of which dates back to 1947, were consolidated into one corporation, ICVA. ICVA utilizes trenchless technologies to install and rehabilitate subsurface pipelines. INFC's infrastructure customers include municipalities, government agencies, Fortune 500 companies and developers. ICVA, through its Service Division, also designed and installed septic and irrigation systems and provided related repair and maintenance services. As part of INFC's effort to focus on the infrastructure business, INFC, in April 1998, sold the Service Division of ICVA to a new corporation formed by Coleman S. Lyttle, a director of INFC and President of ICVA at time of the transaction.

         Infracorps Technology, Inc., a Virginia corporation ("ICTI"), was formed as a result of the purchase of the assets of Cat Contracting in Richmond, VA in April 1999. ICTI utilizes trenchless technologies to install and rehabilitate subsurface pipelines. ICTI's infrastructure customers include municipalities and government agencies. Due to losses incurred in the operation, INFC discontinued this operation during the previous fiscal year. Management is completing the winding up of the business.

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

                                                           High        Low

Fiscal 2001
Quarter ended June 30, 2000 ....................         $0.3125    $0.1875
Quarter ended September 30, 2000 ...............         $  0.49    $0.3125
Quarter ended December 31, 2000 ................         $  0.25    $  0.17
Quarter ended March 31, 2001 ...................         $  0.34    $  0.22


Fiscal 2002
Quarter ended June 30, 2001 ....................         $  0.31    $  0.24
Quarter ended September 30, 2001 ...............         $  0.19    $  0.19
Quarter ended December 31, 2001 ................         $  0.10    $  0.10
Quarter ended March 31, 2002 ...................         $  0.01    $  0.01

                             SELECTED FINANCIAL DATA
                     as of and for the years ended March 31,
    except for 1998 which is as of and for the 10 month period ended March 31


                                                            2002            2001             2000           1999           1998
                                                            ----            ----             ----           ----           ----

Total revenue                                           $ 14,860,971    $ 25,119,188    $ 23,593,187   $ 18,877,867    $ 11,267,909
Gross profit (loss)                                       (1,805,193)      2,597,533       3,320,884      2,589,255       1,695,185
Operating income (loss)                                   (4,397,899)        528,617         661,210        315,998          19,530
Income (loss) from continuing
   operation                                              (5,335,084)         55,956         379,022        378,460        (658,861)
Income (loss) from discontinued
   operations                                                      -               -               -       (343,110)     (2,756,617)
Loss on disposal of discontinued
   operations                                                      -               -               -       (747,214)     (1,391,873)
Extraordinary gain                                                 -               -               -      2,550,000               -
Net income (loss)                                         (5,495,084)         76,956         518,022      1,838,136      (4,807,351)
Total assets                                              11,755,907      14,567,834      13,031,191      8,570,447       8,550,871
Long term debt,
  net of current portion                                   3,622,158       2,624,011       1,881,900        682,046         907,896
Total stockholders' equity (deficit)                      (1,000,313)      4,796,139       4,319,556      2,574,917        (713,619)
Income (loss) from continuing
   operations per common share:
    Basic                                                      (0.36)          (0.01)           0.02           0.02           (0.04)
    Diluted                                                    (0.36)          (0.01)           0.02           0.02           (0.04)
Income (loss) from discontinued operations per common share:

    Basic                                                          -               -               -          (0.02)          (0.18)
    Diluted                                                        -               -               -          (0.02)          (0.18)
Loss on disposal of discontinued operations per common share:

    Basic                                                          -               -               -          (0.04)          (0.09)
    Diluted                                                        -               -               -          (0.04)          (0.09)
Extraordinary gain

    Basic                                                          -               -               -           0.15               -
    Diluted                                                        -               -               -           0.14               -
Net income (loss) per common share:

    Basic                                                      (0.36)          (0.01)           0.02           0.11           (0.31)
    Diluted                                                    (0.36)          (0.01)           0.02           0.10           (0.31)


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Result of Operations

Fiscal year ended March 31, 2002 compared to fiscal year ended March 31, 2001.

          Revenues for the fiscal year ended March 31, 2002 (the "fiscal year 2002") were $14,860,971, as compared to $25,119,188 for the fiscal year ended March 31, 2001 (the "fiscal year 2001"), resulting in a 40.8% decrease in revenues. This decrease largely was the result of the economic downturn for which municipalities elected to defer or hold contracts during the year

          Cost of goods and services for the fiscal year 2002 was $16,666,164 or 112.1% of sales, as compared to $22,521,655 or 89.6% of sales for the fiscal year 2001. Gross profits for the fiscal year 2002 were a loss of $1,805,193 or (12.1)% of sales compared to $2,597,533 or 10.4% of sales for the fiscal year 2001. The cost of goods sold increased due to the loss of several key employees and the higher costs associated with completing several large projects that were unanticipated.

          Selling, general and administrative expenses were $2,592,706 or 17.4% of sales for the fiscal year 2002, as compared to $2,068,916 or 8.2% of net sales for the fiscal year 2001. The general and administrative expense increase was due to a general increase in all costs especially in employee benefits which included the accrual of vacation pay earned but not taken.

          Loss on sale of assets for fiscal year 2002 was $79,565, as compared to loss on sale of assets of $16,852 for the fiscal year 2001. These amounts reflect the replacement of older equipment. Interest expense for the fiscal year 2002 was $902,669 compared to $641,642 for the fiscal year 2001. Interest expense reflects interest paid on notes payable and long-term debt, including credit lines, and capital leases. The increase was due to a general increase in interest rates during the year, coupled with higher debt and capital lease amounts.

          Loss from continuing operations for the fiscal year 2002 was $5,335,084 compared to net income of $55,956 for the fiscal year 2001. The income tax expense of $160,000 is the reduction of the benefit attributable to the portion of the net operating loss carry forwards more likely will not be realizable in the near term. Net loss for the fiscal year 2002 was $5,495,084 as compared to a net income of $76,956 for the fiscal year 2001.

Fiscal year ended March 31, 2001 compared to fiscal year ended March 31, 2000.

          Revenues for the fiscal year 2001 were $25,119,188, as compared to $23,593,187 for the fiscal year ended March 31, 2000 (the "fiscal year 2000"), resulting in a 6.5% increase in revenues. This increase largely was the result of several large contracts awarded to the Company during this period.

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

          Selling, general and administrative expenses were $2,068,916 or 8.2% of sales for the fiscal year 2001, as compared to $2,659,674 or 11.3 % of net sales for the fiscal year 2000. The general and administrative expense decrease, as a percentage, was due to increased sales and efforts by management to control these costs during the year.

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

Liquidity and Capital Resources as of March 31, 2002

          The Company incurred a net loss of approximately $5.5 million for the year ended March 31, 2002, as compared to net income of $76,956 for the year ended March 31, 2001. The deterioration in operating results is due, in part, to decreased revenue, without a corresponding decrease in operating expenses. In response to these trends, in January 2002, the Company initiated a plan to reduce operating expenses by reducing its workforce by approximately 30 employees. The Company's ability to generate operating income in the future is, in large part, dependent on its success in achieving revenue goals and reducing operating expenses. The Company believes that its January 2002 reduction in force will result in further reductions in operating expenses that will result in a return to profitability in the first quarter of fiscal year 2003. Due to market conditions, competitive pressures and other factors beyond its control, there can be no assurances that the Company will be able to achieve its revenue goals in the future. In the event that the anticipated cost reductions are not realized or revenue goals are not met, the Company may be required to further reduce its cost structure. There can be no assurance that the Company will become profitable.

          The success of the Company is also dependent on its ability to generate adequate cash for operating and capital needs. The Company is relying on its existing cash and cash equivalents and credit facility together with future sales and the collection of the related accounts receivable to meet its future cash requirements. If cash provided by these sources is not sufficient to fund future operations, the Company will be required to consider other alternatives, such as: (1) further reductions in its expenditures for operations; (2) mergers with companies in the infrastructure industry; or (3) to seek additional capital through other means that may include the sale of assets, the sale of equity securities or additional borrowings. Although the Company believes that it has the ability to generate additional cash through such actions, the results of such actions may be dilutive. There can be no assurance that additional capital will be available, or available on terms that are reasonable or acceptable to the Company. If the Company were unable to generate additional cash, the business and financial condition would be materially and adversely affected such that the Company may need to consider other alternatives for its future.

          In March 2001, the secured credit line was obtained for $4,000,000. The note that established the line calls for a monthly interest of prime plus two percent over a two-year term. The credit line is provided by Southern Financial Bank. In January 2002, Southern Financial Bank agreed to increase the credit line to $4,500,000, and approved a $500,000 loan backed by the Small Business Administration at an interest rate of prime plus two and a quarter percent. Interest only will be payable monthly for the first six months and then the loan will be repaid over the next 60 months. The Company also negotiated concessions from its major leasing company to pay interest only for the next three months. The Company believes that with this additional financing, concessions and reduction of expenses through layoffs and cost containment, there will be adequate working capital for the next twelve months. At March 31, 2002, the balance due under the line of credit was $4,331,975.

          In April, 2002, the line of credit was renegotiated and was reduced to $4,200,000. The payment terms remain at prime plus two percent, with interest only payable until May 1, 2003. In conjunction with this transaction, the Company's bank approved a $1,250,000 loan guaranteed by the Small Business Administration. The loan is payable with an interest rate of prime plus two and one-half percent, with no principal payments for six months, and principal and interest payable at $20,145 per month, thereafter. The loan proceeds were used to finance outstanding payables. Additionally, the Company's bank approved another loan for $525,000. This loan is payable in sixty monthly installments of approximately $10,775 with interest at 8.5%, and is due on May 1, 2007. The proceeds from this loan were used to refinance existing debt.

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

          Net cash used by operating activities in 2002 was $2,654,660. Major components of cash flows used in operating activities include an decrease in accounts receivable of $861,430, and a decrease in costs and estimated earnings in excess of billings on uncompleted contracts of $965,826. These decreases reflect the completion and collection of revenue on completed jobs. The decrease also reflects the holding of projects by the municipalities during the economic downturn.

          Net cash used in investing activities consisted mainly of purchase of property, plant and equipment in the amount of $228,355 that was the result of usual replacement of capital assets. Net cash provided by financing activities of $2,635,582 includes in part proceeds from notes payable bank of $2,495,984, proceeds from long term debt of $1,942,979 and principal payments on long term debt of $2,019,643. The cash and cash equivalents at March 31, 2002 were $1,284,352 including $600,000 of restricted cash.

          New orders received for the fiscal year 2002 were $3,255,319 compared to $21,086,297 for the fiscal year ended 2001. Backlog at March 31, 2002 was $4,700,000, compared to $17,300,000 at March 31, 2001. The decrease in the backlog was due to several large contracts being completed during the year and municipalities holding contracts.

Impact of Accounting Pronouncements

          In June 2001, the FASB issued Statement No 141, "Business Combinations" and Statement No. 142, "Goodwill and Other Intangible Assets." Statement No. 141 prospectively prohibits the pooling of interest method of accounting for business combinations initiated after June 30, 2001. Statement No. 142 requires companies to cease amortizing goodwill that existed at June 30, 2001. The amortization of existing goodwill will cease on December 31, 2001. Any goodwill resulting from acquisitions completed after June 30, 2001 will not be amortized. Statement No. 142 also establishes a new method of testing goodwill for impairment on an annual basis, or on an interim basis, if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value. Statement No. 142 will be effective for fiscal years beginning after December 15, 2001. Adoption is not expected to have a material effect, if any, on the Corporation's financial position or the results of its operations.

          In June 2001, the FASB issued Statement No. 143, "Accounting for Asset Retirement Obligations". It requires an entity to recognize the fair value of a liability for an asset retirement obligation in the period in which it is incurred, if a reasonable estimate of fair value can be made. If a reasonable estimate of fair value cannot be made in the period the asset retirement obligation is incurred, the liability shall be recognized when a reasonable estimate of fair value can be made. The Corporation is in the process of evaluating the financial statement impact of adopting Statement No. 143, which will be effective for financial statement issued after June 15, 2002.

          In August 2001, the FASB issued Statement No. 144, "Accounting the Impairment or Disposal of Long-Lived Assets," which supercedes Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Statement No. 143 will be effective for fiscal years beginning after December 15, 2001. Adoption is not expected to have a material effect, if any, on the Corporation's financial position or the results of its operations.

                                  CONSOLIDATED
                              FINANCIAL STATEMENTS
                             MARCH 31, 2002 AND 2001















                                 INFRACOR, INC.
                                       AND
                                  SUBSIDIARIES

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
InfraCor, Inc. and Subsidiaries

          We have audited the accompanying consolidated balance sheets of InfraCor, Inc. and Subsidiaries as of March 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

          We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of InfraCor, Inc. and Subsidiaries and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

          The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements, the Company incurred a net loss of $5,495,084 during the year ended March 31, 2002, and, as of that date, had a working capital deficiency of $2,363,152 and a stockholders' deficit of $1,000,313. As described more fully in
Note 17, the Company is evaluating its alternatives with respect to these matters. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Goodman & Company, L.L.P.

Norfolk, Virginia
June 7, 2002

INFRACOR, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS


March 31,                                                                          2002                2001
                                                                             -------------------------------------
                                    ASSETS

Current assets
     Cash and cash equivalents                                               $        684,552     $        649,385
     Accounts receivable:
        Trade (net of allowance of $50,000 in 2002
            and 2001)                                                               3,850,267            4,676,280
        Other                                                                           1,250               36,667
     Costs and estimated earnings on uncompleted contracts in
        excess of billings of: 2002 - $2,883,856; 2001 - $11,019,904                  711,537            1,677,363
     Notes receivable                                                                  64,008              147,606
     Inventories                                                                    1,152,574            1,125,005
     Prepaid expenses                                                                  77,555               63,200
                                                                             -------------------------------------
            Total current assets                                                    6,541,743            8,375,506
                                                                             -------------------------------------
Property, plant and equipment
     Furniture and fixtures                                                           348,364              364,236
     Tools and equipment                                                            7,586,889            7,473,369
     Vehicles                                                                       1,718,284            1,782,862
     Leasehold improvements                                                           311,248              307,663
                                                                                    9,964,785            9,928,130
                                                                             -------------------------------------
     Less accumulated depreciation and amortization                                (5,420,133)          (4,876,933)
                                                                             -------------------------------------
                                                                                    4,544,652            5,051,197
                                                                             -------------------------------------
Other assets

     Restricted cash                                                                  600,000              600,000
     Notes receivable                                                                   6,750              158,347
     Cash surrender value of life insurance (net of outstanding
        Loans of $212,024 in 2002 and $182,931 in 2001)                                 8,249               20,114
     Assets under contractual arrangements (net of
        valuation allowance of $858,000 in 2001)                                                           133,768
                                                                                            -
     Other                                                                             54,513              228,902
                                                                             -------------------------------------
                                                                                      669,512            1,141,131
                                                                             -------------------------------------

                                                                             $     11,755,907     $     14,567,834
                                                                             =====================================

                                                                                   2002                 2001
                                                                             -------------------------------------
                LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

 Current liabilities
      Bank overdraft                                                         $        518,724     $        586,458
      Note payable to bank                                                          4,331,975            2,507,551
      Notes payable to affiliates                                                     295,400              624,566
      Current portion of long-term debt                                             1,023,674              976,925
      Accounts payable                                                              2,076,099            2,209,957
      Accrued expenses and other liabilities                                          659,023              235,868
                                                                             -------------------------------------
             Total current liabilities                                              8,904,895            7,141,325
                                                                             -------------------------------------

 Long-term debt                                                                     3,622,158            2,624,011
 Notes payable to affiliates                                                          229,167                    -
 Liabilities under contractual arrangements                                                 -                6,359
                                                                             -------------------------------------
                                                                                    3,851,325            2,630,370
                                                                             -------------------------------------

             Total liabilities                                                     12,756,220            9,771,695
                                                                             -------------------------------------

 Stockholders' equity (deficit)
      Preferred stock, no par value; authorized 5,000,000 shares:
        4% cumulative Series A, $1 convertible, 1,750,000 and
            3,300,000 shares outstanding at March 31, 2002 and
            2001, respectively (liquidation value of $1,750,000)                      730,311            2,112,771
        8% Series B, 30,921 and 15,421 shares outstanding at
            March 31, 2002 and 2001, respectively (liquidation value
            of $3,092,100)                                                          3,092,100            1,542,100
            6% Series C, no shares outstanding at March 31, 2002 and
            2001                                                                            -                    -
      Common stock, no par value; authorized 30,000,000 shares; Outstanding
        16,572,387 and 16,492,387 shares at March 31,
        2002 and 2001, respectively                                                 5,966,226            5,950,226
      Additional paid-in capital                                                            -              167,540
      Accumulated deficit                                                         (10,788,950)          (4,976,498)
                                                                             -------------------------------------
             Total stockholders' equity (deficit)                                  (1,000,313)           4,796,139
                                                                             -------------------------------------

                                                                             $     11,755,907     $     14,567,834
                                                                             =====================================

        The accompanying notes are an integral part of these consolidated financial statements.

INFRACOR, INC. AND SUBSIDIARIES

 CONSOLIDATED STATEMENTS OF OPERATIONS


 Years Ended March 31, 2002 and 2001
-----------------------------------------------------------------------------------

                                                          2002         2001
                                                     ------------------------------
Contract revenues                                    $ 14,860,971      $ 25,119,188
                                                     ------------------------------

Costs of goods and services                            16,666,164        22,521,655
Selling, general and administrative
    expenses                                            2,592,706         2,068,916
                                                     ------------------------------
                                                       19,258,870        24,590,571
                                                     ------------------------------

                                                       (4,397,899)          528,617

Interest income                                            45,049            66,317
Interest expense                                         (902,669)         (641,642)
Other income                                                   --           119,516
Loss on sale of equipment                                 (79,565)          (16,852)
                                                     ------------------------------

Income (loss) before income taxes                      (5,335,084)           55,956

Income taxes (benefit)                                    160,000           (21,000)
                                                     ------------------------------

Net income (loss)                                    $ (5,495,084)     $     76,956
                                                     ==============================

Basic loss per common share                          $      (0.36)     $      (0.01)
                                                     ==============================

Diluted loss per common share                        $      (0.36)     $      (0.01)
                                                     ==============================

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

INFRACOR, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)


Years Ended March 31, 2002 and 2001
-------------------------------------------------------------------------------------------------------------------------------
                                         Preferred Stock Preferred Stock  Preferred Stock                            Additional
                                            Series A        Series B         Series C           Common Stock          Paid-in
                                         -------------------------------------------------------------------------
                                             Amount          Amount           Amount       Shares          Amount     Capital
                                         --------------- ----------------------------   ------------  ------------ ------------
Balances at March 31, 2000               $    830,311    $  1,542,100     $  713,317    16,392,387    $  5,933,226   $       --

Issuance of Series A Preferred Stock        1,382,460              --             --            --              --      167,540
Redemption of Series A Preferred Stock       (100,000)             --             --            --              --           --
Redemption of Series C Preferred Stock             --              --       (713,317)           --              --           --
Common stock issued upon exercise
       of stock options                            --              --             --       100,000          17,000           --
Dividends                                          --              --             --            --              --           --
Net income                                         --              --             --            --              --           --
                                         --------------------------------------------------------------------------------------

Balances at March 31, 2001                  2,112,771    $  1,542,100             --    16,492,387       5,950,226      167,540

Issuance of Series B Preferred Stock               --       1,550,000             --            --              --           --
Issuance of stock to vendors for
services                                           --              --             --        80,000          16,000           --
Redemption of Series A Preferred Stock     (1,382,460)             --             --            --              --     (167,540)
Dividends                                          --              --             --            --              --           --
Net income (loss)                                  --              --             --            --              --           --
                                         --------------------------------------------------------------------------------------

Balances at March 31, 2002               $    730,311    $  3,092,100     $       --    16,572,387    $  5,966,226   $       --
                                         ======================================================================================


                                          Accumulated
                                            Deficit           Total
                                         ---------------  ------------
Balances at March 31, 2000                 (4,699,398)      4,319,556

Issuance of Series A Preferred Stock               --       1,550,000
Redemption of Series A Preferred Stock             --        (100,000)
Redemption of Series C Preferred Stock        (37,683)       (751,000)
Common stock issued upon exercise
       of stock options                            --          17,000
Dividends                                    (316,373)       (316,373)
Net income                                     76,956          76,956
                                         ----------------------------

Balances at March 31, 2001                 (4,976,498)      4,796,139

Issuance of Series B Preferred Stock               --       1,550,000
Issuance of stock to vendors for
services                                           --          16,000
Redemption of Series A Preferred Stock             --      (1,550,000)
Dividends                                    (317,368)       (317,368)
Net income (loss)                          (5,495,084)     (5,495,084)
                                         ----------------------------

Balances at March 31, 2002               $(10,788,950)   $ (1,000,313)
                                         ============================

              The accompanying notes are an integral part of these
                       consolidated financial statements

INFRACOR, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended March 31, 2002 and 2001
------------------------------------------------------------------------------------------------------------

                                                                             2002                 2001
                                                                      --------------------------------------
Cash flows from operating activities
     Net income                                                       $       (5,495,084)   $         76,956
     Adjustments to reconcile to net cash from
        operating activities:
        Depreciation and amortization                                            645,656             611,437
        Deferred income taxes                                                    160,000             (21,000)
        (Gain) loss on sale of equipment                                          88,514              16,853
        Write down of impaired assets under contractual
            arrangements                                                         100,768                  --
        Changes in:
           Accounts receivable                                                   861,430            (858,737)
           Costs and estimated earnings in excess of
              billings on uncompleted contracts                                  965,826            (669,899)
           Inventories                                                           (27,569)             (8,209)
           Prepaid expenses                                                      (14,355)               (303)
           Cash surrender value of life insurance, net                            11,865               3,355
           Accounts payable                                                     (133,858)         (1,540,147)
           Accrued expenses and other liabilities                                187,791            (228,591)
           Other assets                                                           (5,644)             (9,381)
                                                                      --------------------------------------
            Net cash from operating activities                                (2,654,660)         (2,627,666)
                                                                      --------------------------------------

 Cash flows from investing activities
     Purchases of property, plant and equipment                                 (228,355)           (349,568)
     Proceeds from sale of equipment                                              20,764               1,500
     Payments received on assets and liabilities under
        contractual arrangements, net                                             26,641            (116,664)
     Notes receivable payments (advances)                                        235,195              73,171
                                                                      --------------------------------------
            Net cash from investing activities                                    54,245            (391,561)
                                                                      --------------------------------------

                                   (Continued)

        The accompanying notes are an integral part of these consolidated financial statements.

INFRACOR, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Continued)

 Years Ended March 31, 2002 and 2001
------------------------------------------------------------------------------------------------------------

                                                                             2002                 2001
                                                                      --------------------------------------
 Cash flows from financing activities
     Bank overdraft increase (decrease)                                          (67,734)            489,136
     Proceeds from notes payable to banks, net                                 1,824,424           1,507,551
     Proceeds from (payments on) notes payable from
         affiliates                                                             (100,000)             22,547
     Proceeds from exercise of common stock options                               16,000              17,000
     Proceeds from issuance of preferred stock                                         -           1,550,000
     Redemption of preferred stock                                                     -            (751,000)
     Proceeds from long-term debt                                              3,064,539           1,753,269
     Principal payments on long-term debt                                     (2,019,643)         (1,145,252)
     Preferred stock dividends                                                   (82,004)           (224,068)
                                                                      ---------------------------------------
            Net cash from financing activities                                 2,635,582           3,219,183
                                                                      ---------------------------------------

 Net change in cash and cash equivalents                                          35,167             199,956

 Cash and cash equivalents at beginning of year,
      including $600,000 of restricted cash                                    1,249,385           1,049,429
                                                                      ---------------------------------------
 Cash and cash equivalents at end of year,
      including $600,000 of restricted cash                            $       1,284,552    $      1,249,385
                                                                      ---------------------------------------

Supplemental disclosures of cash flow information and noncash investing and financing activities

     Interest paid on notes payable and long-term debt was $881,872 and $622,462 for the fiscal years 2002 and 2001, respectively. Capital lease obligations of $537,481 were incurred during 2001 under leases entered into for vehicles, furniture and fixtures, and equipment. Accrued and unpaid dividends amounted to $235,363 for the year ended March 31, 2002.

        The accompanying notes are an integral part of these consolidated financial statements.

INFRACOR, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2002 AND 2001


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

       Inventories

       Inventories, consisting of raw materials, tools, and supplies are stated at the lower of cost (first-in, first-out method) or market.

                         (Notes continued on next page)

       Credit Risk

       Financial instruments which potentially subject the Company to concentration of credit risk consist principally of temporary cash investments, restricted cash and trade accounts receivable. At March 31, 2002 and 2001, the Company had deposits in excess of federally insured limits of approximately $1,009,119 and $956,442, respectively. The Company places its temporary cash investments and restricted cash with high credit quality financial intermediaries to minimize its exposure. The Company grants trade credit to customers in the normal course of business, and any related losses, in the aggregate, have not exceeded management's expectations.

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

                         (Notes continued on next page)

       Earnings Per Share

       As a public business enterprise, the Company is required to make a dual presentation of basic and diluted EPS on the face of the income statement, and present a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

       Business Segments and Related Information

       As a public business enterprise, the Company is required to report information about operating segments in annual financial statements and in interim financial reports issued to shareholders. The Company is also required to make related disclosures about products and services, geographic areas and major customers. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by management in deciding how to allocate resources and in assessing performance. For the years ended March 31, 2002 and 2001, the Company had only one operating segment.

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

                         (Notes continued on next page)

NOTE 4 - ACCOUNTS RECEIVABLE

       A summary of the changes in the allowance for doubtful accounts follows:

                                                    2002             2001
                                               ---------------- ----------------

         Balances, beginning of period          $     50,000     $     50,000
         Provision for bad debts                           -                -
         Accounts written off                              -                -
                                               ---------------- ----------------
         Balances, end of period                $     50,000     $     50,000
                                               ---------------- ----------------




       Accounts receivable includes retainage receivable of $877,851 and $898,027 as of March 31, 2002 and 2001, respectively.

NOTE 5 - COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS IN EXCESS OF BILLINGS

       Costs, estimated earnings, and billings on uncompleted contracts are summarized as follows as of March 31:

                                                       2002            2001
                                                       ----            ----
         Costs incurred on uncompleted contracts     $ 3,249,193     $ 9,964,628
         Estimated earnings                              346,200       2,732,639
                                                    --------------- ------------
                                                       3,595,393      12,697,267
         Billings to date                              2,883,856      11,019,904
                                                    --------------- ------------
         Costs and estimated earnings in
         excess of billing                           $   711,537     $ 1,677,363
                                                    --------------- ------------

                         (Notes continued on next page)

NOTE 6 - NOTE PAYABLE TO BANK AND LONG-TERM DEBT

      Note payable to bank consists of the following:

                                                                                      March 31,         March 31,
                                                                                        2002               2001
                                                                                   --------------     ---------
         $4,500,000 line of credit, maturing on May 1, 2003,
         bearing interest at prime plus 2%, collateralized by
         accounts receivable and inventory, contracts and
               contract rights, and assignment of proceeds of
         $600,000 certificate of deposit                                           $    4,331,975     $    2,432,551
         $1,250,000 line of credit, due on demand, bearing
         interest at prime plus 1%, collateralized by
         accounts receivable and certain equipment.                                             -             75,000
                                                                                   --------------     --------------
                                                                                   $    4,331,975     $    2,507,551
                                                                                   ==============     ==============


      Long-term debt consists of the following:

         $300,070 term note payable to bank, due January 2004, bearing interest at 10%, payable in monthly installments of $9,689 including
               interest, collateralized by certain equipment.                      $      193,965     $      285,237
         $500,000 term note payable to bank, due April 2005, bearing interest at
               10.5%, payable in monthly installments of $6,749 including
               interest, collateralized by certain equipment.                             440,891            473,437
         $161,000 term note payable to finance company, due July 2001, bearing interest at 25.58%, payable in monthly installments of $29,114
               including interest, collateralized by certain  equipment.                        -            109,839
         $250,000  term note payable to finance  company,  due December  2005, bearing interest at 20.23%, payable in monthly installments of
               $6,199 including interest, collateralized by certain equipment and vehicles, which are cross-collateralized with other notes and leases assigned to another financial institution also having security interests in aspects of the same equipment and vehicles
               securing this debt.                                                        207,650            232,134
         $300,000 term note payable to finance company, due December 2005, bearing interest at 20.22%, payable in monthly installments of
               $7,437 including interest, collateralized by certain equipment and vehicles, which are cross-collateralized with other notes and leases assigned to another financial institution also having security interests in aspects of the same equipment and vehicles
               securing this debt.                                                        246,018            278,624

      $350,000 term note payable to bank, due July 2004, bearing interest at
            9.75%, payable in monthly installments of $11,265 including
            interest and collateralized by certain equipment.                             280,578                  -
      $750,000 term note payable to finance company, due March 2007, bearing interest at 16.59%, payable in monthly installments of $17,257 including interest, collateralized by certain equipment and vehicles, which are cross-collateralized with other notes and leases assigned to another financial institution also having security interests in aspects of the same equipment and vehicles
            securing this debt                                                            700,134                  -
      $190,139 term note payable to finance company, due February 2002, bearing interest at 9.75%, payable in varying monthly
            installments of $2,330 to $6,545 including interest and
            collateralized by equipment.                                                        -             24,466
      $1,000,000  term note  payable to finance  company,  due March  2006, bearing interest at 11.75%, payable in monthly installments of
            $22,118 including interest and collateralized by certain
            equipment and vehicles, which are cross-collateralized with other notes and leases assigned to another financial institution also having security interests in aspects of the same equipment and
            vehicles securing this debt                                                   843,831                  -
$500,000 term note payable to bank, due August 2007, bearing interest at 7%, payable in monthly installments of $2,917 including
      interest and collateralized by certain equipment.                                   500,000                  -
Capital lease obligations, with maturities to 2005, bearing interest at approximately 24%, payable in varying monthly installments of
      $1,388 to $14,562 including interest, collateralized by certain equipment and vehicles, which are cross-collateralized with other notes and leases to another financial institution also having security interests in aspects of the same equipment and vehicles
      securing this debt.                                                                 443,628            515,602
Capital lease obligations, with maturities to 2004, bearing interest at varying interest rates from 6.33% to 14.7%, payable in varying monthly installments of $375 to $29,907 including interest,
      collateralized by vehicles and equipment.                                           789,137          1,681,597
                                                                                   --------------     --------------
                                                                                        4,645,832          3,600,936
Less current maturities                                                                 1,023,674            976,925
                                                                                   --------------     --------------

                                                                                   $    3,622,158     $    2,624,011
                                                                                   ==============     ==============

        Principal payments of long-term debt for future years are as follows:

               2003                            $    1,023,674
               2004                                 1,136,368
               2005                                 1,034,752
               2006                                 1,054,713
               2007                                   347,703
               Thereafter                              48,622
                                                  -----------

                                                  $ 4,645,832
                                                  ===========

NOTE 7 - LEASES

        Property, plant and equipment include the following amounts of assets under capital lease obligations:

                                                     March 31,         March 31,
                                                        2002              2001
                                                        ----              ----

          Furniture and fixtures                    $    75,822    $    75,822
          Tools and equipment                         3,108,826      3,197,712
          Vehicles                                      133,705        133,705
                                                    -----------    -----------
                                                      3,318,353      3,407,239
          Less - accumulated depreciation              (990,893)      (650,169)
                                                    ------------   ------------

                                                    $ 2,327,460    $ 2,757,070
                                                    ===========    ===========

        Capital lease payments were $358,041 in fiscal 2002, and $671,663 in fiscal 2001.

                         (Notes continued on next page)

        Future minimum payments under capital and operating leases are as follows:

                                                                               Capital     Operating
                                                                               Leases        Leases
                                                                             ----------   ------------
         2003                                                                $  546,965   $  730,880
         2004                                                                   502,193      511,872
         2005                                                                   368,907      216,365
         2006                                                                   250,547       32,263
         2007                                                                    47,850            -
                                                                             ----------   ----------
                                                                              1,716,462   $1,491,380
                                                                                          ==========
         Less amounts representing interest (rates 6.3% - 24%)                 (483,697)
                                                                             ----------
         Present value of lease payments (including $384,438 classified
             as current)                                                     $1,232,765
                                                                             ==========

        Certain equipment and vehicles securing leases are cross-collateralized with other notes and leases, which were assigned to another financial institution also having security interests in aspects of the same equipment and vehicles securing these leases.

        Rent expense for operating leases of approximately $1,030,166, and $1,498,669 was recognized for the years ended March 31, 2002 and 2001, respectively.

NOTE 8 - ASSETS AND LIABILITIES UNDER CONTRACTUAL ARRANGEMENTS

        During the ten-month period ended March 31, 1998, the Company disposed of its environmental operations segment. In October 1997, the Company sold substantially all of the assets and certain liabilities of ETS Analytical Services, Inc. (ETSAS), a wholly owned subsidiary, to Q Enterprises, Inc. (Q Enterprises), a company owned by James B. Quarles, a former employee and senior vice president of ETS International, Inc. Mr. Quarles has since become president and chief executive officer of the Company and sold his interest in Q Enterprises. Since the risks of ownership were not transferred to Q Enterprises, no sale was recognized for accounting purposes. Accordingly, the assets and liabilities transferred are shown in the noncurrent sections of the balance sheet and are designated as "assets under contractual arrangements" and "liabilities under contractual arrangements." The Company received an
        8.5 percent promissory note for $1,000,000 with payments amortized over 30 years with a balloon payment after 10 years. As payments of principal and interest are received, they are being recorded as a reduction to assets under contractual arrangements until such time the Company determines a sale can be recorded for accounting purposes. As future payments of principal and interest are not currently expected, the note is considered impaired. An impairment loss of $100,768 was recognized on assets held under contractual arrangements for the year ended March 31, 2002. Prior to impairment, the Company received $33,000 in cash payments on the related note.

                         (Notes continued on next page)

NOTE 9 - PREFERRED STOCK

        Series A 4% cumulative convertible preferred stock has no par value, but is convertible into the Company's common stock on a share for share basis. The stock is redeemable at the option of the Company. Dividends on the Series A preferred stock are cumulative from the date of original issuance and are payable quarterly. During the fiscal year ended March 31, 2001, 100,000 shares of this series were redeemed. In April, 2001, the Company exchanged 15,500 shares of its Series B preferred stock for 1,550,000 shares of Series A preferred stock. Total dividends of $70,000 and $163,500 were declared and accrued during the fiscal year ended March 31, 2002 and 2001, respectively.

        In March 1999, the Company converted $1,042,100 in debt obligations to related parties into 10,421 shares of 8% non-cumulative, non-convertible Series B preferred stock. Dividends are paid monthly. In January 2000, 5,000 additional shares of Series B preferred stock were issued for $500,000. Total dividends paid or accrued on Series B preferred stock were $247,368 and $123,368 during the fiscal years ended March 31, 2002 and 2001, respectively.

        In December, 1999, the Company issued 751 shares of 6% non-cumulative, non-convertible Series C preferred stock. These shares were redeemed by the Company during the year ended March 31, 2001. Total dividends paid on these shares prior to redemption in the fiscal year ended March 31, 2001 were $29,505.

NOTE 10 - INCOME TAXES

        Income tax expense (benefit) differs from the amount computed by applying the statutory corporate tax rate of 34 percent to income
        (loss), before income taxes as follows:

                                                             2002         2001
                                                         -----------   ---------

Expected federal income tax expense (benefit)            $(1,813,929)  $ 19,025
Increase (decrease) resulting from:
State income tax, net of federal income tax
    impact                                                  (212,151)     2,238
Meals and entertainment                                        4,502      7,251
Non-taxable life insurance proceeds                               --    (47,736)
Officers life insurance premiums, net                          6,247     16,358
Change in the beginning of the year balance of
    the valuation allowance for deferred tax assets        2,168,784    (18,799)
Other                                                          6,547        663
                                                         -----------   --------
Income tax expense (benefit)                             $   160,000   $(21,000)
                                                         ===========   ========

                         (Notes continued on next page)

        The significant components of deferred income tax expense (benefit) for the years ended March 31, 2002 and 2001, are as follows:

                                                                2002       2001
                                                              --------   --------
     Deferred tax expense (benefit) exclusive of the
        components listed below                               $     --   $ (2,201)
     Increase (decrease) in beginning of the year balance
        of the valuation allowance for deferred tax assets     160,000     18,799)
                                                              --------   --------

     Deferred income tax expense (benefit)                    $160,000   $(21,000)
                                                              ========   ========

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at March 31, 2001 and 2000 are presented below:

                                                                                         2002             2001
                                                                                      ----------       ----------
     Deferred tax assets:
        Net operating loss and tax credit carryforwards                           $    3,808,999   $    1,771,859
        Bad debts                                                                         18,980           18,980
        Accrued costs, principally due to accrual for financial reporting
           purposes                                                                       34,127           26,231
        Other                                                                             16,704           16,702
                                                                                  --------------   --------------
     Total gross deferred tax assets                                                   3,878,810        1,833,772
        Less valuation allowance                                                      (3,791,424)      (1,622,640)
                                                                                  --------------   --------------

     Deferred tax asset, net of valuation allowance                                       87,386          211,132
                                                                                  --------------   --------------

     Deferred tax liabilities:
        Property, plant and equipment, principally due to differences in depreciation for financial reporting and tax purposes.

                                                                                          87,386           51,132
                                                                                  --------------   --------------

      Net deferred tax                                                            $                $      160,000
                                                                                  ==============   ==============

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

         At March 31, 2002, the Company has loss carryforwards for income tax purposes of $9,948,993 available to offset taxable income. If not utilized, these loss carryforwards will expire as follows:

                Expiration Date

                2008                                   $  168,837
                2011                                      582,048
                2012                                      100,841
                2013                                    3,105,673
                2020                                      625,044
                2022                                    5,366,549
                                                       ----------
                                                       $9,948,993
                                                       ==========

NOTE 11 - STOCK OPTIONS AND WARRANTS

         Stock options are granted pursuant to the Company's 1994, 1995 and 1997 Nonstatutory Stock Option Plans. Each option is made exercisable, in whole or in part, at the discretion of the Company's Board of Directors. The Company's Board of Directors determines the exercise price at the time the options are granted. No options have been granted at less than the fair value of the Company's stock on the effective date of the grant. The maximum number of shares that may be issued under each plan is two million shares. No options will be granted under the 1994, 1995, or 1997 Nonstatutory Stock Option Plans after June 1, 1999, December 31, 1999 and December 31, 2002, respectively. However, options granted under the plans before those dates may extend beyond those respective dates, but the period of the options shall not exceed ten years from the date of the grant. Warrants are issued to certain executive officers and directors at the discretion of the Company's Board of Directors for services in their respective capacities, and in conjunction with the issuance of preferred stock.

                         (Notes continued on next page)

         The aggregate amount of shares under option pursuant to these agreements were as follows:

                                                                           Number of             Weighted Average
                                                                            Shares                Exercise Price
                                                                           ---------             ----------------
     Options outstanding at March 31, 2000                                 2,844,000                $   0.47
     Granted                                                                      --                $     --
     Exercised                                                              (100,000)               $   0.17
     Expired                                                                (622,000)               $   0.71
                                                                           ---------
     Options outstanding at March 31, 2001                                 2,082,000                $   0.41

     Granted                                                                      --                $     --
     Exercised                                                                    --                $     --
     Expired                                                                (402,000)               $   0.75
                                                                           ---------
     Options outstanding at March 31, 2002                                 1,680,000                $   0.32
                                                                           =========

     Price range - $.17 - $.27 (weighted-average remaining
         contractual life of 1.3 years)                                    1,175,000                $   0.20
     Exercise price $0.50 (weighted-average remaining
         contractual life of 1.0 year)                                       465,000                $   0.50
     Exercisce price - $1.75 (no expiration)                                  40,000                $   1.75

     Exercisable options:
     March 31, 2002                                                        1,673,000                $   0.32
     March 31, 2001                                                        2,068,000                $   0.41


         The aggregate amount of shares under warrant agreements were as follows:

                                                 Number of    Weighted Average
                                                  Shares       Exercise Price
                                                 ---------    ----------------
     Warrants outstanding at March 31, 2000      6,886,295       $     0.33
     Granted                                     1,050,000       $     0.19
     Expired                                      (735,525)      $     0.97
                                                ----------
     Warrants outstanding at March 31, 2001      7,198,770       $     0.33
     Granted                                       150,000       $     0.17
     Expired                                    (1,033,350)      $     0.25
                                                ----------
     Warrants outstanding at March 31, 2002      6,315,420       $     0.23
                                                ==========

                         (Notes continued on next page)

         The per share weighted average fair values of stock options and warrants granted during the period ended in 2002 was $.16, on the various dates of grant using the Black-Scholes option pricing model with the following weighted average assumptions: expected dividend yield of 0 percent, risk free interest rate of 4.50 percent, expected volatility of 191 percent and an expected life of 4 years. No options were granted during the fiscal ended March 31, 2001. Warrants were issued in conjunction with the Series A preferred stock issuance during the fiscal year ended March 31, 2001, and are, therefore, non-compensatory.

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

                                                          2002            2001
                                                        --------        --------
         Net income
                  As reported                         $(5,495,084)    $  76,956
                  Pro forma                            (5,519,084)       76,956

         Net loss per common share:
                  Basic, as reported                  $     (0.36)    $   (0.01)
                  Basic, pro forma                          (0.36)        (0.01)
                  Diluted, as reported                      (0.36)        (0.01)
                  Diluted, pro forma                        (0.36)        (0.01)


         Pro forma net income (loss) reflects only options granted from the periods ended in 1996 through 2002, and applicable cumulative catch-up adjustments for forfeitures. Therefore, the full impact of calculating compensation cost for stock options under Statement No. 123 is not reflected in the pro forma net income (loss) amounts presented above, because compensation cost is reflected over the options vesting periods and compensation cost for options granted prior to June 1, 1995 are not considered.

                         (Notes continued on next page)

NOTE 12 - RELATED PARTY TRANSACTIONS

         The Company leases the premises of its subsidiary, InfraCor of Virginia, Inc., from an estate in which a current director serves as executor. Rent expense under this operating lease approximated $121,000 and $126,000 for fiscal 2002 and fiscal 2001, respectively.

         Other accounts receivable includes advances to officers, directors and other employees. At both March 31, 2002 and 2001, $1,250 was the balance of these advances.

         During the year ended March 31, 1999, the Company sold fixed assets with a book value of $146,522 and inventory with a book value of $150,000 to a corporation owned by one of its officers. The Company received $350,000 in cash, assumption of $100,000 of indebtedness by the buyer and notes in the aggregate amount of $175,000. At March 31, 2001, a $125,000 note was still outstanding as a result of this transaction. During the year ended March 31, 2002, the note was satisfied in exchange for amounts due the holder of the note.

         The Company has notes payable to affiliates of $524,566 and $624,566 as of March 31, 2002 and 2001, respectively. These affiliates include certain partnerships and individuals whose members are officers and directors of the Company. The notes bear interest at rates between six and twelve percent. The balance at March 31, 2002 is classified as non current except for $100,000 which is classified as current.

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

                                                                        For the Year Ended March 31, 2002
                                                                        ---------------------------------
                                                                   Income             Shares           Per Share
                                                                (Numerator)       (Denominator)          Amount
  Net loss                                                      $  (5,495,084)
  Less: preferred stock dividends                                    (484,908)
                                                                -------------
  Basic EPS
  Income available (loss applicable) to common
  shareholders                                                     (5,979,992)        16,552,387          $(0.36)
                                                                                                          ======
  Effect of dilutive securities:
       Options and warrants                                                 -                  -
                                                                -------------         ----------
  Diluted EPS
  Income available (loss applicable) to common
         shareholders and assumed conversions                   $  (5,979,992)        16,552,387          $(0.36)
                                                                =============         ==========          ======

                         (Notes continued on next page)

         Exercisable options and warrants to purchase 7,995,420 shares of common stock were outstanding during the year ended March 31, 2002, but were not included in the computation of diluted earnings per share because the exercise prices were greater than the average market price of the common shares. Therefore, the effect of including these options and warrants would be antidilutive. Convertible preferred stock was also not included, as the effect of its conversion would be antidilutive.

                                                                         For the Year Ended March 31, 2001
                                                                         ---------------------------------
                                                                    Income             Shares           Per Share
                                                                 (Numerator)       (Denominator)          Amount
                                                                 -----------       -------------          ------
  Net income                                                     $      76,956
  Less: preferred stock dividends, including
       charges to retained earnings on redemption
       of Series C preferred stock of $37,683                         (284,056)
                                                                 --------------

  Basic EPS
  Income (loss) available to common shareholders                      (207,100)       16,412,113      $   (0.01)
                                                                                                      ==========

  Effect of dilutive securities:
       Options and warrants                                                  -                 -
                                                                 --------------      -----------
  Diluted EPS
  Income (loss) available to common shareholders
       and assumed conversions                                   $    (207,100)       16,412,113      $   (0.01)
                                                                 ==============      ===========      ==========

         Exercisable options and warrants to purchase 9,280,770 shares of common stock were outstanding during the year ended March 31, 2001, but were not included in the computation of diluted earnings per share as their effect was antidilutive to the reported loss per basic common share. Convertible preferred stock was also not included, as the effect of its conversion would be antidilutive.

NOTE 16 - CONCENTRATIONS

         The Company currently derives its primary contract revenues from domestic governmental- entity customers. For the year ended March 31, 2002, the Company had infrastructure contract revenues from six customers, each of which accounted for more than 5 percent of contract revenues, aggregating approximately $9,510,352 or 64 percent of contract revenues. At March 31, 2002, four customers had accounts receivable balances which exceeded 5 percent of the trade accounts receivable balance. The accounts receivable balances for these customers totaled $1,808,133.

                         (Notes continued on next page)

              For the year ended March 31, 2001, the Company had infrastructure contract revenues from three customers, each of which accounted for more than 5 percent of contract revenues, aggregating approximately $9,781,956 or 39 percent of contract revenues. At March 31, 2001, four customers had accounts receivable balances which exceeded 5 percent of the trade accounts receivable balance. The accounts receivable balances for these customers totaled $1,694,555.

NOTE 17 - GOING CONCERN

         The Company incurred a net loss of approximately $5.5 million for the year ended March 31, 2002, as compared to net income of $76,956 for the year ended March 31, 2001. The deterioration in operating results is due, in part, to decreased revenue, without a corresponding decrease in operating expenses. In response to these trends, in January, 2002, the Company initiated a plan to reduce operating expenses by reducing its workforce by approximately 30 employees. The Company's ability to generate operating income in the future is, in large part, dependent on its success in achieving revenue goals and reducing operating expenses. Due to market conditions, competitive pressures and other factors beyond its control, there can be no assurances that the Company will be able to achieve its revenue goals in the future. In the event that the anticipated cost reductions are not realized or revenue goals are not met, the Company may be required to further reduce its cost structure. There can be no assurance that the Company will become profitable.

         As of March 31, 2002, the Company has a working capital deficit of $2,363,152 and a stockholders' deficit of $1,000,313. The success of the Company is dependent on its ability to generate adequate cash for operating and capital needs. The Company is relying on its existing cash and cash equivalents and credit facility together with future sales and the collection of the related accounts receivable to meet its future working capital requirements. If working capital provided by these sources is not sufficient to fund future operations, the Company will be required to consider other alternatives, such as: (1) further reductions in its expenditures for operations; (2) mergers with companies in the infrastructure industry; or (3) to seek equity securities or additional borrowings. Although the Company believes that it has the ability to generate additional working capital through such actions, the results of such actions may be dilutive. There can be no assurance that additional capital will be available, or available on terms that are reasonable or acceptable to the Company. If the Company were unable to generate additional working capital, the business and financial condition would be materially and adversely affected such that the Company may need to consider other alternatives for its future.

                         (Notes continued on next page)

NOTE 18 - SUBSEQUENT EVENT

         In March, 2001, a secured line of credit was obtained from a bank for $4,000,000, and was increased to $4,500,000 during the fiscal year ended March 31, 2002. In April, 2002, the line of credit was renegotiated and was reduced to $4,200,000. The payment terms remain at prime plus two percent, with interest only payable until May 1, 2003. In conjunction with this transaction, the Company's bank approved a $1,250,000 loan guaranteed by the Small Business Administration. The loan is payable with an interest rate of prime plus two and one-half percent, with no principal payments for six months, and principal and interest payable at $20,145 per month, thereafter. The loan proceeds were used to finance outstanding payables. Additionally, the Company's bank approved another loan for $525,000. This loan is payable in sixty monthly installments of approximately $10,775 with interest at 8.5%, and is due on May 1, 2007. The proceeds from this loan were used to refinance existing debt.

                                    * * * * *

INFRACOR INC.

               DIRECTORS AND OFFICERS

                     INFRACOR INC.

                  7400 Beaufont Springs Drive Suite 415
                  Richmond, VA 23225
                  Phone No. (804) 272-6600

                  James B. Quarles, Director, President, Chief Executive Officer Dr. Allen Kahn, Director, Secretary
                  Terence R. Dellecker, Director
                  James G. Zumwalt, Director

                  INFRACOR OF VIRGINIA, INC.

                  2210 Belt Boulevard at Hopkins Road
                  Richmond, VA  23224
                  Phone No. (804) 231-3426

                  Coleman S. Lyttle, Director, President
                  Navin D. Sheth, Director, Chief Operating Officer, Secretary David C. Paulette, Director, Vice President

INFRACOR INC.


                             SHAREHOLDER INFORMATION

Annual Meeting

The 2002 Annual meeting of Shareholders will be held at 10:00 a.m. on July 29, 2002, at the Company's Headquarters, 7400 Beaufont Springs Drive, Suite 415, Richmond, Virginia 23225.

Requests for Information

Requests for information about INFC should be directed to Warren E. Beam, Jr., 7400 Beaufont Springs Drive, Suite 415, Richmond, Virginia 23225, telephone
(804) 272-6600. A copy of INFC's Annual Report on Form 10-KSB for the period from April 1, 2001 to March 31, 2002 is available without charge to any shareholder requesting the same.

Shareholder Relations
Warren E. Beam, Jr.
7400 Beaufont Springs Drive, Suite 415
Richmond, Virginia 23225
Phone No. (804) 272-6600

Transfer Agent
Mellon Investor Services
Overpeck Centre
85 Challenger Road
Ridgefield Park, New Jersey 07660-2108

Trading Information
OTC Bulletin Board
Symbol:  INFC